SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FREESCALE SEMICONDUCTOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0443182
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West

Austin, Texas 78735

(512) 895-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Options to Purchase Common Stock, par value $0.01 per share

Restricted Stock Units Granting Rights to Common Stock, par value $0.01 per share

Neither this registration statement nor any prior or subsequent communications from us, our board of directors (the “Board of Directors” or the “Board”) or any of our shareholders, members, directors, officers, employees or agents, should be construed as investment, legal, accounting, regulatory or tax advice.

No person has been authorized to give any information or to make any representation in connection with us or the securities described in this registration statement other than those contained in this registration statement and, if given or made, such information or representations must not be relied on as having been authorized by us. Neither the delivery of this registration statement after the date hereof shall under any circumstances create any implication or constitute any representation that our affairs have not changed since the date hereof or that information herein is correct as of any date subsequent to the date of this registration statement.

In considering the performance information contained herein, readers should bear in mind that past performance is not necessarily indicative of future results, and there can be no assurance that we will achieve comparable results or that targeted returns will be met.

As used herein, unless the context indicates or otherwise requires, for periods prior to the Merger (as defined below) the terms “Freescale,” “we,” “us,” “our,” “the company” and “our company” refer to Freescale as the target corporation and its consolidated subsidiaries, and for periods after the Merger, those terms refer to Freescale as the surviving corporation, its consolidated subsidiaries and, where the context so requires (including with respect to all financial information presented herein), its direct and indirect parent companies, which have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All references to “dollars” or “$” herein refer to United States dollars.

FORWARD-LOOKING STATEMENTS

This registration statement contains “forward looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this registration statement, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “will,” “should,” “goal,” “target” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Accordingly, investors should not place undue reliance on our forward looking statements. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward looking statements are based upon information available to us on the date of this registration statement. We undertake no obligation to publicly update or revise forward looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this registration statement. All forward looking statements in this registration statement and subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our substantial indebtedness;

•	our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business;

•	the loss of one or more of our significant customers or strategic relationships;

•	general economic and business conditions and any downturns in the cyclical industry in which we operate;

•	our competitive environment and our ability to make technological advances;

•	interruptions in our production or manufacturing capacity and our ability to obtain supplies;

•	economic conditions in the industries in which our products are sold;

•	maintenance and protection of our intellectual property;

•	political and economic conditions in the countries where we conduct business;

•	integration of future acquisitions into our business;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations;

•	potential product liability claims;

•	inability to make necessary capital expenditures;

•	loss of key personnel; and

•	our ability to achieve cost savings.

INDUSTRY AND MARKET DATA

This registration statement includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys, including those of Gartner Dataquest, and internal company estimates. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Unless otherwise noted, all information regarding our market share is based on the latest market data currently available to us, and all market share data is based on net sales in the applicable market. Market share and industry data and forecasts based on internal company estimates may vary materially from others in our industry. We cannot assure you that internal company estimates are accurate or that estimated growth rates will be achieved. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this registration statement.

ITEM 1.	BUSINESS

Overview

With over 50 years of operating history, Freescale is one of the world’s largest semiconductor companies, with leadership in the design and manufacture of embedded processors. We have a diversified product portfolio that is sold to over 10,000 end customers. We enjoy market leadership within the automotive, consumer, industrial, networking and wireless markets. In 2006, we derived over 70% of our total sales from products for which we held the number one or two market position. We benefit from an extensive intellectual property portfolio that includes more than 5,800 patent families, bolstering our product development and our competitive position and positioning us to drive future growth. We generated $6.4 billion in revenue and $1.86 billion in Adjusted EBITDA for the year ended December 31, 2006.

We had the number one market share in global sales of embedded microprocessors from 2004 through 2006, and had the number one or number two market share in each year from 1997 to 2003, based on revenue, according to Gartner Dataquest estimates. In their simplest forms, embedded processors provide the basic intelligence for electronic devices and can be programmed to address specific applications or functions. We believe our embedded processor capabilities allow us to offer our customers products that have attractive features and functionality. Our embedded processors are deeply integrated into our customers’ products and software ecosystem and are critical to defining these features, making it more costly and time intensive for them to switch to another supplier. In addition, the applications for embedded processors continue to expand, with smarter, more self-contained systems enabling increasingly sophisticated consumer, industrial, wireline and wireless networking, wireless handset and automotive products.

In addition to our embedded processors, we offer our customers a broad portfolio of complementary devices that provide connectivity between products, across networks and to real-world signals, such as sound, vibration and pressure. Our complementary products include sensors, radio frequency (“RF”) semiconductors, power management and other analog and mixed-signal integrated circuits. Through our embedded processors and complementary products we are also able to offer customers complex combinations of semiconductors and software, which we refer to as “platform-level products.” We believe that our ability to offer platform-level products will be increasingly important to our long-term success in many markets within the semiconductor industry as our customers continue to move toward providers of embedded processors and complementary products.

On December 1, 2006, we were acquired by an investment group consisting of private investment funds associated with The Blackstone Group, The Carlyle Group, Permira and TPG (the “Sponsors”) and individual investors, including certain members of our management (together with the Sponsors, the “Consortium”). The acquisition was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, with Freescale continuing as the surviving corporation (the “Merger”). As a result of the Merger, Freescale is a direct subsidiary of Freescale Semiconductor Holdings V, Inc. (formerly Freescale Acquisition Holdings Corp.) (“Holdings V”) and an indirect wholly owned subsidiary of Parent. The Merger and the related financing transactions completed on December 1, 2006 are hereinafter referred to as the “Transactions.”

Our Business Groups

Freescale is organized into three primary business groups: Transportation and Standard Products Group (“TSPG”), Networking and Computing Systems Group (“NCSG”), and Wireless and Mobile Solutions Group (“WMSG”). These groups are arranged around our target industries. The following charts show our revenue for the year ended December 31, 2006 broken down by segment, product and geography:

The following table provides an overview of some of the principal products and applications of each of our three primary business groups:

	Transportation & Standard Products	Networking & Computing Systems	Wireless & Mobile Solutions

Financials (Year Ended December 31, 2006, in millions)	• Net Sales: $2,709	• Net Sales: $1,432	• Net Sales: $2,136

Market Leadership (worldwide vendor revenue ranking, 2006 unless otherwise noted)	• No. 1 market share in automotive semiconductors(1) • No. 2 market share in microcontrollers(1) • No. 3 market share in sensors(1)	• No. 1 market share in wired communications microprocessors(1) • No. 1 market share in RF for base station semiconductors(1) • No. 2 market share in wired communications digital signal processors(1)	• No. 2 market share in wireless communications digital signal processors(2) • No. 2 market share in EDGE mobile phone chipsets(3) • No. 2 market share in mobile phone RF semiconductors(3)

	Transportation & Standard Products	Networking & Computing Systems	Wireless & Mobile Solutions

Key Applications	• Automotive engine control systems • Automotive safety control systems • Consumer devices • Industrial control systems • Computer peripherals • Telematics devices and systems	• Wireless and wireline infrastructure • Enterprise switching and routing • Public network access • Pervasive computing • Small/home office networking	• Cellular handsets • Portable media players • Personal digital assistants • Handheld video game devices • Audio devices and systems

Principal Products	• Microcontrollers (8-bit, 16-bit, 32-bit) • Embedded microprocessors • Analog and mixed-signal integrated circuits (such as switches, power management devices, motor control devices) • Sensors	• Communications processors • Digital signal processors • Radio frequency components • Network multimedia devices	• Baseband components • Radio frequency components • Power management integrated circuits • Power amplifiers • Applications processors

(1)	Source: Gartner Dataquest, March 2007.
(2)	Forward Concepts, February 2007.
(3)	Source: iSuppli, May 2007.

Our customers include some of the largest and most successful companies in their industries. We historically have had and continue to have a strong relationship with Motorola. We sell to several of its business units, including end products for wireless handsets, networking infrastructure and connected home devices such as set-top boxes. We are a leading supplier of chipset solutions to Motorola’s wireless handset business, providing basebands, RF, power management (PMIC) and power amplifiers (PA). In addition, we provide communications processors, digital signal processors and RF transceivers to Motorola’s networking infrastructure business. For the year ended December 31, 2006, approximately 26% of our net sales were to Motorola.

Our Industry

Semiconductor Market Overview

Semiconductors perform a broad variety of functions within electronic products and systems, such as processing data, storing information and converting or controlling signals. Advances in semiconductor technology have increased the functionality and performance of semiconductors, improving the features, functionality and power consumption characteristics of the devices enabled while reducing their size and cost of manufacturing. These advancements have resulted in a proliferation of electronic content across a diverse array of products. According to the Semiconductor Industry Association (“SIA”), the semiconductor market grew from $21 billion in 1985 to $248 billion in 2006, representing a compound annual growth rate (“CAGR”) of approximately 12%. From 2006 to 2010, the SIA expects the industry to grow at a CAGR of 5.4%.

Classifications of Semiconductors

Semiconductors vary significantly depending upon the specific function or application of the end product in which the semiconductor is embedded. The following chart provides an overview and description of the major classifications of semiconductors:

Within these classifications, semiconductors vary significantly depending upon a number of technical characteristics. Examples of these characteristics include:

•

Degree of Integration. “Integration” refers to the extent to which different elements are combined onto a single chip. Customers today are increasingly demanding higher degrees of integration from their semiconductor suppliers, resulting in more products that combine analog, digital, and memory circuitry onto a single chip. These types of semiconductors are often referred to as systems-on-a-chip.

•

Customization. “Customization” refers to the extent to which a semiconductor has been customized for a specific customer or application. Standard products are semiconductors that are not customized and can be used by a large number of customers for numerous applications. In addition, some standard products, such as microcontrollers, can be customized by using software rather than by changing the device hardware. Changing the device hardware can be a time-intensive and costly process. Customized semiconductors, also referred to as application specific integrated circuits, are made to perform specific functions in specific applications, sometimes for a specific customer.

•

Process Technology. Semiconductors are manufactured by using different process technologies, which can be likened to “recipes.” The process technology utilized during manufacturing impacts a semiconductor’s performance for a given application. As semiconductor materials science has evolved, the minimum feature sizes in each new process technology continue to decrease. This reduces the size and, generally, unit cost of semiconductors made with the new process technology. Leading edge process technology today typically refers to a minimum feature size of 90 nanometers, which is currently in volume production. We believe that the next reduction in feature size to enter volume production will be 65 nanometers and there is currently research into feature sizes down to 32 nanometers. Each new reduction in feature size generally takes 18 to 24 months to develop.

Cyclicality of Semiconductor Industry

Historically, the relationship between supply and demand in the semiconductor industry has caused cyclicality in the market, characterized by technological change, product obsolescence, price erosion, evolving standards and fluctuations in product supply and demand. The industry has experienced short-term downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These short-term downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

However, peak to trough cycles have dampened as the overall semiconductor industry has matured and volatility is expected to decrease further in the future. The ongoing reduction in volatility is due to: (i) consolidation of the industry’s manufacturing base to fewer larger manufacturers, (ii) improved capital expenditure discipline resulting in dampened swings in capacity utilization, (iii) reduced willingness of the capital markets to fund capacity expansion, (iv) higher costs of building fabs, and (v) milder fluctuations in end market demand. Furthermore, improved tracking of lead indicators, such as inventory levels throughout the supply chain, have resulted in a more balanced and transparent supply/demand dynamic.

Growth Expectations of the Semiconductor Industry

From 2006 to 2010, the SIA expects the worldwide semiconductor industry to grow at a CAGR of 5.4%. From 2006 to 2010 Gartner Dataquest expects worldwide semiconductor sales into the consumer electronics end market to grow from $45.7 billion in 2006 to $51.7 billion in 2010. This represents a CAGR of 3.1%. Growth drivers include the global economic environment, particularly in Asia; convergence in mobile, consumer and multimedia devices; 3G and mobile connectivity; IP/packet-switched networking; and active auto safety electronics in automobiles.

Key Trends in the Semiconductor Industry

Semiconductors perform a variety of functions within electronic products and systems, such as processing data, storing information and converting or controlling signals. Advances in semiconductor technology have increased the functionality and performance of semiconductors. At the same time, the size, power consumption requirements and unit costs for semiconductors have decreased. As a result, electronic content across a diverse array of products has proliferated.

Over the next several years, a number of key trends will shape the semiconductor industry:

•

Consumer and industrial end markets contribute to the growth of the industry. Consumer products will continue to contribute to the growth of the industry due to: (i) increasing sophistication of consumers with respect to electronics systems; (ii) increasing prevalence of digital content within consumer devices; (iii) widespread penetration of broadband communications; and (iv) innovative audio, video and mobile semiconductor technology that will enable the digital consumer to access content across multiple electronic devices. These catalysts are expected to continue to drive demand for semiconductors used in consumer electronics, including mobile handsets, digital televisions, digital set-top boxes, videogame consoles and portable media players. Gartner Dataquest expects worldwide semiconductor sales into the consumer electronics end market to grow from $45.7 billion in 2006 to $51.7 billion in 2010. This represents a CAGR of 3.1%. Similarly, increased electronic content in industrial processes drives growth in semiconductor sales from (i) increased factory automation and (ii) increased prevalence of semiconductors in other capital equipment which perform a variety of functions from interfacing and networking with other devices to measuring and processing physical signals. Gartner Dataquest expects worldwide semiconductor sales into industrial end markets to grow from $24.3 billion in 2006 to $31.3 billion in 2010. This represents a CAGR of 6.5%. Although the projected growth for consumer electronic and industrial end markets has recently moderated somewhat, we continue to believe that semiconductor vendors with competitive product offerings in the consumer and industrial sectors are likely to benefit from the strong growth expected in these markets.

•

Asia Pacific as a growing source of end demand for electronics systems. Asia Pacific is experiencing the fastest growth in demand for semiconductors, primarily due to increasing demand for consumer electronics and other products utilizing semiconductors. According to a May 2007 study by Gartner Dataquest, total semiconductor revenue in the Asia-Pacific region reached $137.8 billion in 2006, and is expected to reach $184.6 billion in 2010. This represents a CAGR of 7.6%.

•

Greater customer demand is projected for integrated solutions that reduce system costs and accelerate time-to-market. Leading semiconductor companies will be asked to deliver more end-to-end-solutions to customers, which will include software, reference designs and support along with semiconductor devices. Semiconductor companies have been focusing on the ecosystem and alliances that support products and will increasingly utilize standards, development tools, applications and software, as well as reusing existing intellectual property, to reduce customers’ time-to-market and development cost while improving their products’ competitiveness.

•

Increasing product development costs. The investment required to design and bring to market new semiconductor devices has increased significantly, largely due to increased device complexity, advances in process technology and increasing tooling costs in the manufacturing process. Accordingly, in order to achieve an adequate return on investment, revenues required for a new device have grown proportionately. In response to this trend, electronic product and system manufacturers are increasingly adopting software-programmable semiconductors, such as embedded processors, that are customized with software rather than hardware and can be reprogrammed to address different applications and provide more features. Benefits of software-programmable semiconductors include flexibility, ability to carry lower levels of inventory, cost-effectiveness, reduced time to market and lower overall risk.

In order to succeed, we believe semiconductor companies will need to emphasize functional differentiation in their product offerings versus a traditional focus on chip performance. Leading integrated circuit suppliers will be asked to deliver more end-to-end-solutions to customers, which will include software, reference designs and support along with silicon.

Competitive Strengths

Our key competitive strengths include:

•

Leading market positions in attractive markets. We are a market leader in the design and manufacture of embedded semiconductors across many of the industry’s most attractive markets, including transportation, networking and wireless. According to our internal estimates, we believe that, in 2005 we held the top three positions in key markets in which we compete. Within our Transportation and Standard Products Group, we are a leader in the microcontroller and sensors markets. Within our Networking and Computing Systems Group, we are a leader in the communications processor, RF power amplifier for wireless infrastructure and digital signal processor markets. Within our Wireless and Mobile Solutions Group, we are a leader in the Global System for Mobile Communications (GSM) / General Packet Radio Service (GPRS) / Enhanced Data Rates for GSM Evolution (EDGE) cellular handset baseband and wireless handset / RF transceiver markets and Universal Mobile Telecommunications System (UMTS).

	Transportation, Consumer and Industrial	Networking	Wireless
Estimated Size of Market in 2010(1)	$28 billion	$15 billion	$26 billion

Estimated CAGR(1)2006–2010	4%	8%	7%

Drivers of Growth/Key Attributes	• Increasing semiconductor content per vehicle • Increasing consumer and industrial applications • Less volatility • Long product lifecycle	• Increasing demand for high-speed access to communications networks • Convergence of voice, video and data	• Adoption of next generation cellular handsets including 3G • High levels of integration and smaller form factors • Data and video delivery

Freescale Customers	• Bosch, BMW, Continental Teves, Delphi, Denso, Sony, Siemens VDO, TRW	• Alcatel-Lucent, Cisco, Ericsson, Fujitsu, Huawei, Motorola, Nokia Siemens Networks, Nortel	• Motorola, Pioneer, Qualcomm, Sony Corporation, Toshiba, Groupe Sagem, Research In Motion

(1)

Based on internal company estimates. Our methodology for determining market size and market growth rates may vary materially from others in our industry. We cannot assure you that our market size estimates are consistent with other industry sources or that our markets will grow at the estimated rates.

•

Deep customer relationships. We enjoy long-standing and strong relationships with our customers, many of which are leaders in their respective industries. Our close customer relationships have enabled us to engage in collaborative product development over multi-year product lifecycles, build our intellectual property portfolio and develop critical product and end-market expertise, resulting in higher switching costs for our customers. These close strategic relationships allow us to enjoy long multi-year platform relationships, maximize the effectiveness of our research and development spending and minimize our customers’ product development time. Each of our top ten customers for the year ended December 31, 2006 has been a customer of ours for at least the past ten years.

•

Significant diversification across customers, end markets, products, and geographies. Our platform level products are deployed to over 100 leading original equipment manufacturers (OEMs) and other industry-leading customers. We offer more than 5,500 products that are sold to over 10,000 end-customers across multiple end-markets, including transportation, networking, industrial, consumer and wireless. Our global presence allows us to be close to our customers, end markets, suppliers and other partners as well as the global employee talent pool. Our diversification helps insulate us from volatility within one particular region or market segment, and allows us to target potential growth and cost savings opportunities. We have a significant and growing presence in Asia, including sales, design and manufacturing centers, which has become a key area for the semiconductor supply chain, and we maintain design and manufacturing resources around the world.

•

Technology and intellectual property portfolio. Freescale is a technology leader in the semiconductor industry, with a heritage of over 50 years of innovation, a reputation for product quality and innovation and a strong foundation of intellectual property supported by a portfolio of more than 5,800 patent families. We have demonstrated the ability to develop integrated products that leverage both semiconductor design and platform-level expertise. In addition, we are investing in process technology, including advanced CMOS nodes down to 32 nanometers. We maintain our leadership through our extensive research and development organization, which includes over 6,000 engineering, research and development employees in 20 countries. By deploying our research and development expertise globally, we are able to develop products in close collaboration with customers, improving product acceptance and accelerating time-to-market.

•

Established embedded processor expertise and leadership. We design, develop, manufacture and market a broad range of semiconductor products based on our core capabilities in embedded processing and connectivity. We ranked first in global sales of embedded microprocessors from 2004 through 2006 according to Gartner Dataquest. In recent years, semiconductor designs have become increasingly complex and the related design costs have increased significantly. We believe our embedded processors are, and will continue to be, increasingly attractive from a cost and functionality standpoint since our embedded processors are software programmable to address specific applications or functions. We also believe our success in the embedded processor market derives from a combination of our powerful integrated circuit architectures, our easy-to-use software development environments, our understanding of end-market applications and the availability of supporting software and resources from third parties. We have the ability to create, establish, maintain and extend our embedded processor architectures and platforms across our target industries and across our business portfolio, enabling us to more efficiently utilize our assets. In addition, we have capabilities in embedded processor-based system-on-a-chip integration with multiple core, memory types and both analog and digital technology, allowing us to meet the complex needs of our customers.

•

Ability to generate significant cash flow. Our asset-light manufacturing strategy and our focus on margin enhancement initiatives have resulted in strong cash flow generation over the last three years. We believe our continued focus on operational efficiency and higher margin products will provide us opportunities to further improve margins.

•

Asset-light manufacturing. We have reduced the total number of our owned manufacturing facilities from 22 to nine, including seven wafer and two test and assembly facilities, and reduced the number of manufacturing employees by 8,900 since the beginning of 2001. Based on total units produced, we outsource approximately 20% of our wafer fabrication, also referred to as front end, and approximately 60% of our assembly, packaging and testing, also referred to as back end. Outsourcing allows us to maximize internal capacity utilization and reduce volatility during cyclical downturns. For relatively manual operations such as packaging, testing and other back end operations, outsourcing reduces our costs. Outsourcing a portion of our wafer fabrication allows us to manage capital expenditures and capacity utilization more efficiently through industry cycles and minimize underutilization while gaining access to additional capacity. Through our strong relationships with leading foundries such as Taiwan Semiconductor Manufacturing Company (TSMC), we have reduced the capital employed in our business and increased our operational flexibility.

•

Continued margin enhancement. We continue to focus on cost savings and margin expansion opportunities. We increased our gross margins from 25% in 2002 to 43% in 2006, including the purchase accounting effects of the transaction. Our margin improvement has resulted from improved operating efficiencies, increased factory utilization, and reduced depreciation, headcount and facilities. Our management has identified additional margin enhancement opportunities, including enhancing product yields, improving supply procurement practices, and optimizing product mix in our back-end operations. Concurrently, we are targeting higher-margin market opportunities, including analog, power management and mixed-signal semiconductors for the consumer and industrial markets. We believe the combination of additional operational improvements and targeted changes in our business mix should impact our margins positively.

•

Experienced management team with significant industry knowledge. We have a highly experienced management team with deep industry knowledge. The members of our management team have an average tenure of over 20 years of experience in the technology industry. Certain members of our management have made a contribution of new equity through the rollover of existing equity in the Transactions.

•

Strong sponsorship. The Consortium has invested approximately $7.1 billion of equity in the Transactions, representing over 40% of the total consideration, as part of one of the largest private equity investments in history. The Sponsors, including Blackstone, Carlyle, Permira Funds and TPG and their teams of professionals have substantial experience investing in the semiconductor industry with investments in companies such as EEMS Italia S.P.A., Intersil Corporation, Fairchild Semiconductor International, Inc., Memec Group Holding Limited and ON Semiconductor Corporation.

Business Strategy

Through the continued development of our embedded processors and complementary connectivity devices, our goal is to be the embedded processing leader for a connected world. We intend to enhance our position as a leading global semiconductor company by continuing to apply the following strategies:

•

Focus on large, high-growth market opportunities. We apply our industry leading intellectual property and technological capabilities to a diverse set of large and growing markets in which both embedded processors and platform-level products play an important role.

•

TSPG Segment: We intend to grow our revenue base by capitalizing on the expanding semiconductor content in automobiles and broadening our product portfolio into new markets, particularly in the areas of industrial and consumer products. We believe our competencies in embedded processing, analog and mixed-signal design and sensors provide the opportunity to create differentiated and high value-added products.

•

NCSG Segment: We intend to grow our revenue by continuing to deliver industry leading performance with our communications processors, DSP portfolio and extending our RF leadership into new markets. A major focus for our networking business is the development of our new multi-core platform. We are also targeting emerging broadband wireless solutions such as WiMax.

•

WMSG Segment: We intend to continue expanding our customer base with our components and platform-level products. We also expect to expand into new markets for consumer broadband connectivity devices, smart phones, portable music devices and other wireless consumer devices. Further, we will continue to pursue additional opportunities to increase market adoption of our applications processors with a particular focus on portable media devices and handheld media devices.

•

Increase the depth and breadth of our customer relationships. We target companies that are industry leaders and companies we believe will become leaders in their respective industries. We seek to capture a significant share of the market opportunity, leverage our investments in research and development and develop products that address the needs of our customers and the market. In addition, we are expanding our relationships with distributors around the world by providing additional field engineers and marketing resources to assist with technical support and sales efforts. We also provide product information via our eCommerce and catalog programs as well as development tools and online virtual labs to assist customers in using our products.

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Develop high value-added, proprietary products. We believe that pursuing high value-added, proprietary products will provide us opportunities to increase our net sales and our gross and EBITDA margins. For example, in WMSG, we have introduced platforms that are intended to reduce the development time for providers of 3G cellular handset products. In TSPG, our analog and sensor products continue to proliferate in consumer devices and automotive safety applications such as vehicle stability control systems. In NCSG, we continue to add to our communications processor family, with the introduction of a third generation of products and the addition of new features. We intend to continue to increase our portfolio of high value-added, proprietary product offerings.

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Invest in our intellectual property. We believe that disciplined investments in research and development targeting high returns on capital are essential to maintaining our competitive position and deep customer relationships. We intend to enter development and licensing agreements with third parties to add to our license and royalty streams, and concentrate our resources on areas that provide the most value to our customers. In addition, we seek to leverage our research and development across multiple products and end-markets, whenever possible. For example, advances in 32-bit processing for our networking customers can also be applied to our microcontroller developments for the transportation industry.

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Leverage our asset-light strategy. We intend to continue to improve our manufacturing and operational efficiencies with our asset-light strategy, which balances capacity between internal and external manufacturing facilities. We have long-term relationships with multiple third-party wafer foundries and assembly and test subcontractors. We believe our asset-light strategy will continue to provide opportunities to maximize cash flow and facility utilization and to moderate capital expenditures.

Products and Applications

We design, develop, manufacture and market a broad range of semiconductor products that are based on our core capabilities in embedded processing. In addition, we offer customers differentiated products that complement our embedded processors and provide connectivity, such as sensors, RF semiconductors, and power management and other analog and mixed-signal semiconductors. Our capabilities enable us to offer customers a broad range of product offerings, from individual devices to platform-level products that combine semiconductors with software for a given application.

Business Segments

Transportation and Standard Products Group (TSPG)

TSPG Overview

TSPG designs, manufactures and markets key components of embedded control systems. These components include embedded processors (microcontrollers, embedded microprocessors and digital signal processors), sensors and analog and mixed-signal integrated circuits. We provide comprehensive product offerings, including development tools, application support, training, documentation and platforms, enabling our customers to rapidly go to market.

Embedded control systems are found in a number of applications. For example, TSPG products can serve as the “brains” of automotive control systems, from wipers that respond to the intensity of rainfall to engine management systems that have significantly reduced exhaust emissions and fuel consumption while giving drivers enhanced performance. TSPG products can reduce power consumption in portable consumer products and can wirelessly communicate mouse clicks to a computer. TSPG products can monitor food temperature in fast food restaurants and temperature in industrial equipment. They are found in homes in places such as remote controls, microwave ovens, thermostats and toys.

Primary application areas for TSPG products are:

•	automotive (for use in airbags, anti-lock braking systems, comfort, engine management, vehicle stability control, instrument cluster, navigation and tire pressure monitoring);

•	consumer (for use in alarm systems, home appliances, remote controls and toys);

•	industrial (for use in electronic motor control, manufacturing process control, measuring equipment and point-of-sale equipment); and

•	computer peripherals (for use in displays, keyboards, mice and printers).

In 2005 and 2006, over 70% of TSPG’s sales were generated from automotive applications.

TSPG Market Opportunity

TSPG addresses the markets for microcontrollers, analog and mixed-signal semiconductors and sensors as well as portions of the embedded microprocessor and digital signal processor markets. Automotive, industrial, consumer and computer peripherals are the primary application areas for TSPG’s products.

The automotive industry currently represents the largest portion of TSPG sales. Semiconductor growth in this market is driven by vehicle production and the increasing electronic content in vehicles, particularly in the areas of safety, powertrain management, comfort and entertainment features. Also driving growth in this market is the replacement of mechanical systems with electronically controlled systems. Examples are the replacement of manually operated car windows, the replacement of hydraulic power steering with electric power steering, and, in the future, the replacement of hydraulic brakes with electronic “brake-by-wire” systems.

The industrial, consumer and computer peripheral industries also represent significant growth opportunities for TSPG. Our TSPG strategy is to expand our portfolio of both general purpose and application specific products for the industrial, consumer and computer peripheral markets. The diverse customer and application base this creates is a strength of TSPG’s business.

TSPG Principal Products

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Microcontrollers. Microcontrollers are computers on a chip, integrating all the major components of a computing system onto a single integrated circuit. Microcontrollers are the “brains” of many electronic applications, controlling electrical equipment or analyzing sensor inputs. We offer 8-bit, 16-bit and 32-bit microcontrollers.

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Embedded microprocessors. Embedded microprocessors are very similar to microcontrollers except that they do not integrate the memory storing the software program. Examples of applications using our embedded microprocessors include automotive telematics systems (which combine computing capabilities with wireless systems), printers and industrial control systems.

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Analog and Mixed-Signal Integrated Circuits. Our analog and mixed-signal integrated circuits perform one or more of a number of functions, including driving actuators (such as motors, valves, lights and speakers), providing power to the electronic components in a system, filtering or amplifying signals and providing the voltage and current for communications. These integrated circuits are highly engineered, integrated products combining logic, analog and power circuits.

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Sensors. The two major categories of semiconductor-based sensors that we provide are pressure sensors and inertial sensors. Pressure sensors measure the pressure of gases or liquids. For example, automotive engine management systems require the measurement of air pressure to optimize the combustion process. Other applications include blood pressure measurement, water level sensing in washing machines and tire pressure monitoring systems. Inertial sensors measure acceleration and gravitational fields. A common application for inertial sensors is in airbag systems to detect crashes and vehicle stability control systems to prevent crashes. Low-g inertial sensors can be used for non-automotive applications, such as measuring the vibration of washing machines, gauging running speed and distance in running shoes, or detecting “free fall” in handheld devices to trigger mechanisms that protect disc drives.

Networking and Computing Systems Group (NCSG)

NCSG Overview

NCSG designs, manufactures and markets embedded processors and complementary connectivity products for the wired and wireless networking and pervasive computing markets. We offer semiconductors that facilitate the transmission, switching and processing of data and voice signals within communications systems. Our products support multiple communications standards and protocols, security features, network processing and broadband access devices. These products are used in four major types of equipment:

•	wireless infrastructure equipment (such as cellular base stations);

•	network communications equipment (such as switches and routers for data and voice traffic);

•	network access equipment (such as small office and home office, or SOHO, and media gateways and cable television set-top boxes); and

•	pervasive computing equipment (such as networked storage, gaming, printing, imaging and multimedia devices) and industrial applications.

NCSG Market Opportunity

The communications semiconductor market is driven largely by demand for high-speed access to communications networks and for network upgrades to support the convergence of services to an all Internet Protocol based network. As the number and types of devices accessing communications networks continues to expand and as multimedia applications, which use larger amounts of network capacity, proliferate, the demand for increased bandwidth, higher reliability and high-speed communications equipment is expected to grow.

NCSG Principal Products

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Communications Processors. Communications processors are programmable semiconductors that perform tasks related to control and manipulation of digital data, as well as network interfaces. Our communications processors generally include our PowerQUICC ™ family of processors. We sell our communications processors primarily for use in wired and wireless network access and customer premises equipment applications. We also sell communications processors to customers for control and processing functions in a variety of media and data storage applications, as well as for applications requiring security features, such as virtual private networks that we enable through our encryption technology.

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Digital Signal Processors. Digital signal processors are special-purpose microprocessors that can perform parallel arithmetic and graphic calculations very rapidly on a real-time basis. Digital signal processors for networking applications are used in products that require high performance data analysis, such as voice and video compression (the conversion of voice signals into data packets) and the conversion of analog signals into digital signals at very high speeds.

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Radio Frequency Devices. We sell radio frequency devices used to transmit and receive signals in wireless infrastructure products, which primarily include 2G, 2.5G, and 3G cellular base stations and cellular base transceiver stations. Our radio frequency devices include base station integrated circuit drivers, base station module pre-drivers, and radio frequency high-power transistors. These products amplify the analog signal output from a radio transceiver in preparation for transmission as a high-powered radio frequency signal over a wireless network.

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Networked Multimedia Devices. We offer a range of products designed to improve the performance and to reduce the size and cost of multimedia delivery applications in the home. These products include single chip cable tuners for set top boxes, televisions, digital recording devices and cable modems. We also sell RF modulators that handle sound signals so they can be fed into a television antenna for applications such as set top boxes, DVD systems, High Definition Systems, digital video recording devices and games consoles. We provide multi-channel television sound stereo encoders which solve an industry problem of preserving sound quality in surround sound and other audio systems found in set top boxes, DVD players and recorders, VCRs and games stations.

Wireless and Mobile Solutions Group (WMSG)

WMSG Overview

WMSG designs, manufactures and markets semiconductor components and platform-level products that are used in the design and manufacturing of mobile and wireless devices such as cellular handsets, personal digital assistants (PDAs), portable media players (PMPs), handheld video game devices, DVD players and digital TVs. Our semiconductor components and platforms also enable a variety of wireless networking systems used in residential, industrial, and automotive operating environments. Our strategy focuses on providing a broad portfolio of semiconductor components, such as baseband processors, applications processors and radio frequency integrated circuits, in addition to our platform-level products. Nearly 90% of our revenues were derived from the cellular handset market in 2005 and 2006, with Motorola representing our largest customer.

WMSG Market Opportunity

We target various mobile communications, consumer, industrial and automotive markets. Our primary target market segment is the cellular communications device (cellular handset) market. We believe that a significant level of growth in the cellular handset market is expected to be driven by the adoption of third-generation (3G) cellular handsets, which require increased semiconductor content to enable enhanced multimedia functionality and to provide high-bandwidth, IP-based voice and data services. We also target high-growth, emerging markets that are focused on mobile and wireless consumer, industrial and automotive devices and systems. For example, we are a major participant in the high-growth portable media player (PMP) consumer market and a pioneer in the industrial wireless automation and control markets.

WMSG Enabling Technologies

We offer cellular handset components and platforms that are based on global cellular protocol standards, including Global Systems for Mobile Communications (GSM), General Packet Radio Service (GPRS), Enhanced Data for GSM Evolution (EDGE), Integrated Digital Enhanced Network (iDEN) and Universal Mobile Telecommunications System (UMTS) and High-Speed Downlink Packet Access (HSDPA).

In addition, we offer components and platforms based on established and emerging wireless networking technology protocols, such as Wi-Fi. Our Wi-Fi technology is based on the IEEE 802.11 (a, b and g) standards and enables various applications, such as mobile imaging and home multimedia entertainment. Our Wi-Fi technology is optimal for mobile devices, which require low power and embedded technologies.

WMSG Principal Products

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Baseband Processors. Our cellular baseband processors typically consist of integrated digital signal processor (DSP) and reduced instruction set computing (RISC) cores and perform the digital signal processing and control functions required for cellular communications. Digital signal processing and control functions include speech compression and decompression, encoding and decoding and the transmission and reception of voice and data signals. The baseband processors also enable other functions, such as the keypad interface, audio control, ringing and display driving.

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Power Management. Our power management integrated circuits control and supply power to the various subsystems within a cellular handset and other mobile devices. The power management integrated circuits also enable battery charging and audio amplification for speakers and microphones.

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Radio Frequency Subsystems. Our RF subsystems consist of integrated RF transceivers and power amplifiers. RF transceivers convert the digital signal received from the communications microcontroller to an analog signal in preparation for its transmission as a RF signal over a wireless network. Our RF subsystems target a variety of applications, such as cellular handsets, wireless networking systems and mobile broadcast devices.

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Application Processors. Our application processors are based on RISC cores and are used in a variety of mobile devices that require long battery life, such as cellular handsets, PDAs, PMPs, and handheld video game devices. Application processors also provide the necessary processing required to enable high-level operating systems and rich multimedia functionality, such as the encoding, decoding and display of audio, video and image content.

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Digital Signal Processors. Our digital signal processors (DSPs) are based on 24-bit DSP technology and are used for the real-time computationally-intensive processing of audio and data signals. Our audio DSPs support encoding and decoding for multi-channel and stereo audio systems. Audio DSPs are used in a variety of applications, such as audio/video receivers, DVD players, digital TVs, video game console speakers, and automotive amplifiers.

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Platform-Level Products. We offer comprehensive platform-level products that consist of integrated semiconductor components (e.g. RF subsystems, baseband integrated circuits, power management integrated circuits and application processors) with core operating software (e.g. protocol communications stack, real-time operating systems and applications framework) and wireless connectivity components (e.g. Wi-Fi). Through our highly-integrated platforms, we are addressing our customers’ needs for flexible, scalable platforms that include robust, fully-integrated silicon, software and support. Our platform-level products ease the development of current and next-generation wireless products and reduce the time-to-market of OEM products, by shortening the prototyping-to-initial-production cycle by as much as six to 12 months.

Customers, Sales and Marketing

We sell our products worldwide to original equipment manufacturers, original design manufacturers and contract manufacturers through our own sales force, agents and distributors. Our direct sales force is aligned by customer end markets in order to bring dedicated expertise and knowledge to our customers. We have over 50 sales offices located in 25 countries. We believe that it is important to have a large number of sales offices to closely align ourselves with the development efforts of our customers, as well as to be able to respond quickly to customer requirements.

To capitalize on the strong growth in the Asia-Pacific region, we are enhancing our sales and marketing capabilities in the region and targeting products for specific growth areas such as automotive, wireless and networking. We are also forming and leveraging partnerships with original design manufacturers, integrated design firms and value-added resellers in the Asia-Pacific region.

We maintain a network of distributors with the global infrastructure and logistics capabilities to handle several thousand other customers. We are working with a number of global distribution firms to expand our customer base, and we plan to more aggressively market through the distribution channel.

In addition, we are placing significant focus on consumer market opportunities. We have created or are expanding into new product categories focused on the consumer market. These include passive optical networking products for broadband triple play services to the small office/home office space, the i.MX family of applications processor to manage complex processing requirements for portable consumer multimedia devices, and our power management products to help digital still cameras, media players and converging multimedia devices maintain long battery life.

We generally target customers who are leaders in industries in which our products are used as well as companies that we believe will be future leaders in these industries. Motorola is currently our largest end customer, comprising approximately 26% of our net sales in 2006 and 24% of our net sales in 2005. No other end customer represented more than 10% of our sales for these periods. The next nine largest end customers comprised approximately 32% of our total sales for 2006 and 35% in 2005.

Research and Development

Research and development is critical to our success, and we are committed to maintaining appropriate levels of research and development expenditures. Our research and development spending has been in excess of $1 billion for each of the past three years. Our research and development activities focus on both product and technology development. Our product design engineering activities, which constitute the majority of our research and development expenditures, are primarily aligned with our three business groups and the areas of focus for these investments are described within the relevant business sections. Our technology development programs support our three business groups, and cover process technology, packaging technology as well as system-on-a-chip design technology. Specialty technologies are also developed to provide differentiation and competitive advantage, such as embedded memories (particularly non-volatile), Silicon-On-Insulator (SOI), SMARTMOS, RF and mixed-signal technologies. We believe that this approach allows us to apply our investments in process, packaging and design technologies across a broad portfolio of products.

We participate in alliances or other arrangements with external partners in the area of process technology, design technology, manufacturing technology and materials development to reduce the cost of development and accelerate access to new technologies. For example, our jointly-funded alliance with STMicroelectronics and NXP (formerly Philips Semiconductors) in Crolles, France, which will expire on December 31, 2007, is focused on the development of advanced CMOS process technology from 90 nanometers down to 32 nanometers on 300-millimeter wafers. We have also joined the IBM Alliance in New York with AMD, Chartered, IBM, Infineon, Samsung, Sony and Toshiba to develop our next generation 300 millimeter technologies. Taiwan Semiconductor Manufacturing Company Limited (TSMC) also participates in the process technology development aspects of the Crolles alliance, with the objective of maintaining electrical alignment of base CMOS technologies in Crolles and in TSMC, which provides us flexibility for potential volume manufacturing supply at TSMC. We have several research projects with IMEC (Leuven, Belgium), and collaborative research programs with CEA-LETI (Grenoble, France) and CNRS-LAAS (Toulouse, France). We continually review our memberships in these technology research alliances and arrangements and we may make changes from time to time.

Our research and development locations include facilities in the United States, Canada, Brazil, China, Malaysia, India, Japan, Israel, Russia, Romania, the United Kingdom, France and Germany.

Manufacturing

Our goal is to optimize our manufacturing capacity through a balanced use of internal capabilities, external manufacturing and alliances. We currently manufacture a substantial portion of our products at our own facilities. However, in the past several years, as part of our asset-light strategy, we consolidated several factories which reduced our number of total manufacturing facilities from 22 to nine, including seven fabs, and reduced the number of manufacturing employees by 8,900.

As part of our asset-light strategy, we utilize a balance of internal and external manufacturing resources for standard CMOS processes and high-volume products. This allows us to maximize cash flow and minimize the risk associated with market fluctuations. For specialty technologies, such as silicon germanium, we will continue to source nearly all of this volume internally. We have relationships with several wafer foundries and assembly and test subcontractors to meet our external sourcing needs. For advanced technology, we currently participate in two jointly funded alliances. Our alliance with STMicroelectronics and NXP for 300 millimeter wafer fabrication in Crolles, France, terminates on December 31, 2007. We recently entered into an alliance with IBM for 300 millimeter wafer research in New York, which terminates December 31, 2010. In addition, through agreements we have access to external foundry manufacturing capacity for our 300 millimeter technologies.

Based on total units produced, approximately 20% of our front-end manufacturing is outsourced to wafer foundries. This percentage may increase as we grow our business and our product mix changes. We outsource approximately 60% of our back-end manufacturing to assembly and test contractors, based on total units produced. We are currently in-sourcing selected assembly and test technologies in an effort to increase our gross margin and decrease the percentage of outsourced back-end manufacturing.

We own and operate nine manufacturing facilities, of which seven are wafer fabrication facilities and the remaining two are assembly and test facilities. These facilities are certified to the ISO-9000/14001 international quality standards, as well as the TS16949 standard for the automotive industry. The following table describes our manufacturing facilities:

Name & Location	Representative Products	Technologies Employed
WAFER FABS

Tempe, Arizona	Power amplifiers Radio frequency switches	150 millimeter (mm) wafers GaAs 0.5 micron

East Kilbride, Scotland	Flash microcontrollers Power management Radio frequency LDMOS transistors Mixed-signal devices	150 mm wafers CMOS, embedded non-volatile memory (NVM), 0.5 micron

Toulouse, France	Power management Motor controllers Power semiconductors	150 mm wafers Power CMOS 0.5 micron

Sendai, Japan	Microcontrollers Sensors	150 mm wafers CMOS, embedded NVM, MEMs 0.5 micron

Oak Hill, Austin, Texas	Radio frequency transceivers Radio frequency amplifiers Power Management Communications processors	200 mm wafers CMOS, BiCMOS silicon germanium power CMOS 0.25 micron

Chandler, Arizona	Microcontrollers Power management Embedded processors	200 mm wafers CMOS, embedded NVM, power CMOS 0.18 micron

ATMC, Austin, Texas	Communications processors Host processors Applications processors	200 mm wafers Advanced CMOS, system-on-a-chip 90 nm

ASSEMBLY & TEST

Kuala Lumpur, Malaysia	Communications processors Host processors Microcontrollers Power management Analog and mixed-signal devices Radio frequency devices

Tianjin, China	Communications processors Microcontrollers Power management Analog and mixed-signal devices

Our manufacturing processes require many raw materials, such as silicon wafers, mold compound, packaging substrates and various chemicals and gases, and the necessary equipment for manufacturing. We obtain these materials and equipment from a large number of suppliers located throughout the world. These suppliers deliver products to us on a just-in-time basis, and we believe that they have sufficient supply to meet our current needs, although it is possible that we could experience inadequate supply due to a sudden worldwide surge in demand. In addition, we sole source a number of our supplies. Should an unexpected event, including a reduction or interruption in supply or a significant price increase, occur at one of these suppliers, our business, financial condition and results of operations could be adversely affected.

Like many global companies, we maintain plans to respond to external developments that may affect our employees, facilities or business operations. Business continuity is very important to us as we strive to ensure reliability of supply to our customers. TS16949 quality standards, our standards of internal control, and our quality standards all require a business continuity plan to effectively return critical business functions to normal in the case of an unplanned event, and our operations are certified to all of these standards. We require our major foundries, assembly and test providers and other suppliers to have a business continuity plan as well. However, in the event that our manufacturing capacity, either internal or external, is disrupted, we could experience difficulty fulfilling customer orders.

Our business continuity plan covers issues related to continuing operations (e.g., continuity of manufacturing and supply to customers), crisis management of our business sites (e.g., prevention and recovery from computer, data, hardware and software loss) and information protection. We perform annual risk assessments at each site, reviewing activities, scenarios, risks and actual events, and conduct annual test drills. Generally, we maintain multiple sources of supply of qualified technologies. We also audit our suppliers’ compliance with their plans.

Competition

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. If we fail to keep pace with the rest of the semiconductor industry, we could lose our significant leadership positions in the markets in which we compete. Any such loss in market share could have a material adverse effect on our financial condition and results of operations.

Although few companies compete with us in all of our product areas, our competitors range from large, international companies offering a full range of products to smaller companies specializing in narrow markets within the semiconductor industry. The competitive environment is also changing as a result of increased alliances among our competitors and through strategic acquisitions. Our competitors may have greater financial, personnel and other resources than we have in a particular market or overall. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings or as new participants enter our markets. Increased competition may result in reduced profitability and reduced market share.

We compete in our different product lines primarily on the basis of price, technology offered, product features, quality and availability, warranty, quality and availability of service, time-to-market and reputation. Our ability to develop new products to meet customer requirements and to meet customer delivery schedules are also critical factors. New products represent the most important opportunity to overcome the increased competition and pricing pressure inherent in the semiconductor industry.

Our primary competitors are other integrated device manufacturers, such as Infineon Technologies AG, Intel Corporation, Renesas Technology Corporation, STMicroelectronics, Microchip Technology Incorporated, QUALCOMM Incorporated and Texas Instruments Incorporated. However, our key competition varies to some degree in each of our groups.

Backlog

Our backlog was $1.5 billion at March 30, 2007. Orders are placed by customers for delivery for up to as much as 12 months in the future, but for purposes of calculating backlog, only the next 13 weeks’ requirements are reported. An order is removed from the backlog only when the product is shipped, the order is cancelled or the order is rescheduled beyond the 13-week delivery window used for backlog reporting. In the semiconductor industry, backlog quantities and shipment schedules under outstanding purchase orders are frequently revised in response to changes in customer needs. Typically, agreements calling for the sale of specific quantities at specific prices are contractually subject to price or quantity revisions and are, as a matter of industry practice, rarely formally enforced. Therefore, we believe that most of our order backlog is cancelable. For these reasons, the amount of backlog as of any particular date may not be an accurate indicator of future results.

Employees

As of March 30, 2007 we employed approximately 24,100 full-time employees. None of our U.S. employees are represented by labor unions. A portion of our non-U.S. employees are represented by labor unions or work councils. We consider relations with our employees to be satisfactory.

Intellectual Property Matters

Protection of our patent portfolio and other intellectual property rights is very important to our operations. We intend to continue to license our intellectual property to third parties. We have a broad portfolio of approximately 5,800 patent families and numerous licenses, covering manufacturing processes, packaging technology, software systems and circuit design. A patent family includes all of the equivalent patents and patent applications that protect the same invention, covering different geographical regions. These patents are typically valid for 20 years from the date of filing. We do not believe that any individual patent, or the expiration thereof, is or would be material to any of our business groups.

ITEM 1A.	RISK FACTORS

Risks Related to Our Business

The loss of one or more of our significant customers may adversely affect our business.

Historically, we have relied on a limited number of customers for a substantial portion of our total sales. In 2006, our 10 largest end customers accounted for approximately 59% of our net sales. Motorola, our largest end customer, accounted for 26% of our net sales and 66% of WMSG’s net sales in 2006. The loss of Motorola or one of our other major end customers, or any substantial reduction in sales to any of these customers, could have a material adverse effect on our business, financial condition and results of operations.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life-cycles and fluctuations in product supply and demand. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past and may experience such downturns in the future. We may not be able to manage these downturns. Any future downturns of this nature could have a material adverse effect on our business, financial condition and results of operations.

In difficult market conditions, our high fixed costs combined with potentially lower revenues may negatively impact our results.

The semiconductor industry is characterized by high fixed costs and, notwithstanding our utilization of third-party manufacturing capacity, most of our production requirements are met by our own manufacturing facilities. In less favorable industry environments, we are generally faced with a decline in the utilization rates of our manufacturing facilities due to decreases in product demand. During such periods, our fabrication plants do not operate at full capacity and the costs associated with this excess capacity are charged directly to cost of sales. For example, lower utilization rates in the 2001 and 2002 downturn in the semiconductor industry resulted in lower margins. The market conditions in the future may adversely affect our utilization rates and consequently our future gross margins. This in turn could materially adversely affect our business, financial condition and results of operations.

Our operating results are subject to substantial quarterly and annual fluctuations.

Our revenues and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	natural disasters, such as floods, hurricanes and earthquakes, as well as interruptions in power supply resulting therefrom or due to other causes;

•	loss of key personnel or the shortage of available skilled workers; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. In addition, a significant amount of our operating expenses is relatively fixed in nature due to our research and development and manufacturing costs. If we cannot adjust spending quickly enough to compensate, it could materially and adversely affect our business, financial condition and results of operations.

Winning business is subject to a competitive selection process that can be lengthy and requires us to incur significant expense, and we may not be selected. Even after we win and begin a product design, a customer may decide to cancel or change its product plans, which could cause us to generate no sales from a product and adversely affect our results of operations.

Our primary focus is on winning competitive bid selection processes, known as “design wins,” to develop products for use in our customers’ equipment. These selection processes can be lengthy and can require us to incur significant design and development expenditures. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. Because of the rapid rate of technological change, the loss of a design win could result in our failure to offer a generation of a product. In addition, the failure to offer a generation of a product to a particular customer could prevent access to that customer for several years. The risks are particularly pronounced in the automotive market, where there are longer design cycles. Our failure to win a sufficient number of designs could result in lost sales and hurt our competitive position in future selection processes because we may not be perceived as being a technology or industry leader, each of which could materially adversely affect our business, financial condition and results of operations.

After winning a product design for one of our customers, we may still experience delays in generating revenue from our products as a result of the lengthy development and design cycle. In addition, a delay or cancellation of a customer’s plans could significantly adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, if our customers fail to successfully market and sell their equipment it could materially adversely affect our business, financial condition and results of operations as the demand for our products falls.

We have become increasingly dependent on third-party foundry relationships as part of our asset-light strategy. If our production or manufacturing capacity at one of these facilities is delayed, interrupted or eliminated, we may not be able to satisfy customer demand.

As part of our asset-light strategy, we have reduced the number of our owned manufacturing facilities. Since 2000, we have also sought to develop outsourcing arrangements for the manufacture and test and assembly of certain products and components. Based on total units produced, we outsource approximately 20% of our wafer fabrication and approximately 60% of our assembly, packaging and testing. For example, we use TSMC, a third-party foundry, to manufacture certain of our products. As a result, some of our products are manufactured outside of our own facilities, and we are increasingly relying on the utilization of third-party foundry manufacturing and assembly and test capacity. If production or manufacturing capacity is delayed, reduced or eliminated at one or more facilities, with fewer alternative facilities, manufacturing would be disrupted, we would have difficulties or delays in fulfilling our customer orders, and our sales could decline. In addition, if a third-party manufacturer fails to deliver quality products and components on time and at reasonable prices, we would have difficulties fulfilling our customer orders, and our sales could decline. As a result, our business, financial condition and results of operations would be adversely affected.

To the extent we rely on alliances and third-party design and/or manufacturing relationships, we face the following risks:

•	reduced control over delivery schedules and product costs;

•	manufacturing costs that are higher than anticipated;

•	inability of our manufacturing partners to develop manufacturing methods and technology appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	decline in product reliability;

•	inability to maintain continuing relationships with our suppliers; and

•	restricted ability to meet customer demand when faced with product shortages.

In addition, purchasing rather than manufacturing these products may adversely affect our gross profit margin if the purchase costs of these products become higher than our own manufacturing costs would have been. Our internal manufacturing costs include depreciation and other fixed costs, while costs for products outsourced are based on market conditions. Prices for foundry products also vary depending on capacity utilization rates at our suppliers, quantities demanded, product technology and geometry. Furthermore, these outsourcing costs can vary materially from quarter-to-quarter and, in cases of industry shortages, they can increase significantly, negatively impacting our gross margin.

If any of these risks are realized, we could experience an interruption in our supply chain or an increase in costs, which could delay or decrease our revenue or adversely affect our business, financial condition and results of operations.

If we cannot maintain or develop alternative strategic relationships to jointly develop technologies and manufacturing processes, including 300 millimeter process technologies, or if our strategic relationships fail to meet their goals, our products may not be as competitive.

In the past, we have entered into strategic relationships to develop technologies and manufacturing processes. For example, we share a research facility and pilot line fabrication plant for 300 millimeter wafers in Crolles, France with STMicroelectronics and NXP, pursuant to an agreement which will expire on December 31, 2007. Although we have rights under the alliance in Crolles to continue research through 2007 and use of the fabrication plant through June 2008, we have joined the IBM Alliance in New York (AMD, Chartered, IBM, Infineon, Samsung, Sony and Toshiba) to develop our next generation 300 millimeter technologies. We may have to make additional investments or create relationships with new partners with whom we have no operating experience to manufacture 300 millimeter wafers based on technologies developed at Crolles or with IBM. We may not be able to find a manufacturing partner on favorable economic terms, or at all. If any of our strategic relationships, including with respect to our 300 millimeter process technologies, do not accomplish our intended goals, including meeting our technological and manufacturing needs, it will reduce our return on investment and adversely impact the competitiveness of our products.

If we fail to keep pace with technological advances in our industry or if we pursue technologies that do not become commercially accepted, customers may not buy our products and our business, financial condition and results of operations may be adversely affected.

Technology is an important component of our business and growth strategy, and our success depends to a significant extent on the development, implementation and acceptance of new product designs and improvements. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. Our ability to develop products and related technologies to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness in our target markets. If we are unable to successfully develop new products, our revenues may decline and our business could be negatively impacted.

In particular, to stay competitive, we must transition certain products to 300 millimeter manufacturing technology. Currently, most semiconductor manufacturing facilities, or fabs, process wafers with diameters of 150 millimeters or 200 millimeters. However, as industry technology continues to improve, we expect that a significant portion of new fabs and leading edge semiconductor manufacturing equipment will be configured for 300 millimeter wafers. Our transition to this technology requires access to 300 millimeter manufacturing capacity. If we are unable to access, or are delayed in accessing, this technology, our ability to develop new products could suffer, which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

We face significant competitive pressures that may cause us to lose market share and harm financial performance.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. If we fail to keep pace with the rest of the semiconductor industry, we could lose our leadership positions in the markets in which we compete. Any such loss in market share could have a material adverse effect on our financial condition and results of operations.

Although few companies compete with us in all of our product areas, our competitors range from large, international companies offering a full range of products to smaller companies specializing in narrow markets within the semiconductor industry. The competitive environment is also changing as a result of increased alliances among our competitors and through strategic acquisitions. Our competitors may have greater financial, personnel and other resources than we have in a particular market or overall. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings or as new participants enter our markets. Increased competition may result in reduced profitability and reduced market share.

We compete in our different product lines primarily on the basis of price, technology offered, product features, quality and availability, warranty, quality and availability of service, time-to-market and reputation. Our ability to develop new products to meet customer requirements and to meet customer delivery schedules are also critical factors. New products represent the most important opportunity to overcome the increased competition and pricing pressure inherent in the semiconductor industry. If we are unable to keep pace with technology changes, our market share could decrease and our business would be adversely affected.

The demand for our products depends in large part on continued growth in the industries into which they are sold. A market decline in any of these industries could have a material adverse effect on our results of operations.

Our growth is dependent, in part, on end-user demand for our customers’ products. Any industry downturns that adversely affect our customers or their customers, including increases in bankruptcies in relevant industries, could adversely affect end-user demand for our customers’ products, which would adversely affect demand for our products.

Growth in demand in the markets we serve has in the past and may in the future fluctuate significantly based on numerous factors, including:

•	capital spending levels of our networking customers;

•	worldwide demand for cellular handsets;

•	worldwide automotive production levels;

•	rate of adoption of new or alternative technologies;

•	changes in regulation of products and services provided; and

•	general economic conditions.

The rate, or extent to which, the industries we serve will grow, if at all, is uncertain. Any decline in these industries could result in slower growth or a decline in demand for our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our automotive customer base is comprised largely of suppliers to U.S. and European automotive manufacturers. Shifts in demand away from U.S. and European automotive manufacturers or lower demand for U.S. and European automobiles could adversely affect our sales.

The specific products in which our semiconductors are incorporated may not be successful, or may experience price erosion or other competitive factors that affects the price manufacturers are willing to pay us. Such customers may vary order levels significantly from period to period, request postponements to scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during times of low demand for those end products. This can make managing our business difficult, as it limits the foreseeability of future sales. Furthermore, projected industry growth rates may not be as forecast, resulting in spending on process and product development well ahead of market requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and impair our freedom of operation.

We depend significantly on patents and other intellectual property rights to protect our products and proprietary design and fabrication processes against misappropriation by others. From time to time, third parties may and do assert against us their patent, copyright, trademark and other intellectual property rights relating to technologies that are important to our business. Any claims that our products or processes infringe these rights (including claims arising through our contractual indemnification of our customers), regardless of their merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required to:

•	pay substantial damages (potentially treble damages in the United States);

•	cease the manufacture, use or sale of the infringing products or processes;

•	discontinue the use of the infringing technology;

•	expend significant resources to develop non-infringing technology;

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or may not be available at all; or

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

Our use of intellectual property rights is subject to license agreements, some of which contain provisions that may require the consent of the counterparties to remain in effect after a change of control. If we are unable to obtain any required consents under any material license agreements, our rights to use intellectual property licensed under those agreements may be at risk.

Any of the foregoing could affect our ability to compete or have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in protecting our intellectual property rights or developing or licensing new intellectual property, which may harm our ability to compete and may have a material adverse effect on our results of operations.

We depend heavily on our rights to protect our technology from infringement and to ensure that we have the ability to generate royalty and other licensing revenues. Revenues are generated from the license of patents and manufacturing technologies to third parties. Our intellectual property revenues were approximately 4%, 3% and 2% of our revenues during 2006, 2005 and 2004, respectively. Our future intellectual property revenue depends in part on the continued strength of our intellectual property portfolio and enforcement efforts, and on the sales and financial stability of our licensees. We rely primarily on patent, copyright, trademark and trade secret laws, as well as on nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies. In the past, we have found it necessary to engage in litigation with other companies to force those companies to execute revenue-bearing license agreements with us or prohibit their use of our intellectual property. These proceedings, and future proceedings, may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. In connection with our intellectual property:

•	the steps we take to prevent misappropriation or infringement of our intellectual property may not be successful;

•	our existing or future patents may be challenged, limited, invalidated or circumvented; and

•	the measures described above may not provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. Our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. Further, we may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we operate, and under the laws of such countries, patents and other intellectual property rights may be unavailable or limited in scope. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. Any inability on our part to protect adequately our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.

We sell our products throughout the world. In 2006, over 70% of our products were sold in countries other than the United States. In addition, a majority of our operations and employees are located outside of the United States. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	negative economic developments in economies around the world and the instability of governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

•	adverse changes in laws and governmental policies, especially those affecting trade and investment;

•	pandemics, such as the avian flu, which may adversely affect our workforce as well as our local suppliers and customers;

•	import or export licensing requirements imposed by governments;

•	foreign currency exchange and transfer restrictions;

•	differing labor standards;

•	differing levels of protection of intellectual property;

•	the threat that our operations or property could be subject to nationalization and expropriation;

•	varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate; and

•	potentially burdensome taxation and changes in foreign tax laws.

International conflicts are creating many economic and political uncertainties that are impacting the global economy. A continued escalation of international conflicts could severely impact our operations and demand for our products.

In certain of the countries where we sell our products, effective protections for patents, trademarks, copyrights and trade secrets may be unavailable or limited in nature and scope. In addition, as we target increased sales in Asia, differing levels of protection of our intellectual property in Asian countries could have a significant impact on our business. As a result, the laws, the enforcement of laws, or our efforts to obtain and enforce intellectual property protections in any of these jurisdictions may not be sufficient to protect our intellectual property.

A majority of our products are manufactured in Asia, primarily in China, Japan, Malaysia and Taiwan. Any conflict or uncertainty in these countries, including due to public health or safety concerns (such as Severe Acute Respiratory Syndrome) or natural disasters (such as earthquakes), could have a material adverse effect on our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products made in or imported into their country that are not widely shared, it may lead certain of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing partnerships which, in each case, could have a material adverse effect on our business, financial condition and results of operations.

Our ability to meet customer demand depends, in part, on our production capacity and on obtaining supplies, a number of which are obtained from a single source, and a reduction or disruption in our production capacity or our supplies could negatively impact our business.

Demand for our products is subject to significant fluctuation. If we overestimate demand, we may experience underutilized capacity and excess inventory levels. If we underestimate demand, we may miss sales opportunities and incur additional costs for labor overtime, equipment overuse and logistical complexities. Additionally, our production capacity could be affected by manufacturing problems. Difficulties in the production process could reduce yields or interrupt production, and, as a result of such problems, we may not be able to deliver products on time or in a cost-effective, competitive manner. As the complexity of both our products and our fabrication processes has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become more demanding. We have in the past experienced manufacturing difficulties that have given rise to delays in delivery and quality control problems. Our failure to adequately manage our capacity could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, we may suffer disruptions in our manufacturing operations, either due to production difficulties such as those described above or as a result of external factors beyond our control. We use highly combustible materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of explosions and fires, which can cause significant disruptions to our operations. These can occur even in the absence of any fault on our part. If operations at a manufacturing facility are interrupted, we may not be able to shift production to other facilities on a timely basis or at all. In addition, certain of our products are only capable of being produced at a single manufacturing facility and to the extent that any of these facilities fail to produce these products, this risk will be increased. Even if a transfer is possible, transitioning production of a particular type of semiconductor from one of our facilities to another can take between six to twelve months to accomplish, and in the interim period we would likely suffer significant or total supply disruption and incur substantial costs. Such an event could materially adversely affect our business, financial condition and results of operations.

Our ability to meet customer demands also depends on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers. From time to time, suppliers may extend lead times, limit the amounts supplied to us or increase prices due to capacity constraints or other factors. Supply disruptions may also occur due to shortages in critical materials, such as silicon wafers or specialized chemicals, or energy or other general supplier disruptions. We have experienced shortages in the past that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, we may encounter these problems in the future. In addition, a number of our supplies are obtained from a single source. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our business, financial condition and results of operations.

We intend to engage in acquisitions, joint ventures and other transactions that may complement or expand our business. We may not be able to complete such transactions and such transactions, if executed, pose significant risks and could have a negative effect on our operations.

Our future success may be dependent on opportunities to enter into joint ventures and to buy other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities. If we are unable to identify suitable targets, our growth prospects may suffer, and we may not be able to realize sufficient scale advantages to compete effectively in all markets. In addition, in pursuing acquisitions, we may face competition from other companies in the semiconductor industry. Our ability to acquire targets may also be limited by applicable antitrust laws and other regulations in the United States, the European Union and other jurisdictions in which we do business. To the extent that we are successful in making acquisitions, we may have to expend substantial amounts of cash, incur debt, assume loss-making divisions and incur other types of expenses. We may not be able to complete such transactions, for reasons including, but not limited to, a failure to secure financing, or as a result of restrictive covenants in our debt instruments. Any transactions that we are able to identify and complete may involve a number of risks, including:

•	the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

•	possible adverse effects on our operating results during the integration process; and

•	our possible inability to achieve the intended objectives of the transaction.

In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

We are subject to environmental, health and safety laws, which could increase our costs and restrict our operations in the future.

Our operations are subject to a variety of environmental laws and regulations in each of the jurisdictions in which we operate governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. Any failure by us to comply with environmental, health and safety requirements could result in the limitation or suspension of production or subject us to monetary fines or civil or criminal sanctions, or other future liabilities in excess of our reserves. We are also subject to laws and regulations governing the recycling of our products, the materials that may be included in our products, and our obligation to dispose of our products at the end of their useful life. For example, the European Directive 2002/95/Ec on restriction of hazardous substances (“RoHS”), bans the placing on the EU market of new electrical and electronic equipment containing more than specified levels of lead, and other hazardous compounds. As more countries enact requirements like the RoHS Directive, and as exemptions are phased out, we could incur substantial additional costs to convert the remainder of our portfolio, conduct required research and development, alter manufacturing processes, or adjust supply chain management. Such changes could also result in significant inventory obsolescence. In addition, compliance with environmental, health and safety requirements could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. In the event of the discovery of new or previously unknown contamination, additional requirements with respect to existing contamination, or the imposition of other cleanup obligations for which we are responsible, we may be required to take remedial or other measures which could have a material adverse effect on our business, financial condition and results of operations. For a description of environmental matters in which we are currently involved, see “Item 1. Business—Environmental Matters.”

In addition to the costs of complying with environmental, health and safety requirements, we have incurred and may in the future incur costs defending against environmental litigation brought by government agencies and private parties. We may be defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

In the last few years, there has been increased media scrutiny and associated reports focusing on a potential link between working in semiconductor manufacturing clean room environments and certain illnesses, primarily different types of cancers. Regulatory agencies and industry associations have begun to study the issue to see if any actual correlation exists. Because we utilize these clean rooms, we may become subject to liability claims. In addition, these reports may also affect our ability to recruit and retain employees.

Our products may be subject to product liability and warranty claims, which could be expensive and could divert management’s attention.

We make highly complex electronic components and, accordingly, there is a risk that defects may occur in any of our products. Such defects can give rise to significant costs, including expenses relating to recalling products, replacing defective items, writing down defective inventory and loss of potential sales. In addition, the occurrence of such defects may give rise to product liability and warranty claims, including liability for damages caused by such defects. If we release defective products into the market, our reputation could suffer and we could lose sales opportunities and become liable to pay damages. Moreover, since the cost of replacing defective semiconductor devices is often much higher than the value of the devices themselves, we may at times face damage claims from customers in excess of the amounts they pay us for our products, including consequential damages.

We also face exposure to potential liability resulting from the fact that our customers typically integrate the semiconductors we sell into numerous consumer products, which are then in turn sold into the marketplace. We may be named in product liability claims even if there is no evidence that our products caused a loss. Product liability claims could result in significant expenses relating to defense costs or damages awards. In particular, the sale of systems and components for the transportation industry involves a high degree of risk that such claims may be made. In addition, we may be required to participate in a recall if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or in order to maintain good customer relationships. Each of these actions would likely harm our reputation and lead to substantial expense. Any product liability claim brought against us could have a material adverse effect on our reputation, business, financial condition and results of operations.

Our industry is highly capital intensive and, if we are unable to obtain the necessary capital, we may not remain competitive.

To remain competitive, we must constantly improve our facilities and process technologies and carry out extensive research and development, each of which requires investment of significant amounts of capital. This risk is magnified by our high level of debt, since we are required to use a significant portion of our cash flow to service that debt, and also because our level of debt limits our ability to raise additional capital. If we are unable to generate sufficient cash or raise sufficient capital to meet both our debt service and capital investment requirements, or if we are unable to raise required capital on favorable terms when needed, our business, financial condition and results of operations could be materially adversely affected.

Loss of our key management and other personnel, or an inability to attract such management and other personnel, could impact our business.

We depend on our senior executive officers and other key personnel to run our business and on technical experts to develop new products and technologies. The loss of any of these officers or other key personnel could adversely affect our operations. Competition for qualified employees among companies that rely heavily on engineering and technology is intense, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the operation and expansion of our business could hinder our ability to conduct research and development activities successfully and develop marketable products. In the technology sector, the use of equity as incentive compensation is an important part of the compensation package for professionals. Although we maintain an incentive compensation plan, the fact that we do not have the ability to compensate employees with publicly traded equity may have a negative impact on our ability to recruit and retain professionals.

We have recorded significant reorganization of business charges in the past and may do so again in the future, which could materially adversely affect our business.

In 2005 and 2004, we recorded restructuring and asset impairment charges relating to our efforts to consolidate manufacturing operations and streamline our global organizational structure in the amounts of $24 million and $68 million, respectively. Due to a combination of the constant and rapid change experienced in the semiconductor industry, we may incur both employee termination and asset impairment charges in the future and such charges may have a material adverse effect on our business, financial condition and results of operations.

From time to time we may also decide to divest certain product lines and businesses or restructure our operations, including through the contribution of assets to joint ventures. However, our ability to successfully extricate ourselves from product lines and businesses, or to close or consolidate operations, depends on a number of factors, many of which are outside of our control. For example, if we are seeking a buyer for a particular business line, none may be available. In addition, we may face internal obstacles to our efforts. In some cases, particularly with respect to our European operations, there may be laws or other legal impediments affecting our ability to carry out such sales or restructuring. As a result, we may be unable to exit a product line or business, or to restructure our operations, in a manner we deem to be advantageous.

We may be responsible for income tax liabilities that relate to our separation from Motorola.

In connection with our initial public offering in 2004, Motorola contributed and transferred substantially all of its semiconductor businesses’ assets and liabilities to us. We refer to this transfer as the “Contribution.” As part of the Contribution, we entered into a tax sharing agreement with Motorola.

The tax sharing agreement requires us to indemnify Motorola against all tax related liabilities incurred by Motorola relating to the Contribution to the extent caused by an acquisition of our assets or stock (other than pursuant to the Contribution), or other actions by us, such as the Merger. These liabilities include the tax-related liability (calculated without regard to any net operating loss or other tax attribute of Motorola) that would result if the Contribution failed to qualify as a tax-free transaction. We do not believe the Merger triggers these tax liabilities. However, there can be no assurance that the

Internal Revenue Service will not challenge this position. The indemnification under the tax sharing agreement does not have a specified term and our liability under the tax sharing agreement could be material in the event the Contribution were to fail to qualify as a tax-free transaction.

The tax sharing agreement also contains provisions regarding tax benefits. Under those provisions, in general, we are required to pay Motorola for any tax benefit that we would receive (based on certain assumptions) as a result of an adjustment to a tax for which Motorola is responsible under the tax sharing agreement or as a result of an adjustment to any of Motorola’s tax attributes. Motorola is required to pay us for any tax benefit that Motorola would receive (based on certain assumptions) as a result of an adjustment to a tax for which we are responsible under the tax sharing agreement or as a result of an adjustment to any of our tax attributes. In either case, the party required to make a payment for such tax benefit may be required to do so prior to the time that, and regardless of whether, such tax benefit is actually realized in cash. Any such payment, if required to be made prior to the time we actually receive the related tax benefit, could have a material adverse affect on our results of operations to the extent that we do not have any other available funds.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

We are highly leveraged. As of March 30, 2007, our total indebtedness was approximately $9,520 million. We also had an additional $750 million available for borrowing under the new senior secured revolving credit facility and the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis. In addition, under the Senior PIK-Election Notes, we have the option to elect to pay interest in the form of PIK interest through December 15, 2011. In the event we make a PIK interest election in each period in which we are entitled to make such an election, our debt will increase by the amount of such interest.

Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•

exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our new senior secured credit facilities and the Senior Floating Rate Notes, are at variable rates of interest;

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Our pro forma cash interest expense, net for the year ended December 31, 2006 would have been $807 million. At March 30, 2007, we had approximately $3,991 million aggregate principal amount of variable indebtedness under the senior floating rate notes and our new senior secured credit facilities. A 1% increase in such rates would increase our annual interest expense by approximately $40 million.

Despite our high indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indentures governing the notes and the new senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition to the $750 million which is available to us for borrowing under the new revolving credit facility, we have the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis. In addition, under the Senior PIK-Election Notes, we have the option to elect to pay interest in the form of PIK interest through December 15, 2011, which will increase our debt by the amount of any such interest. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indentures governing the notes do not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our new senior secured credit facility and the indentures governing our senior notes contain various covenants that limit the ability to engage in specified types of transactions. These covenants limit our, the restricted parent guarantors’ and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the new revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under the new senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the new senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the new senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the new senior secured credit facilities. If the lenders under the new senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay the new senior secured credit facilities as well as our unsecured indebtedness.

Risks Related to Our Stock Options, Restricted Stock Units and Common Stock

The stock options and restricted stock units are subject to several restrictions, including, without limitation, no voting rights and restrictions on transfer.

Neither the stock options nor the restricted stock units provide any voting or other rights as stockholders prior to the exercise of the stock options or delivery of our common shares in satisfaction of the restricted stock units. Upon exercise of the stock options or delivery of our common shares in satisfaction of the restricted stock units, individuals holding common shares in respect thereof are subject to a voting trust agreement pursuant to which Holdings V has the exclusive right to exercise all voting rights in respect of the common shares.

The stock options and restricted stock units are not transferable other than by will or the laws of descent and distribution, except as permitted by the Board, which will not permit any transfers for the foreseeable future. Pursuant to agreements entered into between Holdings V and each individual holder of stock options and restricted stock units, Holdings V may prevent the development of any market or method that would allow such individual holders to receive any consideration or compensation for their shares other than from Holdings V.

See “Item 11. Description of Registrant’s Securities to be Registered.”

There is no public market for our stock options, restricted stock units or our common stock, and none is expected to develop.

There is no public market for our stock options, our restricted stock units or our common stock, and we do not expect any market to develop. Holdings V owns all of our outstanding common stock, and any stock options or restricted stock units held with regard to our common stock are subject to significant restrictions. Pursuant to agreements entered into between Holdings V and each individual holder of stock options and/or restricted stock units, Holdings V may exercise a right to purchase shares of common stock issued in respect of the restricted stock units and stock options and therefore prevent the development of any market or method that would allow such individual holders to receive any consideration or compensation for their shares other than from Holdings V. See “Item 11. Description of Registrant’s Securities to be Registered.”

The Consortium, which controls us, may have conflicts of interest with us or you in the future.

The Consortium beneficially owns all or substantially all of the outstanding voting shares of our ultimate parent company and therefore controls us and all of our subsidiaries. As a result of this ownership they are entitled to elect all or substantially all of our directors, to appoint new management and to approve actions requiring the approval of our stockholder, including approving or rejecting proposed mergers or sales of all or substantially all of our assets, regardless of whether holders of stock options or restricted stock units with respect to our common shares believe that any such transactions are in their own best interests.

Members of the Consortium or their affiliates or advisors are in the business of making or advising on investments in companies, and may from time to time in the future, acquire interests in businesses or provide advice that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. They may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. You should consider that the interests of these holders may differ from yours in material respects. See “Item 4. Security Ownership of Certain Beneficial Owners and Management” and “Item 7. Certain Relationships and Related Party Transactions, and Director Independence.”

ITEM 2.	FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents our selected historical financial information as of and for the periods presented. The selected historical financial information for the Successor Period, the Predecessor Period and the years ended December 31, 2005 and 2004 and as of December 31, 2006 and 2005 has been derived from the audited financial statements included elsewhere in this registration statement. The selected historical financial information as of and for the three months ended March 30, 2007 and for the three months ended March 31, 2006 are derived from our unaudited financial statements included elsewhere in this registration statement, which, have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The unaudited selected historical financial information as of March 31, 2006 has been derived from our unaudited financial statements not included in this registration statement. We completed the Transactions on December 1, 2006. The financial information in the table below for the year ended December 31, 2006 is presented on a combined basis. Our combined results for the year ended December 31, 2006 represent the addition of the period prior to the Transactions (from January 1, 2006 through December 1, 2006, the “Predecessor” or “Predecessor Period”) and the period after the Transactions (from December 2, 2006 through December 31, 2006, the “Successor” or “Successor Period”). This combination does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. The historical financial information for the years ended December 31, 2003 and 2002 and as of December 31, 2004, 2003 and 2002 presented below has been derived from our audited financial statements that are not included in this registration statement. Certain amounts reported in previous periods have been reclassified to conform to the current presentation. Please refer to “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included elsewhere in this registration statement.

You should read this information together with the information included under the headings “Use of Non-GAAP Measures,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this registration statement.

Freescale Semiconductor, Inc. and Subsidiaries

	Combined(1)	Successor	Predecessor					Successor	Predecessor
	(Unaudited) Year Ended December 31, 2006	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006					(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006
(Dollars in millions)				Years Ended December 31,
				2005	2004	2003	2002
Operating Results
Net sales	$6,359	$565	$5,794	$5,843	$5,715	$4,864	$5,001	$1,361	$1,526
Cost of sales	3,625	450	3,175	3,377	3,617	3,455	3,748	1,217	835

Gross margin	2,734	115	2,619	2,466	2,098	1,409	1,253	144	691
Selling, general and administrative	729	59	670	652	637	609	590	160	187
Research and development	1,204	99	1,105	1,178	1,090	1,064	1,020	290	294
Amortization expenses for acquired intangible assets	117	106	11	7	9	7	5	345	3
In-process research and development	2,260	2,260	—	10	—	—	—	—	—
Reorganization of business and other	(12)	—	(12)	9	22	33	1,153	—	—
Merger and separation expenses	522	56	466	10	74	—	—	3	—

Operating earnings (loss)	(2,086)	(2,465)	379	600	266	(304)	(1,515)	(654)	207
Other income (expenses):
Interest income (expense), net	(20)	(58)	38	6	(31)	(114)	(163)	(198)	12
Gains on sales of investments and businesses, net	1	—	1	26	41	106	15	—	—
Other, net	(4)	2	(6)	(19)	(13)	(7)	(18)	—	(1)

Total other income (expense)	(23)	(56)	33	13	(3)	(15)	(166)	(198)	11

Earnings (loss before income taxes and cumulative effect of accounting change	(2,109)	(2,521)	412	613	263	(319)	(1,681)	(852)	218
Income tax (benefit) expense	(108)	(134)	26	50	52	47	86	(313)	13

Earnings (loss) before cumulative effect of accounting change	(2,001)	(2,387)	386	563	211	(366)	(1,767)	(539)	205
Cumulative effect of accounting change, net of income tax expense	7	—	7	—	—	—	—	—	7

Net earnings (loss)	$(1,994)	$(2,387)	$393	$563	$211	$(366)	$(1,767)	$(539)	$212

Balance sheet (End of Period)
Total cash and cash equivalents, short-term investments and marketable securities(2)	$710			$3,025	$2,374	$87	$44	$637	$3,090
Total assets	17,719			7,170	6,719	4,503	5,186	16,784	7,290
Total debt and capital lease obligations	9,526			1,253	1,273	31	146	9,520	1,251
Total business/stockholder’s equity	4,697			4,447	3,936	3,556	4,024	4,169	4,618

Other data
Capital expenditures, net	$713	$89	$624	$491	$522	$310	$220	$92	$145
% of sales	11%	16%	11%	8%	9%	6%	4%	7%	10%
Research and development expenditures	$1,204	$99	$1,105	$1,178	$1,090	$1,064	$1,020	$290	$294
% of sales	19%	18%	19%	20%	19%	22%	20%	21%	19%
Net cash provided by operating activities	$1,301	$60	$1,241	$1,300	$1,309	$593	$21	$41	$300
Net cash provided by (used for) investing activities	$(16,299)	$(17,900)	$1,601	$(1,431)	$(2,535)	$(179)	$(257)	$(26)	$(220)
Net cash provided (used for) financing activities	$14,954	$16,181	$(1,227)	$(21)	$1,508	$(373)	$145	$(12)	$(67)

(1)	Our combined results for the year ended December 31, 2006 represent the addition of the Predecessor Period from January 1, 2006 through December 1, 2006 and the Successor Period from December 2, 2006 to December 31, 2006. This combination does not comply with generally accepted accounting principles in the United States (“U.S. GAAP”) or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.
(2)	The following table provides a reconciliation of total cash and cash equivalents, short-term investments and marketable securities to the amounts reported in our Consolidated Balance Sheets at March 30, 2007, March 31, 2006, December 31, 2006 and 2005 or in their accompanying Notes:

	Successor	Predecessor		Successor	Predecessor
(Dollars in millions)	December 31, 2006	December 31, 2005	December 31, 2004	(Unaudited) March 30, 2007	(Unaudited) March 31, 2006
Cash and cash equivalents	$177	$212	$382	$181	$227
Short-term investments	533	1,209	1,992	456	1,152
Marketable securities	—	1,604	—	—	1,711

Total	$710	$3,025	$2,374	$637	$3,090

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition includes periods prior to the consummation of the Merger. Accordingly, the following discussion and analysis of historical periods does not reflect the significant impact that the Merger will have on us, including significantly increased leverage from our incurrence of approximately $9.45 billion in debt in connection with the Merger. You should read the following discussion of our results of operations and financial condition with the “Selected Historical Financial Information,” the audited financial statements and the unaudited interim financial statements included elsewhere in this registration statement. This discussion contains forward looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this registration statement. Actual results may differ materially from those contained in any forward looking statements.

Overview

On December 1, 2006, Freescale Semiconductor, Inc. (“Freescale”) was acquired by a consortium of private equity funds. The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC, TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were converted into the right to receive merger consideration equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V, Inc. (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Semiconductor Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” Freescale refers to the operations of Freescale and its subsidiaries for both the Predecessor and Successor Periods. Freescale (which may be refered to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor, Inc. and its subsidiaries or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the accompanying unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 30, 2007 and March 31, 2006 are presented as the “Successor Period” or “Successor” and the “Predecessor Period” or “Predecessor,” respectively, as context requires, and relate to the period preceding the Merger and the period succeeding the Merger, respectively. The accompanying audited Combined and Consolidated Statement of Operations, Stockholder’s Equity and Cash Flows for 2006 are presented for two periods: January 1 through December 1, 2006 (the “Predecessor Period” or “Predecessor,” as context requires) and December 2 through December 31, 2006 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The unaudited combined results for the year ended December 31, 2006 represent the addition of the Predecessor and Successor Periods (“Combined”). This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. The consolidated financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The accompanying consolidated financial statements for the years ended December 31, 2005 and 2004 are also presented as Predecessor. The combined results do not reflect the actual results we would have achieved absent the Merger and are not indicative of our future results of operations.

In connection with the Merger, Freescale incurred significant indebtedness. (See “Liquidity and Capital Resources.”) In addition, the purchase price paid in connection with the Merger has been allocated to state the acquired assets and liabilities at fair value. The preliminary purchase accounting adjustments (i) increased the carrying value of our inventory and property, plant and equipment, (ii) established intangible assets for our tradenames, customer lists, developed technology, and in-process research and development (“IPR&D”) (which was expensed in the Successor financial statements), and (iii) revalued our long-term benefit plan obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges have significantly increased.

Our Business. With over 50 years of operating history, we are one of the world’s largest semiconductor companies, with leadership in the design and manufacture of embedded processors. We currently focus on providing products to the automotive, consumer, industrial, networking and wireless industries. In addition to our embedded processors, we offer our customers a broad portfolio of complementary devices that provide connectivity between products, across networks and to real-world signals, such as sound, vibration and pressure. Our complementary products include sensors, RF semiconductors, power management and other analog and mixed-signal integrated circuits. Through our embedded processors and complementary products, we are also able to offer our customers platform-level products, which incorporate both semiconductors and software. We believe that our ability to offer platform-level products will be increasingly important to our long-term success in many markets within the semiconductor industry as our customers continue to move toward providers of embedded processors and complementary products.

Our Business Groups. We operate our business through our three primary segments: the Transportation and Standard Products Group (“TSPG”), the Networking and Computing Systems Group (“NCSG”), and the Wireless and Mobile Solutions Group (“WMSG”). TSPG provides products for the automotive electronics, industrial and consumer markets. NCSG supplies products to the wireless and wireline infrastructure and pervasive computing markets. WMSG provides products for wireless mobile devices. In addition to these three segments, we have an “Other” business segment that includes sales of wafers to other semiconductor companies, other miscellaneous businesses and any factories in production start-up.

Our Separation from Motorola. We were incorporated in Delaware on December 3, 2003 in preparation for the ultimate distribution by Motorola, Inc. (“Motorola”) of substantially all of its semiconductor businesses’ assets and liabilities to us. The contribution and transfer by Motorola of these assets (the “Contribution”) was completed in the second quarter of 2004, and we completed the initial public offering (“IPO”) of our Class A common stock on July 21, 2004. Prior to the IPO, Freescale was a wholly owned subsidiary of Motorola. On December 2, 2004, Motorola distributed its remaining ownership in us to its shareholders through a special dividend of all Class B common stock. Upon completion of these transactions, there was a total of 400 million shares of common stock outstanding, including 130 million Class A shares and 270 million Class B shares.

We had no material assets or activities as a separate corporate entity until the Contribution to us by Motorola. Motorola conducted the business contributed to us through various divisions and subsidiaries, principally representing its semiconductor products segment. The combined financial statements for periods prior to the Contribution have been derived from the consolidated financial statements and accounting records of Motorola. The combined statements of operations include expense allocations for certain corporate functions historically provided to us by Motorola, including general corporate expenses, basic research costs, employee benefits and incentives, and interest expense. These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to Motorola’s other businesses, of net sales, payroll, fixed assets, inventory, net assets excluding debt, headcount or other reasonable methods. We believe the assumptions underlying the audited combined and consolidated financial statements are reasonable. However, the historical audited combined and consolidated financial statements for periods prior to the Contribution may not necessarily reflect our results of operations, financial position and cash flows had we been a separate, stand-alone company during those periods.

Revenues and Expenses. Our revenues are derived from the sale of our embedded processing and connectivity products and the licensing of our intellectual property. Our business segments include both product and intellectual property revenues associated with the activities of each of the respective segments.

We currently manufacture a substantial portion of our products internally at our seven wafer fabrication facilities and two assembly and test facilities. We track our inventory and cost of sales by using standard costs that are reviewed at least once a year and are valued at the lower of cost or market value. For the purposes of segment reporting, cost of sales for each segment reflects standard costs, adjustments to inventory balances and valuation and an allocation of manufacturing variances incurred on an actual cost basis. The exceptions to this are facilities in production start-up, which are allocated to the Other segment.

Our gross margin is greatly influenced by our utilization. Utilization refers only to our wafer fabrication facilities and is based on the capacity of the installed equipment. As our utilization rate increases, there is significant operating leverage in our business as our fixed manufacturing costs are spread over increased output. Our utilization rate for 2006 was higher through the third quarter than the rate experienced in prior years. Our asset-light strategy results in spreading increased demand over our internal and external sources of supply to manage our fixed cost base more efficiently within the cyclical demand of our industry.

Direct expenses incurred by a segment are included in that segment’s results. Shared research and development, sales and marketing, and general and administrative costs are allocated to each segment based upon the specific activities being performed for each segment, where possible. Remaining costs are charged using a specifically identifiable methodology or other reasonable basis of allocation. Certain corporate expenses are in the Other segment.

Trends in Our Business. Going forward, our business will be highly dependent on demand for electronic content in automobiles, networking and wireless infrastructure equipment, cellular handsets and other electronic devices. In addition, we operate in an industry that is highly cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles and wide fluctuations in product supply and demand. Through our efforts to reduce and streamline our cost structure, we believe that we are better equipped to respond to changes in market conditions. For more information on trends and other factors affecting our business, see “Risk Factors” included elsewhere in this registration statement.

During the first quarter, we experienced modestly lower revenue in our TSPG and NCSG segments, which historically represent approximately 70% of our revenue and the majority of EBITDA. Lower sales were generally consistent with overall weakness experienced in the markets served by these segments. However, revenues in our WMSG segment, specifically its wireless handset business, were negatively impacted by a sales decline due to weaker demand from Motorola, our largest customer. Due primarily to this sales decline, we grew inventory approximately $100 million during the first quarter of 2007, excluding the impact of purchase accounting. We are experiencing limited predictability and visibility with respect to demand from Motorola, creating uncertainty for our wireless handset business. As a result, we may continue to experience pressure on WMSG’s net sales. Motorola represented 24% and 26% of our net sales for the three months ended March 30, 2007 and March 31, 2006, respectively.

Results of Operations

	Combined (1)	Successor	Predecessor			Successor	Predecessor
	(Unaudited) Year Ended December 31, 2006	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006			(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006
(Dollars in millions)				Years Ended December 31,
				2005	2004
Operating Results
Orders	$6,446	$538	$5,908	$5,875	$5,832	$1,238	$1,570

Net sales	$6,359	$565	$5,794	$5,843	$5,715	$1,361	$1,526
Cost of sales	3,625	450	3,175	3,377	3,617	1,217	835

Gross margin	2,734	115	2,619	2,466	2,098	144	691
Selling, general and administrative	729	59	670	652	637	160	187
Research and development	1,204	99	1,105	1,178	1,090	290	294
Amortization expense for acquired intangible assets	117	106	11	7	9	345	3
In-process research and development	2,260	2,260	—	10	—	—	—
Reorganization of businesses and other	(12)	—	(12)	9	22	—	—
Merger and separation expenses	522	56	466	10	74	3	—

Operating earnings (loss)	(2,086)	(2,465)	379	600	266	(654)	207
Other income (expense):
Interest income (expense), net	(20)	(58)	38	6	(31)	(198)	12
Gains on sales of investments and businesses, net	1	—	1	26	41	—	—
Other, net	(4)	2	(6)	(19)	(13)	—	(1)

Total other income (expense)	(23)	(56)	33	13	(3)	(198)	11

Earnings (loss) before income taxes and cumulative effect of accounting change	(2,109)	(2,521)	412	613	263	(852)	218
Income tax (benefit) expense	(108)	(134)	26	50	52	(313)	13

Earnings (loss) before cumulative effect of accounting change	(2,001)	(2,387)	386	563	211	(539)	205
Cumulative effect of accounting change, net of income tax expense	7	—	7	—	—	—	7

Net earnings (loss)	$(1,994)	$(2,387)	$393	$563	$211	$(539)	$212

Percentage of Net Sales

	Combined (1)			Predecessor		Successor	Predecessor
	(Unaudited) Year Ended December 31, 2006					(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006
				Years Ended December 31,
				2005	2004
Orders	101.4%			100.5%	102.0%	91.0%	102.9%

Net sales	100.0%			100.0%	100.0%	100.0%	100.0%
Cost of sales	57.0%			57.8%	63.3%	89.4%	54.7%

Gross margin	43.0%			42.2%	36.7%	10.6%	45.3%

Selling, general and administrative	11.5%			11.2%	11.1%	11.8%	12.3%
Research and development	18.9%			20.2%	19.1%	21.3%	19.3%
Amortization expense for acquired intangible assets	1.8%			0.1%	0.1%	25.3%	0.1%
In-process research and development	35.5%			0.2%	—%	—%	—%
Reorganization of businesses and other	-0.2%			0.1%	0.4%	—%	—%
Merger and separation expenses	8.2%			0.2%	1.3%	0.2%	—%

Operating earnings (loss)	-32.8%			10.3%	4.6%	-48.1%	13.6%
Total other income (expense)	-0.4%			0.2%	—%	-14.5%	0.7%

Earnings (loss) before income taxes and cumulative effect of accounting change	-33.2%			10.5%	4.6%	-62.6%	14.3%
Income tax (benefit) expense	-1.7%			0.9%	0.9%	-23.0%	0.9%

Earnings (loss) before cumulative effect of accounting change	-31.5%			9.6%	3.7%	-39.6%	13.4%
Cumulative effect of accounting change, net of income tax expense	0.1%			—%	—%	—%	0.5%

Net earnings (loss)	-31.4%			9.6%	3.7%	-39.6%	13.9%

(1)	Our combined results for the year ended December 31, 2006 represent the addition of the Predecessor Period from January 1, 2006 through December 1, 2006 and the Successor Period from December 2, 2006 to December 31, 2006. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Net Sales

Our net sales and orders of approximately $1.4 billion and $1.2 billion in the Successor Period decreased 11 percent and 21 percent, respectively, compared to the Predecessor Period. Lower net sales were driven primarily by an overall 22 percent decrease in volume in our WMSG segment. The WMSG unit volume decline was driven by changes in demand due to sales declines at our largest customer, which decreased its demand forecast for February and March 2007 shipments at the end of February 2007. Declines in net sales were partially offset by strong revenue growth in Asia and Japan, as well as a 19 percent increase in our sales to distributors in our TSPG segment. Distribution inventory at March 30, 2007 was 10.8 weeks of sales, which is below historical levels. During the Successor Period, our revenue from intellectual property represented approximately 1 percent of net sales, compared to 4 percent in the Predecessor Period.

Gross Margin

Our gross margin in the Successor Period decreased $547 million, or 79 percent, compared to the Predecessor Period and gross margin as a percent of net sales of 10.6 percent declined 34.7 percentage points. Purchase accounting arising from the Merger negatively affected gross margin in the Successor Period through a $34 million increase in depreciation and amortization expense arising from the step-up in property, plant and equipment and other assets to fair value and a $416 million increase in cost of sales resulting from the step-up to fair value of our inventory at the Merger date. Excluding these effects, our gross margin was further negatively impacted by a decrease in our utilization rate and lower net sales and intellectual property revenue, partially offset by a higher level of sales to our distributors, which typically generate higher margins, enhanced operating efficiencies, lower costs associated with direct materials and a decrease in incentive compensation expense.

Selling, General and Administrative

Our selling, general and administrative expenses decreased $27 million, or 14 percent in the Successor Period, compared to the Predecessor Period. As a percent of our net sales, our selling, general and administrative expenses decreased by 0.4 percentage points primarily from focused cost-cutting initiatives, operating efficiencies and lower incentive compensation expense.

Research and Development

Our research and development expense in the Successor Period was $290 million, or $4 million lower than the Predecessor Period. This decrease was due primarily to lower incentive compensation expense, partially offset by focused engineering personnel increases.

Acquisition Related Costs

We recorded approximately $5.8 billion in intangible assets for developed technology, tradenames, trademarks and customer relationships in connection with the Merger. The Successor Period includes $345 million in amortization expense related to these intangible assets and is the driver of the increase in amortization expense for acquired intangible assets over the Predecessor Period.

Merger Expenses

In the Successor Period, we incurred $3 million of Merger expenses, which consisted of accounting, legal and other professional costs.

Other (Expense) Income, Net

Interest expense, net increased $210 million in the Successor Period, compared to the Predecessor Period. Net interest expense in the Successor Period included interest expense of $210 million, partially offset by interest income of $12 million. Net interest income in the Predecessor Period included interest income of $36 million, partially offset by interest expense of $24 million. The $186 million increase in interest expense over the prior year was primarily due to increased debt incurred in conjunction with the Merger. The $24 million decrease in interest income over the prior year was primarily attributable to decreased funds available for investment after the closing of the Merger.

Income Tax (Benefit) Expense

Our effective tax rate was 37 percent for the Successor Period. The increase in our effective tax rate subsequent to the closing of the Merger versus prior periods is due primarily to the income tax benefit being recorded related to our domestic losses. We incurred domestic losses during the Successor Period due to (i) the significant increase in amortization expense associated with intangible assets established in purchase accounting and (ii) the increase in interest expense associated with the debt incurred in connection with the Merger. Previously we recorded income tax expense associated with our domestic profits against a deferred tax valuation allowance. In connection with establishing our deferred taxes in purchase accounting, we no longer are in a net deferred tax asset position domestically. This resulted in no valuation allowance being required, other than for specific identified domestic tax attributes and certain foreign entities with net deferred tax assets.

Our effective tax rate for the Predecessor Period was 6 percent, resulting in $13 million net tax expense. Our annual effective tax rate was less than the statutory rate of 35 percent in the Predecessor Period primarily due to (i) no recorded tax expense on our domestic earnings due to the utilization of deferred tax assets, which were subject to a full valuation allowance, and (ii) the mix of earnings and losses by taxing jurisdictions and foreign tax rate differentials.

During the Successor Period, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). The adoption resulted in a $5 million increase in the liability for unrecognized tax benefits, which was accounted for as an increase to goodwill as of January 1, 2007.

Cumulative Effect of Accounting Change

Upon adoption of SFAS No. 123(R), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the first quarter of 2006 as a cumulative effect of accounting change, net of tax. Pursuant to APB Opinion No. 25, stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

Year Ended December 31, 2006 Combined Compared to Year Ended December 31, 2005 Consolidated

Net Sales

Our net sales and orders of approximately $6.4 billion each for 2006 increased 9 percent and 10 percent, respectively, compared to 2005. Higher 2006 net sales across all segments were driven by an overall 19 percent increase in total unit volume compared to 2005, partially offset by lower average unit sales prices, which we principally experienced in our WMSG segment. Net sales growth in 2006 reflected general increases in market demand for our products, particularly in the wireless market, and unit growth from products introduced throughout 2006 across each of our markets. Included within our total net sales, our sales to our distributors in 2006 increased 26 percent compared to 2005 as we experienced increased demand from our distributors in TSPG and NCSG. Distribution inventory at December 31, 2006 was 11.3 weeks of sales, which is below historical levels. During 2006 our revenue from intellectual property represented 4 percent of net sales and grew 20 percent compared to 2005.

Gross Margin

Our gross margin in 2006 increased $268 million, or 11 percent, compared to 2005 and gross margin as a percent of net sales of 43 percent improved 0.8 percentage points. Purchase accounting arising from the Merger negatively affected gross margin in 2006 through a $10 million increase in depreciation and amortization expense arising from step-up in property, plant and equipment and other assets to fair value and a $141 million increase in cost of sales resulting from the step-up to fair value of our inventory at the Merger date. Gross margin improved compared with 2005 from higher revenue from intellectual property, a higher level of sales to our distributors, which typically generate higher margins, an improvement in our overall utilization rate through the end of the third quarter, enhanced operating efficiencies and a decrease in non-purchase accounting-related depreciation expense. These items were partially offset by the adoption of SFAS No. 123(R) in January 2006, at which point gross margin began to include the effect of stock-based compensation expense. In 2006, stock-based compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan reduced gross margin by $13 million.

Selling, General and Administrative

Our selling, general and administrative expenses in 2006 increased $77 million, or 12 percent, compared with 2005. As a percent of our net sales, our selling, general and administrative expenses increased 0.3 percentage points in 2006 primarily from higher stock-based compensation expense related to expensing stock options in connection with the adoption of SFAS No. 123(R) in January 2006, marketing investments for our global branding campaign, and heightened focus on sales strategies. These increases were partially offset by improvements in scale and operating efficiencies. In 2006, selling, general and administrative expenses included stock-based compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan of $20 million.

Research and Development

Our research and development expense in 2006 was $1.2 billion, or $26 million higher than 2005. We experienced an increase in research and development from stock-based compensation due to the expensing of stock options in connection with the adoption of SFAS No. 123(R) and a decrease in government grants in 2006, as compared to the prior year. These increases were partially offset by approximately $24 million and $19 million in payroll cost reductions in 2006 and 2005, respectively, as a result of the reorganization of business activity in 2005. In 2006, research and development included stock-based compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan of $21 million.

Acquisition Related Costs

We recorded approximately $5.8 billion in intangible assets for developed technology, tradenames, trademarks and customer relationships in connection with the Merger. The Successor Period includes $106 million in amortization expense related to these intangible assets and is the driver of the increase in amortization expense for acquired intangible assets over the prior year. In addition, we recorded a charge of $2.3 billion for in-process research and development in connection with the Merger.

Reorganization of Businesses and Other

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment, which was offset by a settlement with the customer. We recorded net reversals of $5 million for the year ended December 31, 2006 related to approximately 80 employees previously identified for separation who were redeployed due to circumstances not foreseen when the original plans were approved or resigned unexpectedly and did not receive severance. In 2006, we also recorded a net gain of $7 million related to the disposal of assets held for sale.

A reorganization of business program was announced during the fourth quarter of 2004 to streamline operations and reduce selling, general and administrative expenses. As a result, during the year ended December 31, 2005, we recorded net charges of $7 million of which a net reversal of $3 million was included in cost of sales and a charge of $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated and Statements of Operations related to employee separation costs. We did not record any charges related to reorganization of business activity during 2006.

Merger and Separation Expenses

In the third and fourth quarters of 2006, we incurred $522 million of Merger expenses. Costs associated with the Merger include (i) $93 million related to the redemption of our $350 million aggregate principal amount of 6.875% notes due 2011 (“6.875% Notes”) and our $500 million aggregate principal amount of 7.125% notes due 2014 (“7.125% Notes”), pursuant to the terms of the Merger Agreement, (ii) $297 million in stock-based compensation expense related to the accelerated vesting of the Predecessor stock options, restricted stock units and stock appreciation rights awards, (iii) $106 in million accounting, investment banking, legal and other professional fees, and (iv) $26 million in employee compensation and payroll taxes.

Separation expenses were $10 million in 2005, compared to none during the current year. These incremental, non-recurring costs were directly related to the Contribution and subsequent separation from Motorola and include transaction taxes, professional fees, information technology and other services.

Net Interest Income (Expense)

Interest expense, net increased $26 million in 2006, compared to 2005. Net interest expense in 2006 included interest expense of $164 million, partially offset by interest income of $144 million. Net interest income in 2005 included interest income of $91 million, partially offset by interest expense of $85 million. The $79 million increase in interest expense over the prior year was primarily due to (i) increased interest expense associated with the debt incurred in conjunction with the Merger and (ii) a $15 million loss related to the full redemption of our floating rate notes due 2009 on July 17, 2006. The $53 million increase in interest income over the prior year was primarily attributable to increased funds available for investment prior to the closing of the Merger and increased interest rates.

Gain on Sales of Investments and Businesses, Net

We recorded a gain of $26 million in 2005 related to the sale of our timing solutions business.

Other, Net

Other expenses decreased $15 million in 2006, compared to 2005. The decrease was primarily due to lower impairment charges of investments held in private companies accounted for as cost basis investments.

Income Tax Expense

Our effective tax rate for the Predecessor Period was 15 percent, excluding non-recurring, discrete events resulting in a $35 million non-cash benefit. This compared to an 8 percent effective tax rate in 2005. The increase in the annual effective tax rate is a result of the changing mix of profitability in the domestic and international entities. Our annual effective tax rate is less than the statutory rate of 35 percent primarily due to (i) no recorded tax expense on our domestic earnings due to the utilization of deferred tax assets, which are subject to a full valuation allowance, and (ii) the mix of earnings and losses by taxing jurisdictions and foreign tax rate differentials. We reduced the valuation allowances associated with two of our foreign subsidiaries during the Predecessor Period. One subsidiary emerged from a three-year cumulative loss position resulting in a reduced valuation allowance because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of this subsidiary based on estimates of future taxable income and the evaluation of other evidence pertaining to realization. We reduced the valuation allowance of another subsidiary because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of the foreign subsidiary. This change is primarily due to a revision in the financing of the foreign subsidiary, resulting in increased estimates of the foreign entity’s future taxable income. These events resulted in a one-time, non-cash income tax benefit in 2006 of $28 million.

Our effective tax rate was 35 percent for the Successor Period; excluded from this effective tax rate is the $2.3 billion IPR&D charge, which has no income tax benefit associated with it, and a discrete event related to legislation enacted in December 2006, resulting in the extension of the research and development tax credit in the U.S. through December 31, 2007. The increase in our effective tax rate subsequent to the closing of the Merger versus prior periods is due primarily to the income tax benefit being recorded related to our domestic losses. We incurred domestic losses during the Successor Period due to (i) the significant increase in amortization expense associated with intangible assets established in purchase accounting and (ii) the increase in interest expense associated with the debt incurred in connection with the Merger. As indicated above, previously we recorded income tax expense associated with our domestic profits against a deferred tax valuation allowance. In connection with establishing our deferred taxes in purchase accounting, we no longer are in a net deferred tax asset position domestically. This resulted in no valuation allowance being required, other than for specific identified domestic tax attributes and certain foreign entities with net deferred tax assets.

Cumulative effect of accounting change

Upon adoption of SFAS No. 123(R), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the first quarter of 2006 as a cumulative effect of accounting change, net of tax. Pursuant to APB Opinion No. 25, stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net sales

Our net sales were $5.8 billion in 2005, up 2 percent from $5.7 billion in 2004. Our orders were $5.9 billion in 2005, up slightly from $5.8 billion in 2004. The increase in net sales was primarily due to increases in TSPG and WMSG net sales partially offset by declines in NCSG. We experienced an increase in volume of shipments during 2005 of 12 percent versus the prior year primarily due to increased demand in the wireless market. This impact was partially offset by lower average selling prices in the wireless market. Intellectual property revenue increased to approximately 3 percent of net sales in 2005 as compared to 2 percent of net sales in 2004.

Gross Margin

Our gross margin increased to $2.5 billion, or 42.2 percent of net sales, in 2005 compared to a gross margin of $2.1 billion, or 36.7 percent of net sales, in 2004. The increase in gross margin was primarily due to reduced manufacturing costs resulting from increased operating efficiencies and a decrease in depreciation. Our utilization rate in 2005 improved slightly as compared to 2004 due to increased volume and a lower utilization of external manufacturing. In addition, payroll cost reductions of approximately $32 million in 2005 resulted from the reorganization of business activity announced in the fourth quarter of 2004.

Selling, General and Administrative

Selling, general and administrative expenses in 2005 increased 2 percent from the prior year’s levels. Our selling, general and administrative expenses for 2004 included a $54 million reversal of a provision originally accrued for the potential obligation to reimburse the Government of the People’s Republic of China for various exemptions previously received on VAT and duty on imported materials. This increase was partially offset by cost savings of approximately $21 million in payroll and benefits due to reduced headcount, which resulted from the reorganization of business activity announced in the fourth quarter of 2004.

Research and Development

Research and development expenses increased to $1.2 billion in 2005 compared to $1.1 billion in 2004 due to increased investment in research and development via increased payroll costs and external contract labor, as well as increased introduction of new products by all three of our operating segments. We also benefited from $19 million in cost reductions resulting from the reorganization of business activity announced in the fourth quarter of 2004.

Acquisition Related Costs

We recorded a $10 million charge for in-process research and development in connection with three acquisitions we completed in 2005. These acquisitions were not material individually or in the aggregate.

Reorganization of Businesses and Other

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to the decision by a customer to discontinue purchasing certain of our products. As a result, during the third quarter of 2005, we recorded $16 million for employee separation costs and $1 million in asset impairment and other charges. These actions were expected to generate $22 million in annualized cost savings in research and development.

We also entered into an agreement with the customer to settle all potential claims by the Company related to the customer’s decision to discontinue utilizing certain products provided by us. The Company was paid $17 million, which was recorded during the third quarter of 2005.

A reorganization of business program was announced on October 19, 2004 to streamline operations and reduce selling, general and administrative expenses. As a result, during 2005, we recorded net charges of $7 million of which $(3) million in net reversals was included in cost of sales and $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations related to employee separation costs.

During 2005, we sold all of our property located in West Creek, Virginia, resulting in a $1 million gain. During 2004, the Company sold a building, machinery and equipment related to a wafer fabrication facility in Tianjin, China to SMIC. In conjunction with the asset sale, the Company transferred assets, entered into a cross-patent license agreement and paid $30 million in cash in exchange for Series D convertible preference shares in SMIC and warrants then valued at $321 million, resulting in a gain of $6 million. Also sold during 2004 were a facility in South Queensferry, Scotland, a facility in Sendai, Japan, a building in Austin, Texas, a building and property in Mesa, Arizona, and excess manufacturing equipment. The total net gains from the disposal of assets held for sale, were $1 million and $14 million for the years ended December 31, 2005 and 2004, respectively.

Merger and Separation Expenses

Separation expenses were $64 million lower for 2005 compared to the prior year. These incremental, non-recurring costs were directly related to the Contribution and subsequent separation from Motorola and include transaction taxes, professional fees, information technology and other services.

Net Interest Income

Net interest income for 2005 included interest income of $91 million, which was partially offset by interest expense of $85 million. Net interest expense for 2004 included interest expense of $51 million, which was partially offset by interest income of $20 million. The increase in interest income is due primarily to the significant increase in invested funds during 2005, and partially due to a slight increase in the return on such invested funds. The increase in interest expense is due to an entire year in which the Company’s long-term debt of $1.25 billion was outstanding. Prior to the Contribution in the second quarter of 2004, our interest expense represented the amount allocated from Motorola. This allocation was based on the relative historical percentage of our net assets included in Motorola’s consolidated financial statements, excluding debt.

Gains on Sales of Investments and Businesses

We recorded a gain of $26 million in 2005 related to the sale of our timing solutions business. This amount compared to $41 million for 2004, which primarily related to the sale of our SMIC common stock.

Other

Other expenses increased $6 million primarily due to increased equity losses of non-consolidated investments in private companies.

Effective Tax Rate

Our effective tax rate was 8 percent for 2005, representing a $50 million net tax expense, compared to a 20 percent effective tax rate in 2004, representing a $52 million net tax expense. The decline in the annual effective tax rate is a result of the changing mix of profitability in the domestic and international entities. In addition, tax expense on our domestic profits is offset against the Company’s deferred tax valuation allowance, thereby lowering the worldwide annual effective tax rate. Our annual effective tax rate is less than the statutory rate of 35 percent primarily due to (i) no tax expense being recorded on our domestic earnings due to the utilization of deferred tax assets, which are subject to a full valuation allowance, and (ii) the mix of earnings and losses by taxing jurisdiction and foreign tax rate differentials.

In addition, during 2005 we repatriated $354 million in foreign earnings under the American Jobs Creation Act of 2004 (the “Act”). Among other items, the Act creates a temporary incentive for U.S. multinationals to repatriate accumulated income earned outside the U.S. at a maximum tax rate of 5.25 percent, versus the maximum U.S. federal statutory rate of 35 percent. Accordingly, we recognized a charge of $15 million to income taxes in connection with repatriation activities.

Segment Information

Our orders, net sales, and EBITDA for our primary segments for the three months ended March 30, 2007 and March 31, 2006 and the years ended December 31, 2006, 2005 and 2004 are presented below. Order information as of any particular date may not be an accurate indicator of future results, as orders are subject to revision or cancellation to reflect changes in customer needs.

The Chief Operating Decision Maker (CODM), as defined by FASB SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” is Freescale’s Chief Executive Officer. Each of the operating segments has a general manager reporting directly to the CODM. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenue and EBITDA. Our reporting segments reflect the nature of the products offered to customers and the markets served.

The Transportation and Standard Products Group (“TSPG”) designs, produces and sells embedded processors, microcontrollers, analog, mixed signal and sensor products to customers in multiple markets. Its largest market is the automobile electronics market, which includes body, safety, engine management, entertainment and driver information systems components within automobiles.

The Networking and Computing Systems Group (“NCSG”) designs, produces and sells embedded processors to customers in the networking market, which includes wireline communications, network transmission and access, enterprise networking systems, wireless infrastructure and embedded computing.

The Wireless and Mobile Solutions Group (“WMSG”) designs, produces and sells embedded processors to customers in the wireless systems solutions and broadband markets, including cellular, cordless and messaging components within wireless communication products and games, toys and entertainment products within customer electronics products.

Other includes sales to other semiconductor companies, other miscellaneous businesses and any factories in production start-up. Other also includes any business reorganization charges and miscellaneous income or expense not identified to any of our business segments.

Segment net sales are determined based upon the respective products sold. Segment net sales related to licensing agreements are determined using an attributed basis for each segment.

We define EBITDA as earnings (loss) before cumulative effect of accounting change, interest, income taxes, depreciation and amortization. Our management uses EBITDA, among other measures, to establish budgets and operational goals, to manage our business and to evaluate our performance. We report EBITDA information because we believe that it provides investors with meaningful information about our operating performance and especially about the performance of our separate operating segments.

EBITDA is computed using a mix of direct ownership of certain costs and allocations of centralized functions. The segments incur manufacturing costs based on production volumes. We allocate the underutilized costs of most manufacturing facilities on an actual cost basis. Selling, general and administrative expenses and research and development expenditures are charged to the segments based upon the specific activities being performed for each segment, where possible. Remaining costs are charged to segments on a specifically identifiable basis or other reasonable method of allocation. We consider these allocations to be a reasonable reflection of the utilization of costs incurred. We do not allocate specific assets to the operating segments other than inventory. There are no inter-segment revenue transactions and, therefore, net sales are only to external customers.

Transportation and Standard Products Group

TSPG’s largest market segment is the automobile electronics market, which represented approximately 74 percent of its net sales during the three months ended March 30, 2007 and 70 percent of its net sales during 2006. During the three months ended March 30, 2007 and March 31, 2006 TSPG represented 49% and 43% of our total net sales, respectively. TSPG net sales represented 43 percent of our consolidated net sales in 2006, as compared to 44 percent in 2005 and 2004.

				Combined
	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006
(Dollars in millions)					Years Ended December 31,		Percent Change
					2005	2004	2006-2005	2005-2004
Segment orders	$648	$644	1%	$2,737	$2,561	$2,570	7%	—%
Segment net sales	$665	$653	2%	$2,709	$2,566	$2,508	6%	2%
Segment EBITDA	$(8)	$189	N/M	$(117)	$641	$588	N/M	9%

N/M—	Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Our TSPG segment had an increase in net sales of $12 million, or 2 percent, compared with the Predecessor Period, primarily reflecting 19 percent growth in distribution revenue attributable to increased demand in this channel for analog and sensor products used in advanced safety systems in the automotive and microcontroller markets, as well as automotive revenue growth in Asia and Japan of approximately 31 percent and 20 percent, respectively. These items were partially offset by decreases in average sales prices versus the prior year period. Our TSPG segment EBITDA was an $8 million loss in the Successor Period, or a decline of $197 million from the Predecessor Period. TSPG segment EBITDA in the current year quarter was adversely affected by purchase accounting charges arising from the Merger including additional cost of sales of $186 million related to the step-up of inventory to fair value. This non-cash item more than offset improvements in segment EBITDA from a higher mix of distributor sales where we typically enjoy higher margins.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Our TSPG segment recognized net sales of approximately $2.7 billion in 2006, an increase of $176 million, or 7 percent, compared with 2005. Higher net sales benefited from growth in analog and sensor products used in advanced safety systems in the automotive and microcontroller markets. Included in 2006 net sales, sales to distributors improved 28 percent compared with 2005. Our TSPG segment EBITDA was a loss of $117 million in 2006, or a decline of $758 million from 2005. TSPG segment EBITDA in 2006 was adversely affected by purchase accounting charges arising from the Merger including an IPR&D charge of $830 million and additional cost of sales of $63 million related to the step-up of inventory to fair value. These non-cash items more than offset improvements in segment EBITDA from a higher mix of distributor sales where we typically enjoy higher margins, lower manufacturing costs resulting from cost containment activities undertaken in 2005, increased factory utilization through the third quarter of 2006, and a mix-shift in sales away from our lower margin printing business.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

TSPG net sales increased slightly as a result of increased automotive market shipments. The increase in TSPG EBITDA was partially due to increased sales and primarily due to lower manufacturing costs and improved factory performance.

Networking and Computing Systems Group

During the three months ended March 30, 2007, NCSG sales represented 23 percent of our consolidated net sales, consistent with the prior year quarter. In 2006, NCSG net sales represented 23 percent of our combined net sales, compared to 25 percent in 2005 and 26 percent in 2004.

				Combined
	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006
(Dollars in millions)					Years Ended December 31,		Percent Change
					2005	2004	2006-2005	2005-2004
Segment orders	$301	$352	-14%	$1,441	$1,467	$1,432	-2%	2%
Segment net sales	$320	$351	-9%	$1,432	$1,434	$1,462	—%	-2%
Segment EBITDA	$(88)	$115	N/M	$(335)	$444	$475	N/M	-7%

N/M—	Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Our NCSG segment had a $31 million decrease in net sales and a $51 million decrease in orders, compared to the Predecessor Period. The decline was primarily attributable to a customer’s decision in the third quarter of 2005 to discontinue utilizing certain products provided by us, resulting in $28 million in sales in the prior period that did not occur in the current period. In addition, we were negatively impacted by overall industry declines in demand in the wireless and wireline infrastructure markets and lower average sales prices versus the prior year quarter. The decline in net sales was partially offset by an increase in organic net sales over the Predecessor Period due to increased shipments of enterprise networking and digital home solutions. Our NCSG segment EBITDA was an $88 million loss in the Successor Period, or a decrease of $203 million compared with the Predecessor Period. NCSG segment EBITDA in the current year quarter was adversely affected by purchase accounting charges arising from the Merger including additional cost of sales of $178 million related to the step-up of inventory to fair value. This non-cash item and lower net sales more than offset improvements in segment EBITDA from a favorable product mix.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Our NCSG segment recognized net sales of approximately $1.4 billion in 2006 substantially unchanged from net sales in 2005. Net sales during 2006 were impacted by a customer’s decision in the third quarter of 2005 to discontinue utilizing certain products provided by us and the sale of our timing solutions business in third quarter of 2005. Excluding these items, our organic net sales in 2006 improved year-over-year due to increased shipments of enterprise networking, wireless infrastructure and home and SOHO products. Our NCSG segment EBITDA was a loss of $335 million in 2006, or a decrease of $779 million compared with 2005. NCSG segment EBITDA in 2006 was adversely affected by purchase accounting charges arising from the Merger including an IPR&D charge of $760 million and additional cost of sales of $60 million related to the step-up of inventory to fair value. These non-cash items more than offset improvements in segment EBITDA from a favorable product mix and lower manufacturing costs resulting from cost containment activities undertaken in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The decrease in NCSG net sales was due to lower volumes of products shipped. The decrease in NCSG EBITDA was primarily due to the lower net sales.

Wireless and Mobile Solutions Group

During the three months ended March 30, 2007, WMSG net sales represented 27 percent of our consolidated net sales, compared to 33 percent in the three months ended March 31, 2006. In 2006, WMSG net sales represented 34 percent of our combined net sales, as compared to 30 percent in 2005, and 29 percent in 2004.

				Combined
	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006
(Dollars in millions)					Years Ended December 31,		Percent Change
					2005	2004	2006-2005	2005-2004
Segment orders	$280	$558	-50%	$2,185	$1,782	$1,767	23%	1%
Segment net sales	$364	$506	-28%	$2,136	$1,775	$1,680	20%	6%
Segment EBITDA	$(24)	$97	N/M	$(317)	$320	$158	N/M	103%

N/M—	Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Our WMSG segment experienced a $142 million, or 28 percent, decrease in sales and a $278 million, or 50 percent, decrease in orders, compared to the Predecessor Period. The decline reflected lower demand from our largest customer as they experienced sales declines. This customer decreased its demand forecast for February and March 2007 shipments at the end of February. In addition, we experienced lower average sales prices versus the prior year period. Our WMSG segment EBITDA was a $24 million loss in the Successor Period, or a decrease of $121 million, compared with the Predecessor Period. WMSG segment EBITDA in the current year quarter was adversely affected by purchase accounting charges arising from the Merger including additional cost of sales of $52 million related to the step-up of inventory to fair value, higher operating costs and lower net sales.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Our WMSG segment recognized net sales of approximately $2.1 billion in 2006, an increase of $361 million, or 21 percent, compared with 2005. Net sales during 2006 benefited from strong demand for wireless RF and power management products, particularly from Motorola in the handset market, partially offset by lower average unit selling prices. Our WMSG segment EBITDA was a loss of $317 million in 2006, or a decrease of $637 million compared with 2005. WMSG segment EBITDA in 2006 was adversely affected by purchase accounting charges arising from the Merger including an IPR&D charge of $670 million and additional cost of sales of $18 million related to the step-up of inventory to fair value. These non-cash items and higher operating costs more than offset higher net sales and lower manufacturing costs resulting from cost containment activities undertaken in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The increase in WMSG net sales was due to an increase in product shipments primarily to customers in the wireless market, particularly to our largest customer, Motorola. The increase in WMSG orders is due to increased demand from Motorola in the current year versus the prior year. The improvement in WMSG EBITDA was primarily due to increased volumes of products shipped, improved manufacturing yield and lower manufacturing costs.

Other

Other net sales represented 1 percent in the three months ended March 30, 2007 and March 31, 2006, and 2 percent of our net sales in 2006 compared to 1 percent in 2005 and 2004.

				Combined
	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006
(Dollars in millions)					Years Ended December 31,		Percent Change
					2005	2004	2006-2005	2005-2004
Segment orders	$9	$16	-44%	$83	$65	$63	28%	3%
Segment net sales	$12	$16	-25%	$82	$68	$65	21%	5%
Segment EBITDA	$1	$(30)	N/M	$(542)	$(74)	$(111)	N/M	33%

N/M—	Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Other net sales and orders decreased $4 million and $7 million, respectively, in the Successor Period, compared to the Predecessor Period, primarily as a result of lower wafer sales. Our Other segment EBITDA was $1 million in the Successor Period. Other segment EBITDA benefited in the current year quarter due to improved operations in our factories in production start-up, as well as lower corporate selling, general and administrative and research and development costs attributable to focused cost-cutting initiatives; however, the improvement in this measurement was partially offset by costs arising from the Merger, including $3 million of accounting, legal and other professional costs.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Other net sales increased $14 million in 2006, as compared to 2005, primarily as a result of the completion of support and maintenance requirements associated with a portfolio of applications development tools, resulting in $19 million in revenue in 2006. Our Other segment incurred an EBITDA loss of $542 million in 2006. In 2006, Other segment EBITDA was adversely affected by costs arising from the Merger, including (i) $93 million related to the redemption of our 6.875% notes due 2011 and our 7.125% notes due 2014, pursuant to the terms of the Merger Agreement, (ii) $297 million in stock-based compensation expense related to the accelerated vesting of the Predecessor stock options, restricted stock units and stock appreciation rights awards, (iii) $106 in million accounting, investment banking, legal and other professional fees, and (iv) $26 million in employee compensation and payroll taxes.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Other segment EBITDA for 2005 increased over the same period in the prior year due primarily to a decrease in separation expenses of $64 million in 2005.

Reorganization of Businesses and Other

Beginning in 2000 and continuing through 2005, we implemented a series of plans to reduce our workforce, discontinue product lines, exit businesses and consolidate manufacturing and administrative operations in an effort to reduce costs and simplify our product portfolio. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of ongoing termination benefits, principally severance payments. At each reporting date, we evaluate our accruals for exit costs and employee separation costs to ensure that the accruals remain appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004. During the fourth quarter of 2004, we announced further plans to streamline our operations and reduce selling, general and administrative expenses. In addition, during the third quarter of 2005 we initiated actions to reorganize certain operations as a result of a customer decision to discontinue utilizing certain products provided by us.

We measure the impairment to be recognized from assets to be held and used as the amount by which the carrying value of the assets exceeds the fair value of the assets. The fair value of the assets is the quoted market price, if available, or the value of the assets calculated using valuation techniques that we believe are most appropriate under the circumstances, including discounted cash flow analysis. To compute the estimated expected future cash flows on a discounted and undiscounted basis, we group assets at the lowest level for which there are identifiable cash flows. We base our estimates of future cash flows on historical and current financial results and management’s best estimates of future operating trends. The cash flows are discounted using a rate determined by management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities. Cash inflows and outflows are projected until the operations will cease or significant capital re-investment would be required to continue operations, whichever is shorter. In evaluating assets held for use for impairment, we also consider whether the events that triggered the impairment analysis give rise to a change in the estimated useful lives of the associated assets. Asset useful lives are adjusted when appropriate.

We recorded provisions for employee separation costs and exit costs based on estimates prepared each time we prepared a restructuring plan and obtained approval from our management. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance. At each reporting date, we evaluate our accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

The total Predecessor net gains from the disposal of assets held for sale were $7 million, $1 million and $14 million for the years ended December 31, 2006, 2005 and 2004, respectively. During 2006, we sold a building located in Austin, Texas, and during 2005, we sold all of our property located in West Creek, Virginia. During 2004, we sold a building, machinery and equipment related to a wafer fabrication facility in Tianjin, China to SMIC. In conjunction with the asset sale, we transferred assets, entered into a cross-patent license agreement and paid $30 million in cash in exchange for Series D convertible preference shares in SMIC and warrants then valued at $321 million, resulting in a gain of $6 million. Also sold during 2004 were a facility in South Queensferry, Scotland, a facility in Sendai, Japan, a building in Austin, Texas, a building and property in Mesa, Arizona, and excess manufacturing equipment.

We entered into an agreement in 2005 with a customer to settle all potential claims by us related to the customer’s decision to discontinue utilizing certain products we provided. We have no continuing obligations under the agreement. We were paid $17 million, which was recorded during 2005 under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

Year Ended December 31, 2006

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment.

The following table displays a roll-forward from January 1, 2006 to December 1, 2006 of the accruals established related to the 2005 employee separation program discussed above.

Employee Separation Costs (In millions, except headcount)	Accruals at January 1, 2006	Additional Charges		Adjustments		2006 Amounts Used	Accruals at December 1, 2006
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$14	$—	$—	$—	$(5)	$(9)	$—

Related headcount	270	—	—	—	(80)	(190)	—

As of the end of the third quarter of 2006, we paid $9 million in employee separation costs. The remaining $5 million accrual was reversed in the Predecessor Period due to approximately 80 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to reduce costs through an employee separation program. The remaining accrual of $1 million at December 31, 2005 related to this program was paid in the first quarter of 2006.

Year Ended December 31, 2005

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment. As a result, we recorded employee separation costs of $16 million and asset impairment and other charges of $1 million under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2005 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$—	$—	$16	$—	$—	$(2)	$14

Related headcount	—	—	350	—	—	(80)	270

During 2005, 80 non-manufacturing employees were separated from us. We paid $2 million of separation costs in the fourth quarter of 2005. The remaining payments under this program were concluded during the first nine months of 2006, with any unused amounts recorded as a reduction to reorganization of businesses and other.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to further reduce costs through an employee separation program. As a result, during 2005, we recorded net charges of $7 million; of which net reversals of $(3) million was included in cost of sales and $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2004 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$17	$1	$—	$(6)	$—	$(12)	$—
Asia manufacturing	2	1	—	—	—	(3)	—
Europe manufacturing	9	1	—	—	—	(10)	—
General and administrative, Research and development	42	—	11	—	(1)	(51)	1

Total	$70	$3	$11	$(6)	$(1)	$(76)	$1

Related headcount	460	170	60	—	—	(690)	—

At January 1, 2005, we had an accrual of $70 million for employee separation costs, representing the severance costs for approximately 460 employees, 260 of which were manufacturing employees and 200 were non-manufacturing employees.

During 2005, 690 employees were separated from us resulting in $76 million in initial cash payments made to these separated employees. For these separated employees, of which 430 were manufacturing employees and 260 were non-manufacturing employees, an additional $1 million was paid in the first quarter of 2006 for healthcare costs and severance payments. The remaining accrual balance was reversed to cost of sales in the fourth quarter of 2005.

Year Ended December 31, 2004

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced our plans to further reduce our costs through an employee separation program. As a result, we recorded net charges of $79 million, of which $33 million was included in cost of sales and $46 million was recorded under reorganization of businesses in the accompanying audited Combined and Consolidated Statements of Operations. The following table displays a roll-forward of the accruals established for these employee separation costs from January 1, 2004 to December 31, 2004.

Employee Separation Costs	Accruals at January 1, 2004	Additional Charges		Adjustments		2004 Amounts Used	Accruals at December 31, 2004
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$—	$20	$—	$—	$—	$(3)	$17
Asia manufacturing	—	4	—	—	—	(2)	2
Europe manufacturing	—	9	—	—	—	—	9
General and administrative, Research and development	—	—	46	—	—	(4)	42

Total	$—	$33	$46	$—	$—	$(9)	$70

Related headcount	—	560	560	—	—	(660)	460

As a part of the employee separation plan, 660 employees were separated from us during the fourth quarter of 2004 resulting in $9 million in initial cash payments made to these separated employees.

We expected annualized savings of approximately $63 million from these actions, $28 million in cost of sales, $18 million in selling, general and administrative and $17 million in research and development.

Pre-2004 Initiated Reorganization of Business Programs

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004 as further described below.

During 2004, we recorded net reversals of $11 million, of which $1 million was included in cost of sales and $10 million was recorded under reorganization of businesses in the accompanying Combined and Consolidated Statements of Operations. The aggregate $11 million net reversal is comprised of the following:

	Exit Costs (Reversals)	Employee Separations	Asset Writedowns (Decommissioning reversals)	Total
Manufacturing and administrative consolidations	$—	$(4)	$(7)	$(11)

Manufacturing and Administrative Consolidations

There were no additional charges during 2004. Accruals of $11 million established prior to 2004 for reserves to cover decommissioning costs were reversed as the accruals were no longer needed due primarily to the sale of the related facility and employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. The following table displays a roll-forward of the accruals established for employee separation costs from January 1, 2004 to December 31, 2004.

Employee Separation Costs	Accruals at January 1, 2004	2004 Additional Charges		2004 Adjustments		2004 Amounts Used	Accruals at December 31, 2004
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$4	$—	$—	$—	$—	$(4)	$—
Asia manufacturing	2	—	—	—	—	(2)	—
Europe manufacturing	4	—	—	—	—	(4)	—
General and administrative, Research and development	22	—	—	—	(4)	(18)	—

Total	$32	$—	$—	$—	$(4)	$(28)	$—

Related headcount	200	—	—	—	(60)	(140)	—

At January 1, 2004, we had an accrual of $32 million for employee separation costs, representing the severance costs for approximately 200 employees, of which, 90 were manufacturing employees and 110 were non-manufacturing employees.

During 2004, 140 employees were separated from the Company resulting in $28 million in cash payments to these separated employees. The 2004 adjustments of $4 million represent employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

Liquidity and Capital Resources

As highlighted in the accompanying audited Combined and Consolidated Statements of Cash Flows, our liquidity and available capital resources are impacted by four key components: (1) current cash and cash equivalents, (2) operating activities, (3) investing activities, and (4) financing activities.

Cash and Cash Equivalents

The following table reflects our total cash and cash equivalents, short-term investments and marketable securities positions at March 30, 2007, December 31, 2006 and December 31, 2005.

	Successor		Predecessor
	(Unaudited)
(in millions)	March 30, 2007	December 31, 2006	December 31, 2005
Cash and cash equivalents	$181	$177	$212
Short-term investments	456	533	1,209
Marketable securities	—	—	1,604

Total	$637	$710	$3,025

Of the $637 million of cash and cash equivalents and short-term investments at March 30, 2007, $294 million was held by our U.S. subsidiaries and $343 million was held by our foreign subsidiaries. Repatriation of some of these funds could be subject to delay and could have potential tax consequences, principally with respect to withholding taxes paid in foreign jurisdictions. During 2005, the Company repatriated $354 million in foreign earnings under the American Jobs Creation Act of 2004.

The following discussion is on a combined basis, which represents the addition of the Successor and Predecessor information included in our audited Combined and Consolidated Statements of Cash Flows.

Operating Activities

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

During the first quarter of 2007, we generated cash flow from operations of $41 million, which is lower than prior year levels. Our days sales outstanding were increased to 36 days at March 30, 2007 from 35 days at year-end. Our days of inventory on hand increased to 103 days (excluding the impact of purchase accounting on inventory and cost of sales) from 80 days at year-end. This increase resulted primarily from a $103 million increase in inventory levels, exclusive of the recognition of $416 million in cost of sales due to the step-up to fair value in connection with purchase accounting, due to the change in demand forecast from our largest customer in February 2007. These uses of working capital were partially offset by an increase in our days purchases outstanding to 60 days as of March 30, 2007 versus 56 days at year-end.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

During 2006, we generated cash flow from operations of $1.3 billion, which approximated the level in 2005. Our working capital requirements did not change significantly versus the prior year. We experienced slight increases in our days sales outstanding to 35 days from 32 days, and our days of inventory on hand increased to 80 days (excluding the impact of purchase accounting on inventory and cost of sales) from 69 days. These uses of working capital were slightly offset by an increase in our days purchase outstanding to 56 days as of December 31, 2006 versus 52 days as of December 31, 2005.

Investing Activities

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

During the first quarter of 2007 and 2006, our net cash used for investing activities was $26 million and $220 million, respectively. The decrease in the net cash used in our investing activities was primarily the result of a decrease in funds available for investment after the closing of the Merger and lower capital expenditures in the Successor Period. Our capital expenditures were $92 million, or 7 percent of net sales, and $145 million, or 10 percent of net sales, during the first quarter of 2007 and 2006, respectively.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

During 2006 and 2005, our net cash used for investing activities was $16.3 billion and $1.4 billion, respectively. The increase in the net cash used in our investing activities was primarily the result of the funding of the Merger and capital expenditures. The cash utilized in connection with the funding of the Merger was $17.7 billion.

Our capital expenditures were $713 million and $491 million during the year ended December 31, 2006 and 2005, respectively. As a percentage of net sales, our capital expenditures were 11 percent and 8 percent in 2006 and 2005, respectively. The increase in capital expenditures in 2006 was a result of our decision to selectively increase capacity to meet increased demand as our utilization rates reached high levels through the third quarter of 2006. We also utilized cash of $181 million in the year ended December 31, 2006 to acquire licenses and other assets to continue the expansion of our purchased technology portfolio, primarily related to WMSG’s operations.

Cash was provided by investing activities through the liquidation of a portion of our short-term investments portfolio and an entire liquidation of our marketable securities portfolio in order to fund a portion of the Merger and the redemption of our $400 million floating rate notes due 2009 (“Predecessor Floating Rates Notes”), our 6.875% Notes and our 7.125% Notes.

Financing Activities

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

During the first quarter of 2007, our net cash used for financing activities was $12 million, resulting primarily from long-term debt and capital lease payments. This compared to our net cash used by financing activities of $67 million in the first quarter of 2006, principally reflecting purchases of treasury stock, partially offset with proceeds from stock option exercises.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

During 2006, our net cash provided by financing activities was $15 billion, resulting primarily from the investment by the Sponsors of $7.1 billion and the debt we obtained in connection with the Merger of $9.2 billion, net of $266 million in debt issuance costs. We also received proceeds of $163 million from stock option exercises and employee stock purchase plan share purchases and $43 million in borrowings under a revolving loan agreement. These amounts were partially offset by long-term debt and notes payable repayments of $1.3 billion and stock repurchases of $200 million. This compared to our net cash provided by financing activities of $21 million in 2005, principally reflecting stock repurchases of $103 million and costs of terminating our interest rate swaps of $21 million, partially offset by proceeds of $106 million from the exercise of stock options and employee stock purchase plan share purchases.

Stock Repurchases

During the third quarter of 2005, we announced that our Board of Directors authorized us to repurchase up to $500 million of our outstanding shares of common stock. During the years ended December 31, 2006 and 2005, we repurchased approximately 7 million and 4 million shares for $200 million and $103 million, respectively. We also obtained approximately 670 thousand and 408 thousand shares in 2006 and 2005, respectively, related to the withholding of shares of our Class A common stock used to satisfy employee tax obligations in connection with the vesting of restricted stock units.

Debt Redemption

During the third quarter of 2006, we fully redeemed our outstanding Predecessor Floating Rate Notes bearing interest at a rate equal to the three-month LIBOR plus 2.75%. The redemption occurred on July 17, 2006 at a redemption price equal to 102% of the principal amount of the floating rate notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the floating rate notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. Funds from our short-term investment portfolio were used to finance the $400 million early retirement of debt and the $8 million cost associated with the call premium.

In connection with the Merger, we redeemed substantially all of our outstanding 6.875% Notes and 7.125% Notes. The redemption occurred on December 1, 2006 at a redemption price equal to (i) 105% of the principal amount of the 6.875% Notes and (ii) 108% of the principal amount of the 7.125% Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the redeemed 6.875% Notes and the redeemed 7.125% Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. We incurred charges of $93 million to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations in connection with the redemption, including call premiums of $57 million and non-cash charges associated with the recognition of unamortized debt issue costs and unamortized interest rate swap settlement balances of $18 million and $18 million, respectively. Funds from our short-term investment portfolio were used to finance the $850 million early retirement of debt and the $57 million cost associated with the call premiums.

Debt Issuance and Credit Facilities

On December 1, 2006, we entered into new senior secured credit facilities (“Credit Facilities”) to fund a portion of the Merger, as well as costs associated with the Merger. The Credit Facilities include (i) a seven-year, $3.5 billion term loan, including letters of credit and swing line loan sub-facilities (“Term Loan”), and (ii) a six-year revolving credit facility with a committed capacity of $750 million (“Revolver”). The Term Loan will mature on December 1, 2013. The Revolver will be available through December 1, 2012, at which time all outstanding principal amounts under the Revolver will be due and payable. We may, subject to customary conditions, request an increase in the amount available under the Credit Facilities of up to an additional $1 billion for a total commitment of up to $5.25 billion. Borrowings under the Credit Facilities may be used for working capital purposes, capital expenditures, investments, share repurchases, acquisitions and other general corporate purposes. At March 30, 2007, $3.5 billion was outstanding under the Term Loan, and there were no borrowings outstanding under the Revolver. On February 14, 2007, we entered into an amendment to our $3.5 billion Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%. We expect to save approximately $9 million per year as a result of the lower spread. See further discussion under Note 4 to the audited combined and consolidated financial statements included elsewhere in this registration statement.

The Term Loan and Revolver bear interest, at our option, at a rate equal to a margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate (5.36% on March 30, 2007) based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The applicable margin for borrowings under the Credit Facilities may be reduced subject to our attaining certain leverage ratios. We are also required to repay a portion of the outstanding Term Loan balance in quarterly installments in aggregate annual amounts equal to 1% of the initial outstanding balance for the first six years and nine months after the Term Loan closing date, with the remaining balance due upon maturity. We are also required to pay quarterly facility commitment fees on the unutilized capacity of the Revolver at an initial rate of 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees. We are also required to make prepayments in certain circumstances, subject to certain exceptions. See Note 4 to the audited consolidated and combined financial statements included elsewhere in this registration statement.

On December 1 2006, we issued $4.35 billion aggregate principal amount of senior unsecured debt securities (“Senior Notes”) in order to fund a portion of the Merger, as well as costs associated with the Merger. Included in the issuance were: (i) a series of floating rate notes due 2014 with an aggregate principal amount of $500 million (“Floating Rate Notes”); (ii) a series of 9.125%/9.875% PIK-election notes due 2014 with an aggregate principal amount of $1,500 million (“Toggle Notes”); and, (iii) a series of 8.875% notes due 2014 with an aggregate principal amount of $2,350 (“Fixed Rate Notes”). The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 5.35% on March 30, 2007) plus 3.875% per annum, which is payable quarterly in arrears on every March 15, June 15, September 15 and December 15 commencing March 15, 2007. The Fixed Rate Notes bear interest at 8.875% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. Interest on the Toggle Notes is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. For any interest period through December 15, 2011, we may elect to pay interest on the Toggle Notes in cash, by increasing the principal amount of the Toggle Notes or an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate equal to 9.125% per annum, and interest payable by increasing the principal amount of the Toggle Notes will accrue at the cash interest rate plus 0.75% per annum. After December 15, 2011, we must pay all interest payments on the Toggle Notes in cash, and they will be treated as having been issued with original issue discount for federal income tax purposes. The Senior Notes will mature concurrently on December 15, 2014.

On December 1 2006, we issued a series of fixed rate notes due 2016 with an aggregate principal amount of $1.60 billion (“Senior Subordinated Notes,” and together with the Senior Notes, the “Notes”) in order to fund a portion of the Merger, as well as costs associated with the Merger. The Senior Subordinated Notes bear interest at a rate equal to 10.125% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. The Senior Subordinated Notes will mature on December 15, 2016.

In December 2006, in conjunction with the issuance of the Senior Notes and Senior Subordinated Notes, we received initial corporate credit ratings from Standard & Poor’s and Moody’s of BB- and Ba3, respectively.

In connection with the issuance of the Term Loan and Floating Rate Notes, we also entered into interest rate swap contracts with various counterparties as a hedge of the variable cash flows of our variable interest rate debt. Under the terms of the interest rate swap contracts, we have converted $800 million of the variable interest rate debt to fixed interest rate debt. See Note 5 of our audited combined and consolidated financial statements included elsewhere in this registration statement for additional discussion.

The Credit Facilities and Notes have restrictive covenants that limit our ability to, among other things, incur or guarantee additional indebtedness or issue preferred stock; pay dividends and make other restricted payments; incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and, merge or consolidate with other companies or transfer all or substantially all of our assets. Under the Credit Facilities, we must comply with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with specified affirmative and/or negative covenants, including covenants relating to maintenance of specified financial ratios. The Credit Facilities and Notes also provide for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross-defaults or cross-escalation provisions. The Company was in compliance with these covenants as of March 30, 2007.

Contractual Obligations and Credit Facilities

We own most of our major facilities, but we do lease certain office, factory and warehouse space and land, as well as data processing and other equipment under principally non-cancelable operating leases.

Summarized in the table below are our obligations and commitments to make future payments under debt obligations and minimum lease payment obligations, net of minimum sublease income, as of March 30, 2007.

	Payments Due by Period
(in millions)	2007	2008	2009	2010	2011	Thereafter	Total
Debt obligations (including short-term debt)(1)	$74	$35	$35	$35	$35	$9,275	$9,489
Capital lease obligations(2)	15	15	9	6	2	1	48
Operating leases(3)	45	33	26	24	18	66	212
Software licenses	54	56	47	45	22	—	224
Service obligations	55	15	9	6	3	3	91
Foundry commitments(4)	142	—	—	—	—	—	143
Purchase commitments(5), (6)	77	24	—	—	—	—	101

Total contractual cash obligations(7)	$462	$178	$126	$116	$80	$9,345	$10,308

(1)	Reflects the principal payments on the Credit Facilities and the Notes and excludes cash interest payments of approximately $828 million in 2007, $803 million in 2008, $800 million in 2009, $798 million in 2010, $795 million in 2011 and $2,457 million thereafter that has been calculated assuming the rates as of March 30, 2007.
(2)	Includes interest of $5 million on capital lease obligations of $40 million at March 30, 2007.
(3)	Minimum sublease income on operating leases is approximately $5 million in 2007, $6 million in 2008, $5 million in 2009, $3 million in 2010, $3 million in 2011 and $1 million thereafter.
(4)	Foundry commitments associated with our strategic manufacturing relationship based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly.
(5)	Commitments associated with our agreement with two other entities to jointly develop 300 millimeter technology have been excluded from the above table. We are committed based upon an annual operating plan to fund certain amounts of shared research and development costs and capital expenditures required to construct this facility. These costs are not fixed and determinable at March 30, 2007.
(6)	In December 2006, we entered into a joint technology development agreement relating to the development of complimentary metal oxide semiconductor (CMOS) and silicon-on-insulator (SOI) technologies, as well as advanced semiconductor research and development enablement transitions to the 45 nanometer generation. The agreement obligates us to the next year’s worth of payments on a rolling basis, which totals $41 million as of March 30, 2007. Pursuant to our continued participation, there is a potential for aggregate payments of approximately $217 million through the expiration date of December 2010.
(7)	As of January, 2007, after the implementation of FIN 48, unrecognized tax benefits were $155 million. The amount, if recognized, that would be reflected as an adjustment to income tax (benefit) expense is approximately $20 million. We are not including any amount related to uncertain tax positions in our long-term contractual obligations table presented because of the difficulty in making reasonably reliable estimates of the timing of cash settlements with the respective taxing authorities.

Future Financing Activities

Our primary future cash needs on a recurring basis will be for working capital, capital expenditures and debt service obligations. We believe that our cash, cash equivalents and short-term investment balance as of March 30, 2007 of approximately $637 million and cash flows from operations will be sufficient to fund our working capital needs, capital expenditures and other business requirements for at least the next twelve months. If our cash flows from operations are less than we expect, we may need to incur additional debt, or utilize our cash and cash equivalents or short-term investments. We incurred significant indebtedness and utilized significant amounts of cash and cash equivalents, short-term investments and marketable securities in order to complete the Merger. As a result, our future financing needs will be materially impacted by the Merger, and we may be limited in our ability to obtain additional funding.

We may need to incur additional debt to make strategic acquisitions or investments. We cannot assure that financing will be available to us on acceptable terms or that financing will be available at all.

As market conditions warrant, the Company and its major equityholders may from time to time repurchase debt securities issued by the Company, in privately negotiated or open market transactions, by tender offer or otherwise.

Our ability to make payments to fund working capital, capital expenditures, debt service, strategic acquisitions, joint ventures and investments will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. Future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, to finance our business. None of these arrangements has or is likely to have a material effect on our results of operations, financial condition or liquidity.

Significant Accounting Policies and Critical Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our management believes the following accounting policies to be those most important to the portrayal of our financial condition and those that require the most subjective judgment:

•	product sales and intellectual property revenue recognition and valuation;

•	purchase accounting;

•	valuation of investments and long-lived assets;

•	restructuring activities;

•	accounting for income taxes; and

•	inventory valuation methodology.

If actual results differ significantly from management’s estimates and projections, there could be a material adverse effect on the Company’s financial statements.

Product Sales and Intellectual Property Revenue Recognition and Valuation

We generally market our products to a wide variety of end users and a network of distributors. Our policy is to record revenue for product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment. We record reductions to sales for allowances for collectibility, discounts and price protection, product returns and incentive programs for distributors related to these sales, based on actual historical experience, current market conditions and other relevant factors at the time the related sale is recognized.

The establishment of reserves for sales discounts and price protection allowances are dependent on the estimation of a variety of factors, including industry demand and the forecast of future pricing environments. This process is also highly judgmental in evaluating the above-mentioned factors and requires significant estimates, including forecasted demand, returns and industry pricing assumptions.

In future periods, additional provisions may be necessary due to (1) a deterioration in the semiconductor pricing environment, (2) reductions in anticipated demand for semiconductor products, and/or (3) lack of market acceptance for new products. If these factors result in a significant adjustment to sales discount and price protection allowances, they could significantly impact our future operating results.

Revenues from licensing our intellectual property have approximated 4 percent, 3 percent and 2 percent of net sales in 2006, 2005 and 2004, respectively. We expect to continue our efforts to monetize the value of our intellectual property in the future. These licensing agreements also can be linked with other contractual agreements and could represent multiple element arrangements under EITF Issue 00-21 “Revenue Arrangements With Multiple Elements” or contain future performance provisions pursuant to SEC Staff Accounting Bulletin 104 “Revenue Recognition”. The process of determining the appropriate revenue recognition in such transactions is highly complex and requires significant judgments and estimates.

Purchase Accounting and Intangible Assets

As discussed above, the Merger was completed on December 1, 2006 and was financed by a combination of borrowings under the Credit Facilities, the issuance of the Notes, cash on hand and the equity investment of the Sponsors and management. The purchase price including direct acquisition costs was approximately $17.7 billion. Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. Identifiable intangible assets include customer relationships, tradenames and trademarks, developed technology and IPR&D. Goodwill represents the excess of cost over the fair value of net assets acquired. For the Merger and for other significant acquisitions, we obtain independent appraisals and valuations of the intangible (and certain tangible) assets acquired and certain assumed obligations as well as equity.

The estimated fair values and useful lives of identified intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, estimates of cost avoidance, the nature of the business acquired, the specific characteristics of the identified intangible assets and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competition. The carrying values and useful lives for amortization of identified intangible assets are reviewed on an ongoing basis, and any resulting changes in estimates could have a material adverse effect on our financial results.

Valuation of Investments and Long-Lived Assets

We assess the impairment of investments and long-lived assets, which include identifiable intangible assets, goodwill and property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When circumstances change, or at least annually, we compare the carrying value of our reporting units to their estimated fair value. If the carrying value is greater than the respective estimated fair value, we then determine if the goodwill is impaired, and whether some or all of the goodwill should be written off as a charge to operations, which could have a material adverse effect on our financial results. The estimate of fair value requires various assumptions including the use of projections of future cash flows and discount rates that reflect the risks associated with achieving the future cash flows. Changes in the underlying business could affect these estimates, which in turn could affect the fair value of the reporting unit. In addition, an annual assessment of goodwill impairment was performed in the fourth quarter of 2006 resulting in no necessary impairment. Important factors which could require an impairment review include: (i) underperformance relative to expected historical or projected future operating results; (ii) changes in the manner of use of the assets or the strategy for our overall business; (iii) negative industry or economic trends; (iv) declines in stock price of an investment for a sustained period; and (v) our enterprise value relative to net book value.

When we determine that the carrying value of intangible assets, goodwill and long-lived assets may not be recoverable, an impairment charge is recorded. Impairment is generally measured based on valuation techniques considered most appropriate under the circumstances, including a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities, if available.

The net book values of these investments and long-lived assets at March 31, 2007, December 31, 2006 and December 31, 2005 were as follows:

	Successor		Predecessor
	(Unaudited)
(in millions)	March 30, 2007	December 31, 2006	December 31, 2005
Property, plant and equipment	$3,132	$3,232	$2,035
Goodwill	5,295	5,293	253
Strategic investments	12	121	12
Intangible assets	5,312	5,654	30

Total	$13,751	$14,191	$2,330

We cannot predict the occurrence of future impairment triggering events nor the impact such events might have on these reported asset values. Such events may include strategic decisions made in response to the economic conditions relative to product lines, operations and the impact of the economic environment on our customer base.

Restructuring Activities

Beginning in 2000 and through 2006, we announced plans to reduce our workforce, discontinue product lines, exit businesses and consolidate manufacturing and research and design center operations. We initiated these plans in an effort to reduce costs and simplify our product portfolio. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance payments to terminated employees. At each reporting date, we evaluate our accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

Accounting for Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets, liabilities and net operating loss and credit carryforwards. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical income, projected future income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies.

During the period ended December 1, 2006, we reduced the valuation allowance associated with our deferred tax assets of two of our foreign subsidiaries. The valuation allowance was reduced because we believe we are more likely than not going to realize a portion of the deferred tax assets for these entities. These changes are due to (i) a revision in the financing of one foreign entity, resulting in increased estimates of the foreign entity’s future taxable income, and (ii) another foreign entity emerging from a three-year cumulative loss position during 2006. These events resulted in one-time, non-cash tax benefits totaling $28 million.

We have reserves for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities. Although we believe that the positions taken on previously filed tax returns are fully supported, we nevertheless have established reserves recognizing that various taxing authorities may challenge certain positions, which may not be fully sustained. The tax reserves are reviewed quarterly and adjusted as events occur that affect our potential liability for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, resolution of tax audits, negotiations between tax authorities of different countries concerning our transfer prices, identification of new issues, and issuance of new regulations or new case law. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence.

Inventory Valuation Methodology

Inventory is valued at the lower of cost or market using the first-in, first-out (FIFO) method. We write down our inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those we project, additional inventory write-downs may be required. Inventory impairment charges establish a new cost basis for inventory. In estimating our obsolescence, we utilize our backlog information for the next 13 weeks as well as projecting future demand.

We balance the need to maintain strategic inventory levels to ensure competitive delivery performance to our customers with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. We also consider pending cancellation of product lines due to technology changes, long life cycle products, lifetime buys at the end of supplier production runs, business exits and a shift of production to outsourcing.

If actual future demand or market conditions are less favorable than those projected by our management, additional inventory writedowns may be required.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires employers to (i) recognize in its statement of financial position the funded status of a benefit plan measured as the difference between the fair value of plan assets and the benefit obligation, (ii) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position and (iv) disclose additional information in the notes to the financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. For companies with publicly traded securities, the requirements of SFAS 158 are effective for fiscal years ending after December 15, 2006 and are to be applied prospectively upon adoption. For companies without publicly traded equity securities, the requirements to recognize the funded status of a defined benefit postretirement plan and provide related disclosures are effective for fiscal years ending after June 15, 2007, while the requirement to measure plan assets and benefit obligations as of the date of the employer’s statement of financial position is effective for fiscal years ending after December 15, 2008, with earlier application encouraged. We are currently in the process of assessing the impact the adoption of SFAS 158 will have on our financial position, results of operations and liquidity.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) Topic IN, “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be taken into consideration when quantifying misstatements in current-year financial statements. It requires quantification of misstatements using both the balance sheet and income statement approaches and evaluation of whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB does not change the SEC’s previous guidance on evaluating the materiality of misstatements. The adoption of SAB 108 by the Company in 2006 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) which provides for a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We adopted the provisions of FIN 48 effective January 1, 2007, resulting in an increase of $5 million in goodwill and the liability for unrecognized tax benefits.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, amendment to ARB No. 43 Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period incurred. The Company adopted SFAS No. 151 effective January 1, 2006. The adoption of SFAS No. 151 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

As a multinational company, our transactions are denominated in a variety of currencies. We have a foreign exchange management process to manage currency risks resulting from transactions in currencies other than the functional currency of our subsidiaries. We use financial instruments to hedge, and therefore attempt to reduce our overall exposure to the effects of currency fluctuations on cash flows. Our policy prohibits us from speculating in financial instruments for profit on exchange rate price fluctuations, from trading in currencies for which there are no underlying exposures, and from entering into trades for any currency to intentionally increase the underlying exposure.

Our strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on our management’s assessment of risk. Almost all of our non-functional currency receivables and payables, which are denominated in major currencies that can be traded on open markets, are hedged. We use forward contracts and options to hedge these currency exposures. In addition, we hedge some firmly committed transactions and expect to hedge some forecasted transactions and investments in foreign subsidiaries in the future. A portion of our exposure is from currencies that are not traded in liquid markets, such as those in Latin America and Asia, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

At March 30, 2007, we had net outstanding foreign exchange contracts not designated as accounting hedges with notional amounts totaling $363 million. The fair value of these contracts was a net unrealized gain of $1 million at March 30, 2007. Management believes that these financial instruments should not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of United States dollars, the notional amounts of the most significant net foreign exchange hedge positions as of March 30, 2007:

Successor
Buy (Sell)	March 30, 2007
Euro	$(15)
Danish Kroner	(165)
British Pound	57
Malaysian Ringgit	43
Japanese Yen	(30)
Israeli Shekel	15
Taiwan Dollar	(1)

Foreign exchange financial instruments that are subject to the effects of currency fluctuations, which may affect reported earnings, include financial instruments and other financial instruments which are not denominated in the currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash and cash equivalents, equity investments, and notes as well as accounts payable and receivable. The fair value of the foreign exchange financial instruments would hypothetically decrease by $8 million as of March 30, 2007 if the U.S. dollar were to appreciate against all other currencies by 10% of current levels. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: (i) all current payables and receivables that are hedged were not realized, (ii) all hedged commitments and anticipated transactions were not realized or canceled, and (iii) hedges of these amounts were not canceled or offset. We do not expect that any of these conditions will be realized. We expect that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged. If the hedged transactions were included in the sensitivity analysis, the hypothetical change in fair value would be immaterial. The foreign exchange financial instruments are held for purposes other than trading.

Instruments used as fair value hedges and cash flow hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as either a fair value hedge or cash flow hedge at the inception of the contract. Accordingly, changes in market values of such hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

At March 30, 2007, we had fair value hedges with an aggregate notional amount of $8 million and a fair value amount of less than $1 million.

At March 30, 2007, we had foreign currency exchange contracts designated as cash flow hedges with an aggregate notional amount of $121 million and fair value amount of approximately $3 million.

Commodity Price Risk

During the second quarter of 2006, we instituted a gold hedging program which incorporates the use of financial derivative instruments to hedge our exposure to material increases in gold wire prices caused by changes in the spot price of gold bullion. At March 30, 2007, the estimated gross fair value associated with its outstanding gold wire hedge contracts was less than $1 million, and the forward contracts entered into had a notional amount of 14,000 Toz. At March 30, 2007, the potential loss over the next 12 months resulting from a 10% hypothetical increase in market gold prices is immaterial.

Interest Rate Risk

Our financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, notes payable, long-term debt, and other financing commitments.

At March 30 2007, we had interest bearing cash and cash equivalents of approximately $181 million, and the fair value of our short-term investments approximated $456 million. A 10% change in market rates would have a $3 million impact on interest income and minimal impact on the fair value of our short-term investments.

At March 30, 2007, we had total debt of $9.5 billion, including $4.0 billion of variable interest rate debt based on 3-month LIBOR. We have entered into interest rate swap agreements with a total notional value of $800 million and, effectively, fixed our interest rate on that portion of our variable interest rate debt. The interest rate swap agreements expire in December 2009. The fair value of the interest rate swap agreements at March 30, 2007 was $1 million. Our remaining variable interest rate debt is subject to market rate risk, as our interest payments will fluctuate as the underlying interest rates changes as a result of market changes. During the period when our interest rate swap agreements are effective, a 10% change in interest rates would result in a change in interest expense of $17 million per year.

On February 14, 2007, we entered into an amendment to our $3.5 billion Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%. We expect to save approximately $9 million per year as a result of the lower spread.

The fair value of our long-term debt approximates $9.4 billion at March 30, 2007, which has been determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange. A 10% decrease in market rates would have a $126 million impact on the fair value of our long-term debt and a $8 million impact on the fair value of our interest rate swap agreements.

The fair values of the other financial instruments were not materially different from their carrying or contract values at March 30, 2007.

Counterparty Risk

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. On a periodic basis, we review the credit ratings of our counterparties and adjust our exposure as deemed appropriate.

ITEM 3.	PROPER TIES

Our principal executive offices are at 6501 William Cannon Drive West, in Austin, Texas. We also operate manufacturing facilities, design centers and sales offices throughout the world. As of March 30, 2007, we owned 16 facilities and leased 98 facilities. Our total square footage consists of 13 million square feet, of which 11 million square feet is owned and two million square feet is leased. Our lease terms range from months to 19 years.

The following table describes our facilities.

Region	Description	Principal Locations	Total Owned Square Footage	Total Leased Square Footage
Americas	4 owned facilities, 48 leased facilities	Austin, Texas Phoenix, Arizona	5.8 million	1.3 million

Asia	7 owned facilities, 22 leased facilities	Kuala Lumpur, Malaysia Sendai, Japan	2.2 million	0.6 million

Europe, Middle East, Africa	5 owned facilities, 28 leased facilities	East Kilbride, Scotland Toulouse, France Munich, Germany Tel Aviv, Israel	2.8 million	0.4 million

We believe that all of our facilities and equipment are in good condition, are well maintained and are able to operate at present levels

We have a concentration of manufacturing (including assembly and test) in Asia, primarily in China, Japan, Malaysia and Taiwan, either in our own facilities or in the facilities of third parties. If manufacturing in the region were disrupted, our overall production capacity could be significantly reduced.

We own and operate nine manufacturing facilities, of which seven are wafer fabrication facilities and the remaining two are assembly and test facilities. These facilities are certified to the ISO-9000/14001 international quality standards, as well as the TS16949 standard for the automotive industry. The following table describes our manufacturing facilities:

Name & Location	Representative Products	Technologies Employed
WAFER FABS

Tempe, Arizona	Power amplifiers Radio frequency switches	150 millimeter (mm) wafers GaAs 0.5 micron

East Kilbride, Scotland	Flash microcontrollers Power management Radio frequency LDMOS transistors Mixed-signal devices	150 mm wafers CMOS, embedded non-volatile memory (NVM), 0.5 micron

Toulouse, France	Power management Motor controllers Power semiconductors	150 mm wafers Power CMOS 0.5 micron

Sendai, Japan	Microcontrollers Sensors	150 mm wafers CMOS, embedded NVM, MEMs 0.5 micron

Oak Hill, Austin, Texas	Radio frequency transceivers Radio frequency amplifiers Power Management Communications processors	200 mm wafers CMOS, BiCMOS silicon germanium power CMOS 0.25 micron

Chandler, Arizona	Microcontrollers Power management Embedded processors	200 mm wafers CMOS, embedded NVM, power CMOS 0.18 micron

ATMC, Austin, Texas	Communications processors Host processors Applications processors	200 mm wafers Advanced CMOS, system-on-a-chip 90 nm

ASSEMBLY & TEST

Kuala Lumpur, Malaysia	Communications processors Host processors Microcontrollers Power management Analog and mixed-signal devices Radio frequency devices

Tianjin, China	Communications processors Microcontrollers Power management Analog and mixed-signal devices

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings I owns all of the outstanding common shares of Holdings II, which owns all of the outstanding common shares of Holdings III, which owns all of the outstanding common shares of Holdings IV, which owns all of the outstanding common stock of Holdings V, which owns, directly and as trustee, all of the outstanding common stock of Freescale. The following table presents information regarding beneficial ownership of the common shares of Holdings I as of June 5, 2007 by each person who is known by us to beneficially own more than 5% of the common shares of Holdings I, by each of our directors, by each of the Named Executive Officers, and by all of our directors and executive officers as a group. The following table also presents the equity securities of Freescale Holdings L.P., parent of Holdings I (“Parent”), held by our directors, each of the Named Executive Officers and by all of our directors and executive officers as a group. Security numbers have been rounded down to the nearest whole security.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

Holdings V owns, directly and as trustee, all of our common shares. Our directors and executive officers do not own any shares of Freescale.

	Freescale Semiconductor Holdings I, Ltd.		Freescale Holdings L.P.
Name of Beneficial Owner	Common Shares	% of Common Shares Outstanding	Class A Limited Partnership Interest(1)	% of Class A Limited Partnership Interest(%)	Class B Limited Partnership Interest(1)	% of Class B Limited Partnership Interest(%)
Freescale Holdings L.P.(1)	1,061,264,846	100%	—	—	—	—
Michel Mayer	—	—	5,000	*	133,327	38.72%
Alan Campbell(2)(3)	550,234	*	741	*	38,093	11.06%
Daniel F. Akerson(4)	—	—	1,125,000	15.90%	—	—
Gene J. Frantz(5)	—	—	—	—	—	—
John C. Hodge(6)	—	—	—	—	—	—
Thomas H. Lister(7)	—	—	1,363,750	19.28%	—	—
John W. Marren(5)	—	—	—	—	—	—
Paul C. Schorr, IV(6)	—	—	3,395,055	47.99%	—	—
Peter Smitham(7)	—	—	1,363,750	19.28%	—	—
Claudius E. Watts IV(4)	—	—	1,125,000	15.90%	—	—
Sandeep Chennakeshu(3)	—	—	500	*	30,474	8.85%
Paul Grimme(2)(3)	279,600	*	—	—	22,856	6.64%
David Perkins(2)(3)	552,924	*	—	—	30,474	8.85%
Franz Fink	—	—	—	—	—	—
Directors and Executive Officers as a group(2)(8)	2,217,644	*	5,890,232	83.26%	323,817	94.03%

*	Represents less than 1%.

(1)	Includes 49,198,464 common shares subject to the Warrant Agreement, dated December 1, 2006, between Parent and Holdings I. Freescale Holdings G.P., Ltd. (“Freescale GP”) is the general partner of Parent and as such exercises voting and dispositive power with respect to such shares. Freescale GP is owned equally by the Blackstone Funds, the Carlyle Funds, the Permira Funds and the TPG Funds (collectively, the “Funds”), as described below, and each fund appoints two directors to the board of directors of Freescale GP. Such directors, by majority vote, appoint an additional director, which is currently Mr. Mayer. Holders of limited partnership interests in Parent have limited voting rights and no voting or dispositive power over the shares of Holdings I held by Parent.

The Blackstone Funds’ ownership of Freescale GP includes (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is Blackstone Management Associates (Cayman) V L.P. (“BMA V”); (ii) 82 shares held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 8 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BMA V; (v) 1 share held by Blackstone Family Investment Partnership (Cayman) V-A L.P. (“BFIP V-A”), whose general partner is BMA V; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and together with BCP V, BCP V-A, BCP V-S, BFIP V and BFIP V-A, the “Blackstone Funds”), whose general partner is BMA V. Peter G. Peterson and Stephen A. Schwarzman are founding members of BMA V and as such may be deemed to share beneficial ownership of the shares held or controlled by the Blackstone Funds. Each of BMA V, Mr. Peterson and Mr. Schwarzman disclaims beneficial ownership of such shares, except to the extent of such person’s pecuniary interest therein. The address of each of the entities listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

The Carlyle Funds’ ownership of Freescale GP includes (i) 167 shares held by CP IV, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (ii) 33 shares held by CEP II P, wholly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II GP, L.P., whose general partner is CEP II Limited, which is wholly owned by TC Group Cayman, L.P.; (iii) 27 shares held by CAP II, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; (iv) 14 shares held by CJP, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P.; (v) 7 shares held by CPIV, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (vi) 1 share held by CAP II Co-Investment, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; and (vii) 1 share held by CJP Co-Investment, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P. The general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P. The general partner of TCG Holdings Cayman, L.P. is Carlyle Offshore Partners II Limited, a Cayman Islands exempted limited liability company. Carlyle Offshore Partners II Limited has ultimate investment and voting power over the shares held by the Carlyle Entities. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, L.P., 520 Madison Avenue, New York, New York 10022. See note (4) below for definitions.

The Permira Funds’ ownership of Freescale GP includes (i) 196 shares held by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (ii) 49 shares held by P4 Sub L.P. 1 (“P4 1”), whose manager is Permira IV Managers L.P.; (iii) 4 shares held by Permira Investments Limited (“PIL”); and (iv) 1 share held by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P4 1, P IV 2 and PIL, the “Permira Funds” ), whose general partner is Permira IV G.P. L.P. P4 1 and P IV 2 are together known as “Permira IV.” Permira IV Managers L.P. may be deemed to have investment powers and beneficial ownership with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such shares except to the extent of its respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL.

The TPG Funds’ ownership of Freescale GP includes (i) 75 shares held by TPG Partners IV-AIV, L.P. (“TPG IV”), whose general partner is TPG Gen Par IV-AIV, L.P., and (ii) 175 shares held by TPG Partners V-AIV, L.P. (“TPG V” and, together with TPG IV, the “TPG Funds”), whose general partner is TPG Gen Par V-AIV, L.P. David Bonderman and James G. Coulter, as directors, officers and sole shareholders of the ultimate general partner of each of TPG Gen Par IV-AIV, L.P. and TPG Gen Par V-AIV, L.P. may be deemed to have beneficial ownership with respect to the shares owned by the TPG Funds, but disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o TPG, 301 Commerce Street, Fort Worth, Texas 76102.

(2)	Common shares listed represent shares issuable upon exercise of options outstanding and currently exercisable.

(3)	In the event holders of limited partnership interests in Parent become entitled to vote on any matter, the holder has agreed to vote all of its interests in Parent as directed by Freescale GP.

(4)

Mr. Akerson and Mr. Watts were appointed to the board of directors of Freescale GP by the Carlyle Funds. See note (1) above. Mr. Akerson and Mr. Watts are each Managing Directors at The Carlyle Group. Class A limited partnership interests represent amounts held by the various Carlyle Funds as set forth below. Mr. Akerson and Mr. Watts each disclaim beneficial ownership of any shares or interests owned directly or indirectly by such Carlyle funds, except to the extent of his pecuniary interest therein. Amounts include the following: (i) 754,527.16 Class A limited partnership interests held by Carlyle Partners IV Cayman, L.P. (“CP IV”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (ii) 30,472.84 Class A limited partnership interests held by CPIV Coinvestment Cayman, L.P (“CPIV”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (iii) 150,000.00 Class A limited partnership interests held by CEP II Participations Sarl SICAR (“CEP II P”), wholly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II GP, L.P., whose general partner is CEP II Limited, which is wholly owned by TC Group Cayman, L.P.; (iv) 121,585.87 Class A limited partnership interests held by Carlyle Asia Partners II, L.P (“CAP II”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; (v) 3,414.13 Class A limited partnership interests held by CAP II Co-Investment, L.P. (“CAP II Co-Investment”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; (vi) 61,494 Class A limited partnership interests held by Carlyle Japan Partners, L.P. (“CJP”), whose general partner is CJP

General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P.; and (vii) 3,506 Class A limited partnership interests held by CJP Co-Investment, LP (“CJP Co-Investment” and together with CP IV, CPIV, CAP II, CAP II Co-Investment and CJP, the “Carlyle Funds”), whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P. The general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P. The general partner of TCG Holdings Cayman, L.P. is Carlyle Offshore Partners II Limited, a Cayman Islands exempted limited liability company. Carlyle Offshore Partners II Limited has ultimate investment and voting power over the interests held by the Carlyle Entities. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, L.P., 520 Madison Avenue, New York, New York 10022. See also note (1) above.

(5)	Mr. Frantz and Mr. Marren were appointed to the board of directors of Freescale GP by the TPG Funds. See note (1) above. Mr. Frantz and Mr. Marren are each Partners of TPG. Neither Mr. Frantz nor Mr. Marren may be deemed to have beneficial ownership with respect to the interests owned by the TPG Funds. The TPG Funds own the following: (i) 300,000 Class A limited partnership interests held by TPG IV, whose general partner is TPG GenPar IV-AIV, L.P., and (ii) 700,000 Class A limited partnership interests held by TPG V, whose general partner is TPG GenPar V-AIV, L.P. David Bonderman and James G. Coulter, as directors, officers and sole shareholders of the ultimate general partner of each of TPG GenPar IV-AIV, L.P. and TPG GenPar V-AIV, L.P. may be deemed to have investment powers and beneficial ownership with respect to the interests owned by the TPG Funds, but disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o TPG Capital, 301 Commerce Street, Fort Worth, Texas 76102. See also note (1) above.

(6)	Mr. Hodge and Mr. Schorr were appointed to the board of directors of Freescale GP by the Blackstone Funds. See note (1) above. Mr. Schorr is a Senior Managing Director of The Blackstone Group. Class A limited partnership interests represent amounts held by the Blackstone Class A Funds (defined below) as set forth below. Mr. Schorr disclaims beneficial ownership of any shares or interests owned directly or indirectly by the Blackstone Class A Funds, except to the extent of his pecuniary interest therein. Amounts include the following: (i) 424,089.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 37,948.15 Class A limited partnership interests held by BFIP V, whose general partner is BMA V; (v) 5,737.87 Class A limited partnership interests held by BFIP V-A, whose general partner is BMA V; (vi) 3,294.65 Class A limited partnership interests held by BPP V, whose general partner is BMA V; (vii) 897,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. (“BCP V Co-Investors”), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and together with BCP V, BCP V-A, BCP V-S, BFIP V, BFIP V-A, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V. Peter G. Peterson and Stephen A. Schwarzman are founding members of BMA V and as such may be deemed to share beneficial ownership of the interests held or controlled by the Blackstone Class A Funds. Each of BMA V, Mr. Peterson and Mr. Schwarzman disclaims beneficial ownership of such interests, except to the extent of such person’s pecuniary interest therein. The address of each of the entities listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. See also note (1) above.

(7)

Mr. Lister and Mr. Smitham were appointed to the board of directors of Freescale GP by the Permira Funds. See note (1) above. Mr. Lister is a Managing Partner at Permira Advisers, LLC. Mr. Smitham is a Partner at Permira Advisers, LLP. Class A limited partnership interests represent amounts held by the various Permira Class A Funds and Co-Investors (defined below) as set forth below. Mr. Lister and Mr. Smitham each disclaim beneficial ownership of any shares or interests owned directly or indirectly by the Permira Class A Funds and Co-Investors, except to the extent of his pecuniary interest therein. Amounts include the following: (i) 218,670.31 Class A limited partnership interests held by P4 1, whose manager is Permira IV Managers L.P.; (ii) 883,488.97 Class A limited partnership interests held by P IV 2, whose manager is Permira IV Managers L.P.; (iii) 17,790.31 Class A limited partnership interests held by PIL; (iv) 5,050.41 Class A limited partnership interests held by P4 Co-Investment, whose general partner is Permira IV G.P. L.P.; (v) 4,500 Class A limited partnership interests held by Wilshire Private Markets Short Duration Fund I, L.P. (“SDF I”), whose general partner is WPMG SDF I, LLC; (vi) 4,500 Class A limited partnership interests held by Wilshire U.S. Private Markets Fund VII, L.P. (“PMF VII”), whose general partner is Wilshire U.S. Private Markets VII, LLC; (vii) 75,000 Class A limited partnership interests held by Uberior Co-Investments Limited (“Uberior”); (viii) 50,000 Class A limited partnership interests held by Partners Group Access III, L.P. (“PGA III”), whose general partner is Partners Group Management III Limited; (ix) 15,000 Class A limited partnership interests held by A.S.F. Co-Investment Partners III, L.P. (“ASF III”), whose general partner is PAF 6/05, LLC; (x) 13,062.45 Class A limited partnership interests held by European Strategic Partners (“ESP”), whose manager is Standard Life Investments

(Private Equity) Limited; (xi) 1,536.05 Class A limited partnership interests held by European Strategic Partners Scottish B (“ESPSB”), whose manager is Standard Life Investments (Private Equity) Limited; (xii) 1,330.56 Class A limited partnership interests held by European Strategic Partners Scottish C (“ESPSC”), whose manager is Standard Life Investments (Private Equity) Limited; (xiii) 3,117.73 Class A limited partnership interests held by European Strategic Partners 1-LP (“ESP 1”), whose manager is Standard Life Investments (Private Equity) Limited; (xiv) 53.21 Class A limited partnership interests held by ESP Co-Investment Limited Partnership (“ESP Co-Investment”), whose manager is Standard Life Investments (Private Equity) Limited; (xv) 18,400 Class A limited partnership interests held by ESP II Conduit LP (“ESP II”), whose manager is Standard Life Investments (Private Equity) Limited; (xvi) 17,200 Class A limited partnership interests held by ESP 2004 Conduit LP (“ESP 2004”), whose manager is Standard Life Investments (Private Equity) Limited; (xvii) 10,800 Class A limited partnership interests held by ESP 2006 Conduit LP (“ESP 2006”), whose manager is Standard Life Investments (Private Equity) Limited; (xviii) 5,100 Class A limited partnership interests held by ESP Tidal Reach LP (“ESPTR”), whose manager is Standard Life Investments (Private Equity) Limited; (xix) 11,400 Class A limited partnership interests held by Edcastle Limited Partnership (“ELP”), whose manager is Standard Life Investments (Private Equity) Limited; (xx) 6,250 Class A limited partnership interests held by North American Strategic Partners, LP (“NASP”), whose manager is Standard Life Investments (Private Equity) Limited; and (xxi) 1,500 Class A limited partnership interests held by Rose Nominees Limited a/c 21425 (“RNL” and together with P4 1, P IV 2, PIL, P4 Co-Investment, SDF I, PMF VII, Uberior, PGA III, ASF III, ESP, ESPSB, ESPSC, ESP 1, ESP Co-Investment, ESP II, ESP 2004, ESP 2006, ESPTR, ELP and NASP, the “Permira Class A Funds and Co-Investors”). P4 1 and P IV 2 are together known as Permira IV. Permira IV Managers L.P. may be deemed to have investment power and beneficial ownership with respect to the Class A interests owned by the Permira Class A Funds and Co-Investors by virtue of being manager of Permira IV and by virtue of co-investment arrangements and proxies between the entities comprising the Permira Class A Funds and Co-Investors, but disclaims beneficial ownership of such interests except to the extent of its respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL. See also note (1) above.

(8)	See notes (1) through (7) above.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Office and Position
Michel Mayer	47	Chairman of the Board and Chief Executive Officer
Alan Campbell	49	Senior Vice President and Chief Financial Officer
Sandeep Chennakeshu, Ph.D.	48	Senior Vice President and General Manager Wireless & Mobile Solutions Group
Paul E. Grimme	48	Senior Vice President and General Manager, Transportation and Standard Products Group
Gregory Heinlein	43	Vice President and Treasurer
Lynelle K. McKay	41	Senior Vice President and General Manager, Networking and Computing Systems Group
Janelle S. Monney	50	Senior Vice President, Business Operations, Corporate Communications and Marketing Services
Alexander Pepe	45	Senior Vice President, Manufacturing
David Perkins	45	Senior Vice President, Sales and Marketing
Daryl E. Raiford	44	Vice President and Chief Accounting Officer
Sumit Sadana	38	Senior Vice President, Strategy and Business Development and Acting Chief Technology Officer
Lisa Su	37	Senior Vice President and Chief Technology Officer
John D. Torres	48	Senior Vice President, General Counsel and Secretary
Kurt Twining	52	Senior Vice President, Human Resources
Daniel F. Akerson	58	Director
Gene J. Frantz	41	Director
John C. Hodge	40	Director
Thomas H. Lister	43	Director
John W. Marren	44	Director
Paul C. Schorr IV	40	Director
Peter Smitham	65	Director
Claudius E. Watts IV	45	Director

Michel Mayer is our Chairman of the Board and Chief Executive Officer and has served in these roles since May 2004. From September 2001 to November 2003, Mr. Mayer served as general manager of IBM Microelectronics, the semiconductor business of International Business Machines Corporation. During that time period, Mr. Mayer also served on IBM’s Worldwide Management Council. Mr. Mayer served in various capacities with IBM from 1984 to 2001, including as general manager of IBM’s pervasive computing division and its networking hardware division, as well as in engineering and product management roles for IBM in both the United States and France. Mr. Mayer also serves as a Director of the Semiconductor Industry Association.

Alan Campbell is our Senior Vice President and Chief Financial Officer and has served in this role since May 2004. Mr. Campbell served as Senior Vice President and Director of Finance of the SPS division of Motorola, Inc. (“SPS”) from February 2003 to May 2004. From May 2001 to February 2003, he served as Corporate Vice President and Director of Finance of SPS. From October 2000 to May 2001, he served as Vice President and Director of Finance of SPS. Prior to that, he served as Vice President and Director of Finance of SPS’ Technology and Manufacturing Group.

Sandeep Chennakeshu, Ph.D. is our Senior Vice President and General Manager, Wireless and Mobile Solutions Group. He joined Freescale in June 2006 from Ericsson, where he was head of the Mobile Platforms Business Unit. He previously held positions as Chief Technology Officer of Ericsson Mobile Phones and of Sony Ericsson.

Paul E. Grimme is our Senior Vice President and General Manager, Transportation and Standard Products Group. Mr. Grimme served as Corporate Vice President and General Manager of the Transportation and Standard Products Group of SPS from July 2003 to May 2004. Prior to that, Mr. Grimme served as Corporate Vice President and General Manager of the 8/16 bit division of the Transportation and Standard Products Group of SPS.

Gregory J. Heinlein is our Vice President and Treasurer and has held this position since August 2005. From September 2001 to October 2004, Mr. Heinlein served as Vice President and Treasurer of Fisher Scientific International Inc., a wholesale distributor of scientific equipment and instruments. From March 1999 to August 2001, he served as Vice President, Treasurer at Great Lakes Chemical Corporation and from June 1987 to February 1999, he served in various positions at The Dow Chemical Company.

Lynelle K. McKay became our Senior Vice President and General Manager, Networking and Computing Systems Group in January 2007. Prior to January 2007, Ms. McKay served as vice president and general manager of the Digital Systems Division at Freescale. Ms. McKay joined Motorola in 1988 and remained with Freescale at the spinoff.

Janelle S. Monney is our Senior Vice President of Business Operations, Corporate Communications and Marketing Services. From February 2005 until January 2006, Ms. Monney was our Senior Vice President of Business Operations. Ms. Monney served as Senior Vice President for Global Channel Sales from April 2004 to February 2005. Ms. Monney served as Corporate Vice President and Director, Global Channel Sales for SPS from February 2003 through March 2004, and prior to that, as Vice President and Director, Global Channel Sales for SPS from September 2000 through January 2003.

Alexander Pepe is our Senior Vice President of Manufacturing and has held this position since February 2005. Mr. Pepe served as Vice President and General Manager of the Transportation and Standard Products Group’s 32-bit Embedded Controller Division from June 2003 to February 2005. Prior to that, Mr. Pepe served as Vice President and Assistant General Manager of the Wireless Broadband Systems Group of SPS from January 2003 to June 2003. Prior to that, Mr. Pepe served as Vice President Strategy, Technology and Manufacturing of SPS from April 2001 to January 2003, and as Vice President, Die Manufacturing Wireless Broadband Systems Group/Networking and Computing Systems Group from December 1999 to April 2001.

David Perkins is our Senior Vice President, Sales and Marketing. Mr. Perkins served as Corporate Vice President and General Manager of the Networking and Computing Systems Group of SPS from February 2002 to May 2004. Mr. Perkins served as President and CEO of Metrowerks from 1999 to 2002. Prior to becoming an executive officer of Metrowerks Corporation in 1995, Mr. Perkins was a partner at Coopers & Lybrand L.L.P.

Daryl E. Raiford is our Vice President and Chief Accounting Officer and has held this position since December 2006. Between May 2004 and November 2006, Mr. Raiford was Executive Vice President and Chief Financial Officer of Travelport, Inc. From May 2002 to May 2004, Mr. Raiford was Vice President of Finance and Administration at Hewlett-Packard Company in the Americas. Prior to joining Hewlett-Packard, from August 1999 to May 2002, Mr. Raiford held several executive positions in finance at Compaq Computer Corporation in Houston, Texas, including Vice President and Corporate Controller.

Sumit Sadana is our Senior Vice President, Strategy and Business Development, and has held this position since December 2004. Mr. Sadana also became our Acting Chief Technology Officer in January 2006. Prior to joining Freescale, Mr. Sadana served as Vice President of IBM’s electronic design technology solutions business from April 2004 to October 2004. Mr. Sadana served as IBM’s Director of Strategy, Technology Group from January 2001 to April 2004, and as operations manager for IBM Technology Group’s Networking Business from February 2000 to December 2000.

Lisa Su is our Senior Vice President and Chief Technology Officer and has served in this role since June 2007. Dr. Su came to Freescale from IBM where she served, from 1995 until June 2007, in various capacities including Vice President of Semiconductor Research and Development, Vice President of Technology Development and Alliances and Director of Emerging Products.

John D. Torres is our Senior Vice President, General Counsel and Secretary. Mr. Torres served as a Vice President in Motorola’s Corporate Law Department and Law Director for SPS from April 2001 to May 2004. From October 2000 to March 2001, he served in Motorola’s Corporate Law Department as Law Director for SPS. From February 2000 to September 2000, he served in Motorola’s Corporate Law Department as Commercial Law Director for SPS. From May 1996 to January 2000, he served in Motorola’s Corporate Law Department as Senior Counsel supporting Motorola’s Satellite Communications Group.

Kurt Twining is our Senior Vice President, Human Resources and has held this position since August 2005. Prior to that, from September 2000 to August 2005, Mr. Twining served as General Manager of the Southwest region of Hay Group, a global human resources consulting firm, providing senior counsel to major U.S. corporations. From July 1997 to April 2000, he served as the Senior Vice President of Human Resources at AmeriServe Food Management Services and from December 1986 to July 1997, he served as the Vice President of Human Resources at the food systems division of The Pepsi Bottling Group, Inc. He started his 24-year career in human resources at Texas Instruments Incorporated in 1979.

Daniel F. Akerson became a member of our Board of Directors upon consummation of the Transactions. Mr. Akerson is a Managing Director of The Carlyle Group and is Co-Head of the U.S. Buyout Fund. Prior to joining Carlyle, Mr. Akerson was Chairman and Chief Executive Officer of XO Communications, Inc. from 1999 to January 2003. Before that, Mr. Akerson served as Chief Executive Officer from 1996 to 1999, and Chairman, from 1996 to 2000, of Nextel Communications, Inc. From 1993 to 1996 he was General Partner at Forstmann Little & Co., during which time he also served as Chairman and Chief Executive Officer of General Instrument Company. Prior to his tenure at Forstmann Little & Co., Mr. Akerson served in several senior positions at MCI Communications including Executive Vice President and Chief Financial Officer from 1987 to 1990 and President and Chief Operating Officer from 1992 to 1993. Mr. Akerson earned his B.S. in engineering from the U.S. Naval Academy and his M.Sc., in economics from the London School of Economics. Mr. Akerson currently sits on the boards of directors of the American Express Company, Willcom, Inc., Hawaiian Telecom Communications, Inc., and the U.S. Naval Academy Foundation.

Gene J. Frantz became a member of our Board of Directors upon consummation of the Transactions. Mr. Frantz is Chairman of our Audit and Legal Committee. Mr. Frantz is a Partner at TPG Capital, L.P. specializing in the technology and telecom sectors. Prior to joining TPG in 1999, Mr. Frantz worked at Oracle Corporation, most recently leading its venture capital effort, where he was responsible for making equity investments in software and internet companies. Prior to joining Oracle Corporation, Mr. Frantz was a Vice President at Morgan Stanley, specializing in technology mergers and acquisitions spanning the semiconductor, data networking, software and internet sectors. Mr. Frantz received an M.B.A. from Stanford Business School and a B.S. from the University of California, Berkeley. Mr. Frantz serves or has served on the boards of directors of MEMC Electronic Materials, Inc., Network General, Paradyne Networks, Inc., Seagate Removable Storage Solutions and SMART Modular Technologies, Inc.

John C. Hodge became a member of our Board of Directors upon consummation of the Transactions. Mr. Hodge is a member of our Audit and Legal Committee. Mr. Hodge is currently a Senior Advisor to Blackstone Capital Partners, where he principally concentrates on investments in technology. Mr. Hodge has focused exclusively on the global technology industry for the last 17 years. Prior to joining Blackstone, Mr. Hodge was the Global Head of Corporate Finance for the Technology Group at Credit Suisse First Boston from 1998 to 2005. He had also held positions at Deutsche Bank, Morgan Stanley and Robertson Stephens, Inc. Mr. Hodge is currently a member of the board of directors of Silicon Image, Inc. (SIMG). Mr. Hodge holds a B.S. in Biology from Stanford University.

Thomas H. Lister became a member of our Board of Directors upon consummation of the Transactions. Mr. Lister is a member of our Audit and Legal Committee. Mr. Lister is a Partner of Permira Advisers, LLC and head of the New York business of Permira Advisers, LLC. Prior to joining Permira Advisers, LLC in November 2005, Mr. Lister was a Partner at Forstmann Little & Co. where he spent the prior 13 years focused on investments in technology, media and telecom as well as healthcare. Mr. Lister executed some of the firm’s most successful transactions, including IMG, 24 Hour Fitness USA, Inc., Citadel Broadcasting Corporation, Community Health Systems, Inc., Ziff Davis Media Inc. and Thompson Minwax. He has a B.A. in Chemistry and Political Science from Duke University and an M.B.A. from Harvard Business School.

John W. Marren became a member of our Board of Directors upon consummation of the Transactions. Mr. Marren is a member of our Compensation and Leadership Committee. Mr. Marren joined TPG in 2000 as a Partner and leads TPG’s technology team. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials, Inc. and serves on the board of directors of ON Semiconductor Corporation, Conexant Systems, Inc., and Smart Modular Technologies, Inc. From 1996 through 2000, Mr. Marren was a Managing Director at Morgan Stanley, most recently as head of the Technology Investment Banking Group. From 1992 to 1996, he was a Managing Director and Senior Semiconductor Research Analyst at Alex Brown & Sons. While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology, Inc. and Vitesse Semiconductor Corporation. Mr. Marren received his B.S. in Electrical Engineering from the University of California in Santa Barbara.

Paul C. Schorr IV became a member of our Board of Directors upon consummation of the Transactions. Mr. Schorr is a member of our Compensation and Leadership Committee. Mr. Schorr is currently a Senior Managing Director of Blackstone, where he principally concentrates on investments in technology. Before joining Blackstone in 2005, Mr. Schorr was a Managing Partner of Citigroup Venture Capital in New York where he was responsible for the firm’s technology/ telecommunications practice. Mr. Schorr was instrumental in such transactions as Fairchild Semiconductor International, Inc., ChipPAC, Inc., Intersil Corporation, AMI Semiconductor, Inc., NTELOS Holdings Corp. and MagnaChip Semiconductor S.A. He had been with Citigroup Venture Capital for nine years. Mr. Schorr received his MBA with honors from Harvard Business School and a BSFS magna cum laude from Georgetown University’s School of Foreign Service. He is Chairman of the board of directors of Travelport Limited and is a member of the board of directors of AMI Semiconductor, Inc. and MagnaChip Semiconductor S.A. Mr. Schorr is also a member of the Board of Jazz at Lincoln Center.

Peter Smitham became a member of our Board of Directors upon consummation of the Transactions. Mr. Smitham is Chairman of our Compensation and Leadership Committee. Mr. Smitham is a Partner at Permira Advisers, LLP. He joined in 1985, the year the London office was founded. Mr. Smitham was the Managing Partner of the London office from 1994 until 1998 and led the European business from 1996 until 2000. He has worked on numerous transactions focusing on electronics and turnarounds, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Claudius E. Watts IV became a member of our Board of Directors upon consummation of the Transactions. Mr. Watts is a member of our Audit and Legal Committee and our Compensation and Leadership Committee. Mr. Watts is currently a Managing Director with The Carlyle Group. Mr. Watts is the head of Carlyle’s Technology Buyout Group and focuses on buyouts and growth equity investments in large companies providing semiconductors, electronic systems, software, and software enabled services. Prior to joining Carlyle, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc., an investment banking firm, now Wachovia Securities, from May 1998 to April 2000, where he led the firm’s defense, aerospace, and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts had been employed since June 1994. Prior to attending graduate school Mr. Watts was a fighter pilot in the U.S. Air Force. Mr. Watts earned a B.S. in electrical engineering from The Citadel in Charleston, South Carolina and an M.B.A. from The Harvard Graduate School of Business Administration. Mr. Watts currently sits on the board of directors of SS&C Technologies, Inc., Open Solutions, Inc., CPU Technology, Inc., and Firth Rixson, Ltd.

IT EM 6.	EXECUTIVE COMPENSATION

Overview

As described above, on December 1, 2006, we were acquired by the Consortium. Our Compensation and Leadership Committee in effect prior to the closing (the “Prior Committee”) approved our compensation philosophy for 2006 as well as the 2006 base salary, 2006 Freescale Bonus Plan and equity awards for our Named Executive Officers who appear in the compensation tables included in this registration statement. The Compensation and Leadership Committee of Freescale Holdings GP, Ltd., the sole general partner of Parent, and the Compensation and Leadership Committee of Freescale Semiconductor, Inc. (collectively referred to as the “Committee”) approved our compensation philosophy for 2007 as well as 2007 salary, 2007 Freescale Bonus Plan and long-term compensation. In addition, the Committee approved the payment of 2006 cash bonuses and certain other payments described below.

Compensation Philosophy

We believe that management strength and leadership are the most important factors in the long-term success of the business. Therefore, a principal objective of the Committee and management must be to attract, motivate, and retain the most competent professionals within the semiconductor industry. The Committee believes that well-designed compensation programs are critical to attracting the right people and that those plans can significantly impact behaviors and creating a successful company.

In accordance with this philosophy, the Committee is guided by the following principles in structuring and administering compensation programs. Compensation programs should:

•	Align the interests of management with our long-term interests;

•	Provide the best possible balance of value to employees and cost to us;

•	Be fair, reasonable and market oriented in comparison to similar positions in comparable firms;

•	Motivate management to maximize long-term performance while focusing on targeted short-term objectives;

•	Incorporate an increasing proportion of variable and at-risk compensation as levels of responsibility and the ability to affect results increase;

•	Recognize individual contribution in a performance-driven culture through application of specific performance criteria that, to the maximum extent possible, are quantifiable; and

•	Provide extraordinary rewards only for extraordinary performance.

Our general policy is to target total pay levels at the 50th percentile of the relevant peer group.

We used the following factors to identify our peer groups: industry similarity, size (generally defined by total revenues), comparability of labor markets and product offerings, market capitalization, research and development investment and financial performance. The semiconductor companies in the peer group include Advanced Micro Devices, Agere, Analog Devices, Broadcom Corp., Intel, LSI Logic, Marvell Technology, Micron Technology, NVIDIA, Qualcomm and Texas Instruments. Other high tech companies in the peer group include Agilent, Alcatel-Lucent, Apple, Applied Materials, Cisco, EMC, Lexmark International, Oracle and Sun Microsystems.

The components of our compensation include base salary, short-term cash incentives and long-term equity based incentives. Base salaries are generally adjusted annually based on changes in the marketplace and an executive’s individual performance, salary position among peers and career growth potential. Short-term incentives are based on individual performance and our performance measured against pre-established performance metrics. Long-term incentives are designed to align the interests of executives with our long-term success.

Applying Our Compensation Philosophy’s Guiding Principles

The Committee annually reviews the elements of executive compensation for the Chief Executive Officer and other executive officers in the context of the Committee’s compensation philosophy to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above. Our programs are designed to reward executive officers who consistently deliver in our high performance culture.

The Committee meets with our Chief Executive Officer and other management in connection with compensation matters and periodically meets in executive session to evaluate management’s input. Annually, the Chief Executive Officer reviews each Named Executive Officer’s individual performance and recommends base salary, bonus and long-term awards for each Named Executive Officer to the Committee for review and approval. The Committee reviews the performance of the Chief Executive Officer and recommends to the full Board the Chief Executive Officer’s salary, bonus and long-term awards.

Pearl Meyer & Partners, an outside consulting firm, was engaged by the Prior Committee to provide market data, benchmarking and other compensation related information. In addition, the Committee considered information and advice provided by Pearl Meyer to establish executive compensation in accordance with our compensation philosophy.

Components of Total Rewards

The components of compensation include base salary, short-term cash incentives and long-term equity based incentives. Base salaries are generally adjusted annually based on an executive’s individual performance, salary position among similar positions at peer companies and career growth potential. Short-term incentives are based on individual performance and our performance measured against pre-established performance metrics. Long-term incentives are designed to retain top talent and align the interests of executives with our long-term success.

Base Salary:

The Committee targets base salaries for Named Executive Officers based on an executive’s individual performance, salary position among similar positions at peer companies and career growth potential.

For fiscal 2007, the Committee, and the Board as required, established a base salary for each of its Named Executive Officers as follows: Michel Mayer—$975,000; Alan Campbell—$515,000; Sandeep Chennakeshu—$700,000; David Perkins—$400,000; and Paul Grimme—$360,000.

Short-term Incentive Compensation:

Freescale’s Total Rewards program is designed to provide significant incentives for executive officers in the form of variable pay. Achievement of annual performance objectives by executive officers and other designated employees is rewarded under our annual cash bonus plans which link compensation directly to Freescale’s performance and encourage employees to make significant contributions toward Freescale’s results.

Freescale Bonus Plan

For 2006, short-term incentives were provided under the 2006 Freescale Bonus Plan, which was approved by the Prior Committee in 2006. For 2007, short-term incentives are provided under the 2007 Freescale Bonus Plan, which was approved by the Committee in 2007. The principal objective of the Freescale Bonus Plan is to improve performance in targeted areas with a one year time frame. The factors on which the bonus pool is based can vary from year to year and may include such measures as cash flow, earnings, net profit, revenue, customer satisfaction and quality, among others. Payouts are calculated based on measurable predetermined goals. Actual bonus payments to Named Executive Officers are determined and may be adjusted by the Committee based on the achievement of various operational and financial metrics, including earnings, revenue, customer satisfaction and quality. Under the 2006 Freescale Bonus Plan, the minimum award an individual may receive is $0 and the maximum is four times the individual’s incentive target. Under the 2007 Freescale Bonus Plan, the minimum award that an individual may receive is $0 and the maximum is five times the individual’s incentive target.

Individual incentive targets vary by level of employee, and are based on market-competitive data and individual performance. For 2006, the individual incentive targets for Named Executive Officers ranged from 71% to 150% of their respective base salaries. For 2007, the individual incentive targets for Named Executive Officers will range from 71% to 150% of their respective base salaries.

The business performance factor measures overall company and business-segment performance. The business performance factor is calculated using a formula that weights the company and business-segment achievement of certain objectives against specific pre-established performance objectives. For 2006, the weightings were as follows: (i) 60% earnings before interest and taxes, (ii) 30% revenue and (iii) 10% customer satisfaction and quality. For 2007, the Committee has adopted the following performance factor weightings: (i) 60% earnings before interest, taxes, depreciation and amortization, (ii) 20% revenue and (iii) 20% free cash flow.

Bonuses are paid only when performance goals are achieved; if threshold targets are not met, no amounts are paid under the Freescale Bonus Plan. If targets are exceeded, the maximum business performance factor is 2.0x for 2006 and 2.5x for 2007. Targets for fiscal 2006 performance were established by the Prior Committee at its February 2006 meeting.

The individual performance factor for each employee is based upon an evaluation of an individual’s contribution to Freescale and may range from zero to 2.0x.

For some executive officers, payouts were determined based solely upon overall company performance; for other executive officers, payouts were determined 25% on business segment performance and 75% on overall corporate performance.

After the end of fiscal year 2006, the Committee evaluated our performance and business segment performance against the predetermined objectives. The Committee also evaluated the individual performance factor for each Named Executive

Officer and approved the bonus payments to the Named Executive Officers under the 2006 Freescale Bonus Plan. Michel Mayer received a bonus payment equal to 119% of his target and Alan Campbell received a bonus payment equal to 145% of his target. Both individual’s payouts were based upon overall corporate performance and their individual performance results for 2006. Based on corporate and business segment results, Sandeep Chennakeshu received a bonus payment (prorated because he joined the Company in June of 2006) equal to 87% of his target; Paul Grimme received a bonus payment equal to 104% of his target and David Perkins received a bonus payment equal to 104% of his target.

Equity Programs

Equity Awards Prior to the Merger

Our equity programs are designed to encourage creation of long-term value, employee retention and ownership of the company. Prior to the Merger, the programs consisted of stock option grants, stock appreciation rights the Employee Stock Purchase Plan, and restricted stock unit awards. After the Merger, ongoing equity programs consist of stock option grants, restricted stock unit awards and restricted cash awards. Further, certain one-time grants of limited partnership interests and stock options were made in connection with the Merger.

Executive officers receive a relatively large proportion of their overall compensation in the form of equity to focus our management on long-term results. During the fiscal 2006 annual grant cycle, our executive officers received options, restricted stock units, and performance-based restricted stock units. All 2006 equity awards to executive officers were made under Freescale’s 2005 Omnibus Incentive Plan (the “2005 Plan”). For information on options, restricted stock units and performance stock units granted to Named Executive Officers during fiscal 2006, see the 2006 Grants of Plan Based Awards Table. The target value of these equity awards was determined by reviewing the market and competitive data for each individual based on their performance and position. Thirty-five percent of the target value was granted in form of stock options, 40% in the form of time based restricted stock units and 25% in the form of performance based restricted stock units. The number of shares underlying these awards was calculated so that their grant date fair value was equal to the target value.

In addition to the annual grant of equity awards described above, in 2006 we granted restricted stock units to the Freescale Leadership Team, which included the Named Executive Officers. The Freescale Leadership Team consists of individuals designated for exceptional performance and leadership skills. These employees received a grant of restricted stock units calculated by dividing each employee’s annual base salary by $31.45, which was the closing market price of our Class A common stock on the date immediately prior to the date of grant. These restricted stock unit awards were intended to vest in four equal annual installments.

Certain key employees, including the Named Executive Officers, received performance based restricted stock units which vested in an amount based on Freescale’s 2006 revenue. These performance based restricted stock units vested at target under their terms upon a change of control. Because Freescale’s 2006 revenue exceeded the target level in the award agreement and the change of control occurred near year end, the Committee awarded a cash payment in January of 2007 equal to the difference between the value of the shares that vested as a result of the change of control and the value of the shares that would have vested based on Freescale’s actual 2006 revenue. See the Summary Compensation Table for the amount of these payments to the Named Executive Officers.

All of the unvested equity awards granted to employees and the Named Executive Officers prior to the Merger, including the 2006 grants, were accelerated as a result of the Merger, and, except to the extent exchanged for Holdings I stock options as described below, were converted into the right to receive the merger consideration.

Equity Awards after the Merger

At the closing of the Merger, executive officers and certain employees were granted equity awards, including Class B limited partnership interests of Parent (“Class B Interests”), and stock options to purchase Holdings I common shares. These awards were generally designed to be a one time grant intended to retain and reward the executives for remaining with a private company and to align their interests with those of the new stockholders. In addition, executive officers and certain employees were permitted to convert Freescale stock options received by them prior to the Merger in exchange for fully-vested stock options to purchase Holdings I common shares.

Grants of equity awards are made in accordance with our incentive plans and the policies adopted by the Committee. The Committee specifically approves grants to senior executives and recommends approval of the Chief Executive Officer’s awards to the full Board of Directors. The Committee has delegated to the Chief Executive Officer the authority to approve all grants of stock options and restricted stock units to employees who are not executive officers. Further, the Committee has delegated to the Chief Executive Officer the ability to delegate this authority to the Senior Vice President, Human Resources and Chief Accounting Officer acting together. The exercise price of all stock options is required to be no less than the per share fair market value of Holdings I common shares on the date of grant. The timing of annual grants is determined by the Committee. New hire, promotion and retention grants are made on the first Monday of the month following the date of hire, promotion or retention arrangement.

In connection with the consummation of the Merger and as a result of negotiations between the new stockholders and our management team, on December 1, 2006, limited partnership interests of Parent were granted to senior executives including the Named Executive Officers. The Class B Interests (representing profits interests in Parent) are subject to the terms and restrictions in the Limited Partnership Agreement and the Investors Agreement. For more information, including the number of Class B Interests granted to each Named Executive Officer, see the Grants of Plan Based Awards Table.

Senior management and certain key employees converted stock options exercisable for shares of Freescale common stock. In exchange for these options, senior management and key employees received stock options to purchase shares of Holdings I common shares. For more information on the converted stock options received by Named Executive Officers, see the 2006 Grants of Plan Based Awards Table.

Generally, in light of the applicable limitations under the securities laws and the Committee’s determination that equity ownership would be concentrated in the key employees and the senior management team, the ability of employees, including senior executives, to transfer ownership of, or to retain post-termination, any partnership interests, stock options and restricted stock units (as well as any underlying securities) is strictly limited by the applicable governing plan and grant documents.

Post-Termination Benefits and Deferred Compensation

Retirement Benefits

On December 2, 2004 the Company established the Freescale 401(k) Retirement Savings Plan, as amended (the “401(k) Plan”), a tax-qualified plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) Plan provides retirement benefits to all eligible U.S. employees, including Named Executive Officers, and allows an employee to defer up to 30% of the employee’s eligible compensation for the pay period elected on a pre-tax basis (subject to maximums permitted under the Code). Eligible employees age 50 and above may defer additional catch-up contribution amounts to the 401(k) Plan on a pre-tax basis (subject to maximums permitted under the Code). Contributions to the 401(k) Plan are deposited in a Trust established in connection with the Savings Plan. The Company makes additional matching contributions to the 401(k) Plan each pay period based upon the employee’s rate of deferral during that pay period. Company contributions are made at a ratio of one dollar matched per one dollar deferred by the employee, up to a maximum deferral rate of five percent of the employee’s annual compensation. Employee and Company deferrals to the 401(k) Plan will not be subject to Federal tax until distributed from the 401(k) Plan. In addition employee and Company contributions are immediately fully vested and non-forfeitable. Amounts allocated to each participating employee are eligible for distribution in the event of retirement, death, disability or other termination of employment.

Deferred Compensation

Executive officers, like all eligible U.S. employees, may defer a portion of eligible compensation, on a pre-tax basis, to the 401(k) Plan, up to the IRS annual contribution limits. During 2005 and 2006, executives were also eligible to defer up to 80% of their base salary (subject to minimum plan annual deferral amounts) and up to 100% of the Company’s Annual Incentive Plan bonus to the Company’s non-qualified Management Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan was terminated effective December 31, 2006 and all amounts deferred under the Deferred Compensation Plan were paid to participating employees during January 2007.

Officer Change in Control Severance Plan

The Officer Change in Control Severance Plan (the “Severance Plan”) provides for the payment of benefits in the event that: (1) an officer terminates his or her employment for “good reason” (as defined in the Severance Plan) within two years of a Change in Control (as defined in the Severance Plan), or (2) the officer’s employment is terminated for any reason other than termination for “good cause” (as defined in the Severance Plan), disability or death within two years of a Change in Control in Freescale. In addition to unpaid salary for accrued paid time off and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an officer entitled thereto would be equal to the sum of: (1) a multiple of the greater of the officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (2) a multiple of the highest annual bonus received by the officer during the immediately preceding five fiscal years ending on or before the termination date; and (3) a pro rata target bonus for the year of termination. The multiples referred to in the preceding sentence are two or three depending upon the seniority of the officer, with the Named Executive Officers having a multiple of three. The officer would also receive continued medical and insurance benefits for three years. In the event the officer is subject to the excise tax under

Section 4999 of the Code, we will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Severance Plan’s initial term was three years, subject to automatic one-year extensions unless the Board gives prior notice that it does not wish to extend the Severance Plan. The Merger constituted a Change in Control for the purposes of the Severance Plan. Accordingly, by its terms, the Severance Plan will continue for a period of two years after December 1, 2006 for participants in the Severance Plan on that date.

Each officer accepting stock option grants under the Freescale Holdings 2006 Management Incentive Plan (“2006 Plan”) or limited partnership interests under the Freescale Holdings L.P. 2006 Interest Plan (the “Interest Plan”) agreed no Good Reason will have occurred with respect to him or her under the Severance Plan solely (a) by reason of Freescale becoming privately held on December 1, 2006, (b) on account of a lateral change to his or her duties that does not affect his or her reporting relationships or (c) by him or her ceasing to serve as an executive of a publicly held corporation. Officers also agreed that the last sentence of Section 7.4 of the Severance Plan, overriding their non-competition obligations, would have no force and effect. Accordingly such officers are subject to the provisions of the terms of the grants under the 2006 Plan and the Interests Plan that require adherence to a non-competition covenant in the event an officer receives severance pay and to continued applicability of certain payback provisions relating to equity based awards.

Executive Benefits and Perquisites

Consistent with the guiding principle of offering competitive total compensation, the principal executive perquisite programs that Freescale provided to its executive officers in 2006 included use of Freescale aircraft (as described below), supplemental life insurance, supplemental accidental death and dismemberment insurance, deferred compensation and an executive health program. For 2007, the deferred compensation program has been discontinued.

Other than the Chief Executive Officer, no Freescale executive officer or employee may use Freescale’s aircraft for personal use. Freescale’s aircraft use policy allows (i) the Chief Executive Officer 50 hours of aircraft use for personal travel; and (ii) the spouse of the Chief Executive Officer to accompany the Chief Executive Officer on business travel. The policy further provides that (a) Freescale will not gross-up the tax liability attributable to the Chief Executive Officer as a result of his personal use of Freescale’s aircraft and (b) Freescale will gross-up the tax liability resulting from the spouse of the Chief Executive Officer accompanying the Chief Executive Officer on business travel.

Freescale’s Chief Executive Officer and Chief Financial Officer also received gross up payments for taxes incurred by them in connection with the conversion of stock options to purchase Freescale Class A common stock into stock options to purchase shares of Holdings I common stock at the closing of the Merger.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

The equity and proceeds from equity received by our executive officers are subject to covenants and agreements that require those executive officers to forfeit equity or repay the proceeds from equity in the event that they violate non-competition or non-solicitation covenants after the executive officer’s termination of employment.

Share Ownership Guidelines

The Prior Committee had adopted Equity Ownership Guidelines which established minimum ownership guidelines for executives. However, because the Company is no longer listed as a publicly-traded company on a stock exchange, the Guidelines are no longer applicable. As discussed above, the transferability of equity owned by executives under long-term incentive programs is restricted.

Chairman and Chief Executive Officer’s Compensation

Before the consummation of the Merger on December 1, 2006, Mr. Mayer’s compensation consisted of base salary, cash bonus, stock options, time based restricted stock units, performance based restricted stock units and certain other benefits. Mr. Mayer’s base salary and minimum bonus target for 2006 were governed by his employment agreement in effect prior to December 1, 2006 (“Prior Employment Agreement”) approved by the Prior Board and entered into with Freescale effective May 17, 2004. Mr. Mayer’s current compensation consists of base salary, cash bonus, partnership interests and certain other benefits and is governed by his employment agreement dated December 1, 2006 (“Current Employment Agreement”). The terms of the Current Employment Agreement are described in detail below.

Mr. Mayer’s Base Salary

In accordance with the Prior Employment Agreement, Mr. Mayer’s base salary for 2006 was $800,000. The Committee increased Mr. Mayer’s 2007 base salary to $975,000. The Committee’s decision to increase Mr. Mayer’s salary was based upon the Company’s performance and his leadership in 2006.

Mr. Mayer’s Bonus

In accordance with the Prior Employment Agreement, Mr. Mayer’s 2006 target bonus was $1.2 million. The Committee awarded Mr. Mayer a 2006 bonus of $1,425,000. The Committee’s decision was based on a number of factors, including the same predetermined metrics used for all employees under the 2006 Freescale Bonus Plan as well as the Company’s performance and his leadership in 2006. In accordance with the Current Employment Agreement, the Committee established Mr. Mayer’s 2007 target bonus at 150% of his 2007 base salary.

Mr. Mayer’s Equity Awards Prior to the Merger

On April 24, 2006, Mr. Mayer was granted an option to purchase 250,425 shares of Freescale Class A common stock with a per share exercise or grant price equal to $31.45 and a Black-Scholes value on the date of grant of approximately $3.3 million. The stock option grant had a seven-year term and would have vested in four equal annual installments, subject to Mr. Mayer’s continued employment with us.

On April 24, 2006, Mr. Mayer was granted 82,670 time-based restricted stock units for Freescale Class A common stock. This grant would have vested in four equal annual installments, subject to Mr. Mayer’s continued employment with us. The market price of Freescale Class A common stock was $31.45 on the date of this grant, resulting in a total market value of the grant of $2.6 million.

On April 24, 2006, Mr. Mayer was granted performance-based restricted stock units for Freescale Class A common stock with a target amount of 50,874 units. The actual amount of the award was based upon the Company’s ability to achieve certain performance metrics in 2006. This grant would have vested in two equal installments, subject to Mr. Mayer’s continued employment with us. The award also provided that it would vest at the target amount in the event of a change of control prior to the end of fiscal 2006. The market price of Freescale Class A common stock was $31.45 on the date of this grant, resulting in a total market value of the grant of $1.6 million.

As discussed above, the Committee awarded Mr. Mayer an additional amount of cash equal to the value of the restricted stock units that would have been issued based on the actual results of the performance period minus the value of the awards issued as a result of Freescale’s change of control. The amount of this payment to Mr. Mayer was $549,439.

As a result of the Merger all of Mr. Mayer’s unvested equity awards were accelerated, including the 2006 awards. Mr. Mayer’s awards were converted into the right to receive the merger consideration at the closing of the Merger and are no longer outstanding.

Mr. Mayer’s Equity Awards after the Merger

In connection with the Merger, Mr. Mayer was awarded 133,327.17 Class B Interests. These partnership interests provide an incentive for Mr. Mayer to increase the value and operational performance of the Company on a long-term basis.

Mr. Mayer’s Benefits

During the term of the Current Employment Agreement, Mr. Mayer is eligible to participate in all long-term incentive plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including use of Freescale aircraft as described above under “Executive Benefits and Perquisites”.

Pursuant to the Current Employment Agreement, Mr. Mayer will receive change in control benefits under the Severance Plan or any successor change in control plan or program. If Freescale no longer maintains the Severance Plan, Freescale will provide Mr. Mayer with no less favorable benefits and protection under an alternative program or arrangement. If Freescale adopts an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Mayer under the agreement, Mr. Mayer will be entitled to those benefits.

Senior Vice President’s Compensation

Before the consummation of the Merger on December 1, 2006, Mr. Chennakeshu’s compensation consisted of base salary, cash bonus, stock options, time based restricted stock units, performance based restricted stock units and certain other benefits. Mr. Chennakeshu’s base salary and minimum bonus target for 2006 were governed by his employment agreement in effect prior to December 1, 2006 and approved by the Prior Board and entered into with Freescale effective May 12, 2006. Mr. Chennakeshu’s current compensation consists of base salary, cash bonus, partnership interests and certain other benefits and is governed by his employment agreement dated December 1, 2006 (the “Chennakeshu Agreement”). The terms of the Chennakeshu Agreement are substantially similar to Mr. Chennakeshu’s prior employment agreement and are described in detail below.

Mr. Chennakeshu’s Base Salary

In accordance with the Chennakeshu Agreement, Mr. Chennakeshu’s minimum base salary is $700,000.

Mr. Chennakeshu’s Bonus

In accordance with Mr. Chennakeshu’s prior employment agreement, Mr. Chennakeshu’s 2006 target bonus was $500,000 prorated for his time of service in 2006. The Committee awarded Mr. Chennakeshu a 2006 bonus of $257,000. The Committee’s decision was based on a number of factors, including the same predetermined metrics used for all employees under the 2006 Freescale Bonus Plan as well as the Company’s performance and his leadership in 2006. In accordance with the Chennakeshu Agreement, Mr. Chennakeshu is entitled to a target annual bonus of $500,000.

Mr. Chennakeshu’s Equity Awards Prior to the Merger

On June 1, 2006, Mr. Chennakeshu was granted 250,000 time-based restricted stock units for Freescale Class A common stock. This grant would have vested in four equal annual installments, subject to Mr. Chennakeshu’s continued employment with us. The market price of Freescale Class A common stock was $30.28, resulting in a total market value of the grant of $7,570,000.

As a result of the Merger all of Mr. Chennakeshu’s unvested equity awards were accelerated, including the 2006 awards. Mr. Chennakeshu’s awards were converted into the right to receive the merger consideration at the closing of the Merger and are no longer outstanding.

Mr. Chennakeshu’s Equity Awards after the Merger

In connection with the Merger, Mr. Chennakeshu was awarded 30,474.78 Class B Interests in Parent. These partnership interests provide an incentive for Mr. Chennakeshu to increase the value and operational performance of the Company on a long-term basis.

Mr. Chennakeshu’s Benefits

During the term of the Chennakeshu Agreement, Mr. Chennakeshu is eligible to participate in all long-term incentive plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including use of Freescale aircraft as described above under “Executive Benefits and Perquisites”.

Pursuant to the Chennakeshu Agreement, Mr. Chennakeshu will receive severance benefits in the event he is terminated other than for cause, death or disability, or he terminates employment for good reason. In the event such a termination occurs in anticipation of or within two years following a change in control occurring more than two years after the effective date of the Chennakeshu Agreement (i.e., December 1, 2006), Mr. Chennakeshu will receive enhanced severance benefits. In any event, Mr. Chennakeshu is entitled to receive benefits under the Severance Plan in lieu of the severance benefits described above if the benefits under such plan are more favorable than the benefits provided under the Chennakeshu Agreement. If Freescale adopts an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Chennakeshu under the agreement, Mr. Chennakeshu will be entitled to those benefits.

2006 Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation provided by Freescale, Holdings I and Parent to the Chief Executive Officer, the Chief Financial Officer, each of the three most highly compensated executive officers (other than the CEO and CFO) who were serving at the end of 2006 and one executive officer whose employment terminated during 2006 (collectively, the “Named Executive Officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e)(1)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Michel Mayer Chairman of the Board	2006	800,000	549,439	(4)	11,686,851	8,316,352	1,425,000	0	340,840	(5)	23,118,482
Alan Campbell Senior Vice President and Chief Financial Officer	2006	390,000	194,875	(4)	3,393,954	1,863,920	435,000	0	47,793	(6)	6,325,542
Sandeep Chennakeshu Senior Vice President and General Manager	2006	409,231	1,000,000	(7)	7,870,829	0.00	257,000	0	36,866	(8)	9,573,926
Paul Grimme Senior Vice President and General Manager	2006	357,231	136,501	(4)	2,696,739	1,435,817	285,000	0	31,977	(9)	4,943,265
David Perkins Senior Vice President, Sales & Marketing	2006	340,000	138,218	(4)	2,770,064	1,508,290	285,000	0	12,160	(10)	5,053,732
Franz Fink Former Senior Vice President and General Manager	2006	262,731	0		662,318	1,350,974	0	0	2,820,144	(11)	5,096,167

(1)	Reflects the expense recognized during 2006 associated with outstanding restricted stock units for Freescale Class A common stock granted under the 2005 Plan and Class B Interests in Parent granted under the Interest Plan, in each case calculated in accordance with SFAS 123R. The SFAS 123R expense recognized by us associated with outstanding restricted stock units for each Named Executive Officer was: Mr. Mayer—$10,370,723; Mr. Campbell—$3,017,917; Mr. Chennakeshu—$7,570,000; Mr. Grimme—$2,471,117; Mr. Perkins—$2,469,235; and Mr. Fink—$662,318. In connection with the Transactions, all unvested restricted stock units became fully vested on December 1, 2006. Under the terms of the Merger, each restricted stock unit was converted into the right to receive merger consideration of $40 per share. The SFAS 123R expense recognized by us associated with outstanding Class B Interests for each Named Executive Officer was: Mr. Mayer—$1,316,128; Mr. Campbell—$376,037; Mr. Chennakeshu—$300,829; Mr. Grimme—$225,622; and Mr. Perkins—$300,829. Mr. Fink was not granted any Class B Interests. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this registration statement.
(2)	Reflects the expense recognized by us during 2006 associated with outstanding stock option awards to purchase shares of Freescale Class A common stock and stock appreciation rights (“SARs”) granted under the 2005 Plan calculated in accordance with SFAS 123R. In connection with the Transactions, all unvested stock options and SARs became fully vested on December 1, 2006. Under the terms of the Merger, all outstanding stock options and SARs (except as described below) were converted into the right to receive merger consideration of $40 per share minus the per share exercise price. Each of Mssrs. Campbell, Grimme and Perkins elected to convert a portion of their vested stock options into vested stock options to purchase shares of Holdings I common stock (the “Rollover Options”). The Rollover Options were granted under and are subject to the 2006 Plan. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this registration statement.
(3)	Represents payments made to each Named Executive Officer under the 2006 Freescale Bonus Plan. The bonus payment expressed as a percentage of each Named Executive Officer’s target bonus was: Mr. Mayer—119%; Mr. Campbell—145%; Mr. Chennakeshu—87%; Mr. Grimme—104%; and Mr. Perkins—104%.
(4)	Represents a discretionary cash payment made to the Named Executive Officer. Each Named Executive Officer was granted performance based restricted stock units under the 2005 Plan in 2006. In accordance with their terms, the performance based restricted stock units vested at target upon the change of control. Because our 2006 revenue exceeded the target level in the award agreement and the change of control occurred near year end, the Compensation and Leadership Committee awarded a cash payment in January of 2007 equal to the difference between the value of the shares that vested as a result of the change of control and the value of the shares that would have been issued based on our actual 2006 revenue.
(5)	Represents perquisite costs and other income for Mr. Mayer of $340,840, including (i) $54,840 of aggregate incremental cost to us related to personal travel on Freescale’s corporate aircraft in accordance with the terms of the Freescale Aircraft Procedures and Use Policy as adopted by the Compensation and Leadership Committee; (ii) $6,627 relocation payment made in early 2006 under the terms of Mr. Mayer’s pre-Merger employment agreement with Freescale; (iii) $98 income tax liabilities on reimbursed relocation expenses; (iv) $228,908 gross-up payment for income tax liabilities incurred as a result of Mr. Mayer’s rollover of previously owned shares of Freescale Class A common stock at the closing of the Merger; (v) $39,367 income imputed to Mr. Mayer as a result of his spouse accompanying him during business travel on Freescale’s corporate aircraft in accordance with the terms of the Freescale Aircraft Procedures and Use Policy as approved by the Compensation and Leadership Committee; and (vi) $11,000 in company matching funds under the 401(k) Plan.
(6)	Represents perquisite costs and other income for Mr. Campbell of $47,793 including (i) $36,038 gross up payment for income tax liabilities incurred as a result of Mr. Campbell’s rollover of previously owned shares of Freescale Class A common stock at the closing of the Merger; (ii) $755 under the executive health program; and (iii) $11,000 in company matching funds under the 401(k) Plan.
(7)	Represents a cash hiring bonus paid to Mr. Chennakeshu upon joining Freescale on June 1, 2006.

(8)	Represents perquisite costs and other income for Mr. Chennakeshu of $36,866, including (i) $23,912 reimbursement of relocation expenses; (ii) $6,262 gross up payment for income tax liabilities incurred on reimbursed relocation expenses; and (iii) $6,692 in company matching funds under the 401(k) Plan.
(9)	Represents perquisite costs and other income for Mr. Grimme of $31,977, including (i) $19,997 income recognized from the sale of Freescale Class A common stock acquired by Mr. Grimme under the Freescale Semiconductor, Inc. Employee Stock Purchase Plan; (ii) $980 reimbursement for executive insurance premiums; and (iii) $11,000 in company matching funds under the 401(k) Plan.
(10)	Represents perquisite costs and other income for Mr. Perkins of $12,160, including (i) $1,160 for financial planning services; and (ii) $11,000 in company matching funds under the 401(k) Plan.
(11)	Represents perquisite costs and other income for Mr. Fink of $2,820,144, including (i) $673,534 gross up payment for tax liabilities incurred under Section 280G of the Code; and (ii) $2,146,610 severance payment. Mr. Fink’s employment terminated on September 8, 2006.

2006 Grants of Plan Based Awards Table

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by Freescale, Holdings I and Parent in 2006 to our Named Executive Officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($ /Sh) (k)	Closing Price on Grant Date ($ /Sh)		Grant Date Fair Value of Stock and Option Awards (l)
Name (a)	Grant Date (b)	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Michel Mayer	4/24/06	4/21/06	0						250,425	(1)	31.45	30.96	(2)	3,333,157	(3)
	4/24/06	4/21/06	0				82,670	(1)	—		31.45	30.96	(2)	2,599,972	(3)
	4/24/06	4/21/06	0				50,874	(1)	—		31.45	30.96	(2)	1,599,987	(3)
		2/9/06		0	1,200,000	2,400,000
	12/1/06	12/1/06					133,327.17	(4)	—		0	0		66,305,615	(7)
Alan Campbell	4/24/06	4/20/06	0						60,291	(1)	31.45	30.96	(2)	802,473	(3)
	4/24/06	4/20/06	0				28,871	(1)	—		31.45	30.96	(2)	907,993	(3)
	4/24/06	4/20/06	0				12,082	(1)	—		31.45	30.96	(2)	379,979	(3)
	4/24/06	4/20/06	0				18,044	(1)	—		31.45	30.96	(2)	567,484	(3)
		2/9/06		0	300,000	600,000
	12/1/06	12/1/06	0	0	0	0			205,714.28	(5)	3.32	6.99		1,015,200	(6)
	12/1/06	12/1/06	0	0	0	0			344,520.00	(5)	5.50	6.99		1,436,648	(6)
	12/1/06	12/1/06					38,093.48	(4)	—		0	0		18,944,463	(7)
Sandeep Chennakeshu	6/1/06	5/23/06	0				250,000	(7)	—		30.28	31.40	(2)	7,570,000	(9)
		2/9/06		0	291,667	583,333
	12/1/06	12/1/06					30,474.78	(4)	—		0	0		15,155,568	(7)
Paul Grimme	4/24/06	4/20/06	0						42,230	(1)	31.45	30.96	(2)	562,081	(3)
	4/24/06	4/20/06	0				20,222	(1)	—		31.45	30.96	(2)	635,982	(3)
	4/24/06	4/20/06	0				11,446	(1)	—		31.45	30.96	(2)	359,977	(3)
	4/24/06	4/20/06	0				12,639	(1)	—		31.45	30.96	(2)	397,497	(3)
		2/9/06		0	275,000	550,000
	12/1/06	12/1/06	0						38,285.72	(5)	3.32	6.99		188,940	(6)
	12/1/06	12/1/06	0						241,314.28	(5)	5.50	6.99		1,006,281	(6)
	12/1/06	12/1/06					22,856.09	(4)	—		0	0		11,366,677	(7)
David Perkins	4/24/06	4/20/06	0						42,762	(1)	31.45	30.96	(2)	569,162	(3)
	4/24/06	4/20/06	0				20,476	(1)	—		31.45	30.96	(2)	643,970	(3)
	4/24/06	4/20/06	0				10,810	(1)	—		31.45	30.96	(2)	339,975	(3)
	4/24/06	4/20/06	0				12,798	(1)	—		31.45	30.96	(2)	402,497	(3)
		2/9/06		0	275,000	550,000
	12/1/06	12/1/06	0						308,571.42	(5)	3.32	6.99		1,522,800	(6)
	12/1/06	12/1/06	0						244,354.28	(5)	5.50	6.99		1,018,957	(6)
	12/1/06	12/1/06					30,474.78	(4)	—		0	0		15,155,568	(7)
Franz Fink	4/24/06	4/20/06	0						37,715	(10)	31.45	30.96	(2)	501,987	(3)
	4/24/06	4/20/06	0				18,060	(10)	—		31.45	30.96	(2)	567,987	(3)
	4/24/06	4/20/06	0				10,492	(10)	—		31.45	30.96	(2)	329,973	(3)

(1)	These options and restricted stock units were granted under the terms of the 2005 Plan. On December 1, 2006, these stock options and restricted stock units became fully vested in connection with the Transactions. Under the terms of the Merger, the stock options, other than Rollover Options, were converted into the right to receive merger consideration of $40 per share minus the per share exercise price and the restricted stock units were converted into the right to receive merger consideration of $40 per share.
(2)	Under the terms of the 2005 Plan, these stock options were granted with an exercise price equal to the closing market price of Freescale Class A common stock on the trading day immediately prior to the date of grant.
(3)	Amounts reflected represent the fair value of grants made in April 2006 based on the closing price of $30.96 per share computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this registration statement.
(4)	Class B Interests awarded under the Interest Plan.
(5)	Represents Rollover Options. See the 2006 Outstanding Equity Awards at Fiscal Year-End Table for more information on the terms of Rollover Options.
(6)	Amounts reflected represent the fair value of Rollover Options granted in December of 2006 computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this registration statement.
(7)	Amounts reflected represent the fair value of Class B Interests granted in December of 2006 computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this registration statement.
(8)	These restricted stock units were granted under the terms of the 2005 Plan. On December 1, 2006, these restricted stock units became fully vested under the terms of the Merger, and were converted into the right to receive merger consideration of $40 per share.
(9)	Amounts reflected represent the fair value of grants made in June 2006, based on the closing price of $30.28 per share of Freescale Class A common stock computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this registration statement.
(10)	These options and restricted stock units were granted under the terms of the 2005 Plan. Mr. Fink’s employment terminated on September 8, 2006 and these grants were forfeited.

Stock options and restricted stock units granted to Named Executive Officers under the 2005 Plan were for shares of Freescale Class A common stock. The stock options were granted with an exercise price equal to the closing market price of Freescale Class A common stock on the day immediately prior to the date of grant and were intended to vest in four equal annual installments on each anniversary of the date of grant. Each option had a seven year term. Time based restricted stock units vested in four equal annual installments on each anniversary of the date of grant. Performance based restricted stock unit awards were intended to issue restricted stock units based on the amount of revenue Freescale recognized in 2006. Upon certifying the actual revenue for 2006, the restricted stock units were to be issued with half of the units vesting upon the first anniversary of the date of grant and the remaining shares vesting on the second anniversary of the date of grant.

Class B Interests are granted under the Interest Plan. These Class B Interests are profits interests in Parent and are subject to the terms and restrictions contained in the Investors Agreement and the Limited Partnership Agreement, including restrictions on transferability. The Class B Interests vest in four equal annual installments on each anniversary of the date of grant, subject to the continued employment or service of the grantee and subject to accelerated vesting upon certain terminations of employment or service and certain transactions.

2006 Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth information concerning outstanding stock option awards and unvested stock awards held by our Named Executive Officers as of December 31, 2006.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
	Exercisable (b)		Unexercisable (c)
Michel Mayer	—		—	—	—	—	133,327.17	(1)	0	(3)
Alan Campbell	205,714.28	(2)	0		3.32		—
	344,520.00	(2)	0		5.50
	—		—	—	—		38,093.48	(1)	0	(3)
Sandeep Chennakeshu	—		—	—	—	—	30,474.78	(1)	0	(3)
Paul Grimme	38,285.72	(2)	0		3.32		—
	241,314.28	(2)	0		5.50
							22,856.09	(1)	0	(3)
David Perkins	308,571.42	(2)	0		3.32	—	—
	244,354.28	(2)	0		5.50
							30,474.78	(1)	0	(3)
Franz Fink	—		—	—	—	—	—		—

(1)	Class B Interests awarded under the Interest Plan. Class B Interests vest in four equal annual installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant subject to continued employment or service of the grantee and subject to accelerated vesting upon certain terminations of employment or service and upon certain transactions.
(2)	Rollover Options granted under the 2006 Plan. The stock options granted under the 2006 Plan were granted in accordance with Section 424 of the Code.
(3)	These Class B Interests represent profits interests in Parent. The liquidation value of these interests at December 31, 2006, was zero.

2006 Option Exercises and Stock Vested Table

The following table sets forth information concerning the number of shares acquired and the value realized by our Named Executive Officers during the fiscal year ended December 31, 2006 on the settlement of restricted stock units and stock options.

Name (a)	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Michel Mayer	750,000	(1)	20,250,000	121,154	(3)	3,634,620
	27,000	(2)	729,000	242,307	(4)	9,692,280
	254,295	(1)	5,350,367	35,602	(5)	1,100,102
	250,425	(1)	2,141,134	106,803	(4)	4,272,120
				82,670	(4)	3,306,800
				50,874	(4)	2,034,960

Totals	1,281,720		28,470,501	639,410		24,040,882

Alan Campbell	70,000	(1)	1,890,000	10,000	(6)	270,000
	29,705	(1)	791,107	20,000	(4)	800,000
	32,406	(1)	1,029,539	10,477	(4)	419,080
	48,609	(1)	1,578,509	6,250	(5)	193,125
	5,401	(1)	143,990	18,750	(4)	750,000
	44,000	(1)	925,760	20,042	(4)	801,680
				28,871	(4)	1,154,840
				12,082	(4)	483,280
				18,044	(4)	721,760

Totals	230,121		6,358,905	144,516		5,593,765

Sandeep Chennakeshu	0		0	250,000	(4)	10,000,000

Paul Grimme	55,000	(1)	1,485,000	8,000	(6)	216,000
	3,510	(1)	93,576	16,000	(4)	640,000
	21,874	(1)	710,328	10,300	(4)	412,000
	21,604	(7)	493,887	6,250	(5)	193,125
	18,903	(1)	503,427	18,750	(4)	750,000
	63,300	(1)	1,331,832	18,987	(4)	759,480
				20,222	(4)	808,880
				11,446	(4)	457,840
				12,639	(4)	505,560

Totals	184,191		4,618,050	122,594		4,742,885

David Perkins	40,200	(1)	1,085,400	8,750	(6)	236,250
	5,401	(1)	148,640	17,500	(4)	700,000
	32,406	(1)	1,052,339	10,041	(4)	401,640
	13,503	(1)	359,613	6,250	(5)	193,125
	16,000	(1)	336,640	18,750	(4)	750,000
				17,932	(4)	717,280
				20,476	(4)	819,040
				10,810	(4)	432,400
				12,798	(4)	511,920

Totals	107,510		2,982,632	123,307		4,761,655

Franz Fink	36,300	(8)	916,691	8,000	(6)	216,000
	12,422	(8)	372,948	6,250	(5)	193,125
	7,021	(8)	215,733
	1,350	(8)	33,633
	1,890	(8)	45,004
	7,021	(8)	174,720
	17,500	(8)	337,631

Totals	83,504		2,096,360	14,250		409,125

(1)	On December 1, 2006, the vesting of the stock options was accelerated under the terms of the Merger, and the stock options were converted into the right to receive merger consideration of $40 per share minus the applicable per share exercise price.
(2)	On December 1, 2006, the vesting for the stock appreciation rights were accelerated under the terms of the Merger, and the stock appreciation rights were converted into the right to receive merger consideration of $40 per share minus the applicable per share exercise price.
(3)	Shares of Freescale Class A common stock were issued upon the vesting of restricted stock units on May 17, 2006; the fair market value on the vesting date was $30 per share.
(4)	On December 1, 2006, the vesting for the restricted stock units was accelerated under the terms of the Merger Agreement, and the restricted stock units converted into the right to receive merger consideration of $40 per share.
(5)	Shares of Freescale Class A common stock were issued upon the vesting of restricted stock units on May 11, 2006; the fair market value on the vesting date was $30.90 per share.
(6)	Shares of Freescale Class A common stock were issued upon the vesting of restricted stock units on July 16, 2006; the fair market value on the vesting date was $27 per share.
(7)	Vested stock options were exercised on April 26, 2006; the fair market value on the date of exercise was $31.09 per share.
(8)	Vested stock options were exercised on October 4, 2006; the fair market value on the date of exercise was $38.25 per share.

2006 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)		Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Michel Mayer	0	0	0		0	0

Alan Campbell	0	0	0		0	0

Sandeep Chennakeshu	0	0	0		0	0

Paul Grimme	0	0	0		0	0

David Perkins	166,000	0	39,829	(1)	0	391,752

Franz Fink	0	0	0		0	0

(1)	The Board elected to terminate the Freescale Semiconductor, Inc. Management Deferred Compensation Plan in connection with the Transactions. Mr. Perkins’ deferred aggregate balance was paid to him in calendar 2007.

2006 Director Compensation Table I (1)

The following table sets forth the compensation paid to Freescale’s Board of Directors in 2006 prior to the Merger.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Michel Mayer(2)	0		0		0	0	0	0	0

H. Raymond Bingham	125,000	(3)	110,000	(4)	0	0	0	0	235,000

Stephen P. Kaufman	142,500	(5)	110,000	(4)	0	0	0	0	252,500

Kevin Kennedy	110,000	(6)	110,000	(4)	0	0	0	0	220,000

Antonio M. Perez	102,500	(7)	110,000	(4)	0	0	0	0	212,500

Krish A. Prabhu	109,275	(8)	110,000	(4)	0	0	0	0	219,275

B. Kenneth West	45,000	(9)	60,000	(10)	0	0	0	0	105,000

(1)

Data provided is for the members of the pre-Merger Freescale Board of Directors. These members served from January 1, 2006 through November 30, 2006. All members received an annual retainer fee of $80,000 which was paid quarterly in advance. In addition, all Board members received an annual $120,000 grant of Freescale Class A common stock which was prorated in 2006 for the period of time that each director served.

(2)	Mr. Mayer is an employee of Freescale and did not receive compensation for his services as a member of the Freescale Board of Directors.
(3)

Consists of (i) $80,000 annual retainer for service as a member of the Freescale Board of Directors; (ii) a $15,000 retainer for service as Chair of the Freescale Board of Directors’ Audit and Legal Committee; and (iii) $30,000 for service as a member of the Freescale Board of Directors Special Committee.

(4)	Pro-rated for the period from January 1, 2006 to November 30, 2006.
(5)

Consists of (i) $80,000 annual retainer for service as a member of the Freescale Board of Directors; (ii) a $25,000 retainer for service as the Lead Director of the Freescale Board of Directors; (iii) a $5,000 retainer fee for service as Chair of the Freescale Board of Directors’ Governance and Nominating Committee; and (iv) $32,500 for service as a member of the Freescale Board of Directors Special Committee.

(6)	Consists of (i) $80,000 annual retainer fee for service as a member of the Freescale Board of Directors; and (ii) $30,000 for service as a member of the Freescale Board of Directors Special Committee.
(7)	Consists of (i) $80,000 annual retainer fee for service as a member of the Freescale Board of Directors; and (ii) $22,500 for service as a member of the Freescale Board of Directors Special Committee.
(8)

Consists of (i) $80,000 annual retainer fee for service as a member of the Freescale Board of Directors; (ii) a $4,275 pro-rated retainer fee for service as Chair of the Freescale Board of Directors’ Compensation and Leadership Committee from July 28 through November 30, 2006; and (iii) $25,000 for service as a member of the Freescale Board of Directors Special Committee.

(9)

Mr. West passed away on May 14, 2006. The amount reported consists of (i) $40,000 for service as a member of the Freescale Board of Directors; and (ii) a $5,000 pro-rated retainer fee for service as Chair of the Freescale Board of Directors’ Compensation and Leadership Committee.

(10)	Pro-rated for the first and second quarters of 2006.

2006 Director Compensation

None of our current directors receive any compensation for their service on our Boards.

Termination or Change in Control

Messrs. Mayer and Chennakeshu

Under the terms of the employment agreement for each of Messrs. Mayer and Chennakeshu, in the event that the executive’s employment is terminated other than for cause, death or disability, or it is terminated by the executive for good reason, the executive will be entitled to receive, subject to his execution of a release: (i) payment of all unpaid base salary and accrued vacation through the date of termination and his cash bonus for the year preceding the date of termination (if not previously paid); (ii) a cash payment equal to a pro rata portion of his target bonus for the year in which the date of termination occurs; (iii) a cash payment equal to two times the sum of base salary and target bonus; (iv) continued medical and life insurance for two years following the date of termination; and (iv) any other amounts or benefits required to be paid or provided which he is eligible to receive, based on accrued benefits through the date of termination. With respect to Mr. Mayer only, upon such a termination of employment a pro rata portion of any outstanding and unvested equity awards made pursuant to Mr. Mayer’s employment agreement and held by Mr. Mayer as of the date of such termination and that would have vested in the fiscal year in which the date of termination occurs shall vest. Notwithstanding the foregoing, in the event that the executive’s employment is terminated other than for cause, death or disability, or it is terminated by the executive for good reason, in any case, on or before the second anniversary of the employment agreement’s effective date, the executive would be entitled to all payments and benefits then due under the Severance Plan (as described below) to the extent more favorable to the executive than the payments and benefits provided under the executive’s current employment agreement.

If at any time following a “change in control” which occurs after the second anniversary of the employment agreement’s effective date and prior to the second anniversary of such change in control, the executive’s employment is terminated other than for cause, death or disability, or it is terminated by the executive for good reason, the executive will be entitled to receive: (i) payment of all unpaid base salary and accrued vacation through the date of termination and his cash bonus for the year preceding the date of termination (if not previously paid); (ii) a cash payment equal to a pro rata portion of the executive’s target bonus for the year in which the date of termination occurs; (iii) a cash payment equal to three times the greater of the executive’s annual base salary during the three years prior to the change in control and the executive’s annual base salary on the date of termination; (iv) a cash payment equal to three times the highest annual bonus (including any portion thereof that has been deferred and annualized for any fiscal year consisting of less than 12 months or during which the executive was employed for less than 12 months) that the executive received during the five fiscal years prior to the date of termination, and (v) continued medical and life insurance for three years following the date of termination. For purposes of eligibility for retiree medical benefits pursuant to such plans, the executive will be considered to have remained employed until the earlier of three years after the date of termination or the last day any employee may become eligible for such retiree medical benefits and to have retired on the last day of such period. If the executive is terminated by us (other than for cause) within the nine-month period prior to a change in control, but subsequent to such time as negotiations or discussions which ultimately lead to a change in control have commenced, then the executive shall be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we amend our Severance Plan or adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, the executive will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above.

In the event of a change in control at a time when our common stock or the common stock of any of our affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code (“Section 280G”), Mr. Mayer, Mr. Chennakeshu and we will use their best efforts to satisfy the “shareholder approval requirements” of that section in a manner designed to preserve the full economic benefit to the executive of any payments or benefits otherwise due to the executive. The employment agreement for each of Messrs. Mayer and Chennakeshu contains a Section 280G tax gross-up provision in the event of a change in control that occurs other than at a time when our common stock or the common stock of any of our affiliates is not readily tradeable on an established securities market or otherwise.

Messrs. Mayer and Chennakeshu are subject to restrictive covenants including non-solicit and non-competition provisions that remain in effect during the two-year period following termination of his employment for cause or as a result of voluntary resignation other than for good reason. Messrs. Mayer and Chennakeshu also agree to assist us in any litigation or dispute to the extent such litigation or claim relates to the executive’s employment or the period of the executive’s employment with us.

Other Named Executive Officers

Other Named Executive Officers are entitled to benefits under the Severance Plan. The Severance Plan provides for the payment of benefits in the event that: (1) an officer terminates his or her employment for “good reason” (as defined in the Severance Plan) within two years of a Change in Control (as defined in the Severance Plan), or (2) the officer’s employment is terminated for any reason other than termination for “good cause” (as defined in the Severance Plan), disability or death within two years of a Change in Control in Freescale. In addition to unpaid salary for accrued paid time off and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an officer entitled thereto would be equal to the sum of: (1) a multiple of the greater of the officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (2) a multiple of the highest annual bonus received by the officer during the immediately preceding five fiscal years ending on or before the termination date; and (3) a pro rata target bonus for the year of termination. The multiples referred to in the preceding sentence are two or three depending upon the seniority of the officer, with the Named Executive Officers having a multiple of three. The officer would also receive continued medical and insurance benefits for three years. In the event the officer is subject to the excise tax under Section 4999 of the Internal Revenue Code, we will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Severance Plan’s initial term was three years, subject to automatic one-year extensions unless the Board gives prior notice that it does not wish to extend the Severance Plan. The Merger constituted a Change in Control for the purposes of the Severance Plan. Accordingly, by its terms, the Severance Plan will continue for a period of two years after December 1, 2006 for Participants in the Severance Plan on that date.

Each officer accepting stock option grants under the 2006 Plan or Class B Interests agreed no Good Reason will have occurred with respect to him or her under the Severance Plan solely (a) by reason of Freescale becoming privately held on December 1, 2006 (b) on account of a lateral change to his or her duties that does not affect his or her reporting relationships or (c) by him or her ceasing to serve as an executive of a publicly held corporation. Officers also agreed that the last sentence of Section 7.4 of the Severance Plan, overriding their non-competition obligations, would have no force and effect. Accordingly, those officers are subject to the terms of the grants under the 2006 Plan and the Interest Plan that require adherence to a non-competition covenant in the event an officer receives severance pay and to the continued applicability of certain payback provisions relating to equity based awards granted prior to the Merger.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Arrangements with our Investors

Simultaneously with the consummation of the Transactions, we entered into agreements with the Sponsors and those persons and entities that are investors in our indirect parent companies.

Shareholders’ Agreement

The Sponsors entered into a shareholders’ agreement with respect to their interests in Freescale Holdings GP, Ltd. (the “General Partner”), the general partner of Parent. Among other things, this agreement establishes the composition of the board of the General Partner, provides for restrictions on the transfer of shares of the General Partner and for approval rights with respect to actions by the General Partner or Parent and its subsidiaries. The shareholders’ agreement provides that certain actions by the General Partner, Parent or any of their subsidiaries, for example, amendments to the organizational documents, amendments or waivers of any debt documents, equity issuances and the registration of equity securities in connection with an initial public offering, and acquisitions or sales of assets, require the approval of a majority of the directors appointed by the Sponsors. The shareholders’ agreement also provides for customary indemnification of all directors, shareholders and their affiliates.

Investors Agreement

The Consortium entered into an investors agreement that provides that no holder of any equity interests in Parent or Holdings I may transfer their equity interests except to permitted transferees and except in compliance with certain restrictions on transfer. The investors agreement provides certain investors with the right to “tag-along” and sell a pro rata portion of their equity interests if other investors propose to sell all or a portion of their equity interests. Additionally, investors holding a majority of the class A limited partnership interests in Holdings have the right to cause a sale of Parent or Holdings I and to require the other equityholders to participate in such a sale. Pursuant to the investors agreement, any equity or Parent and Holdings I held by employees of the company is subject to put and call rights under specified circumstances. If Parent or its subsidiaries propose to issue new equity securities, equityholders of Parent and Holdings I will have the right to purchase their pro rata share of such new securities.

Registration Rights Agreement

The equityholders of Parent also entered into a registration rights agreement providing for certain customary demand and piggyback registration rights (including customary indemnification) and Rule 144 sale provisions applicable to specified parties. Parent would be responsible for paying the expenses of such registrations.

Transaction Fee Agreements

On December 1, 2006, simultaneously with the completion of the Transactions, we entered into transaction fee agreements with affiliates or advisors of certain members of the Consortium, including affiliates or advisors of the Sponsors, pursuant to which we paid affiliates of the Sponsors $185 million in fees and expenses for financial and structural advice and analysis as well as assistance with due diligence investigations and debt financing negotiations.

Management Fee Agreements

On December 2, 2006, following completion of the Transactions, we entered into management agreements with affiliates or advisors of certain members of the Consortium, including affiliates or advisors of the Sponsors, pursuant to which such entities or their affiliates, officers, employees and/or representatives and/or co-investors, (the “Advisors”), provide management and advisory services to us. Pursuant to such agreements, the Advisors receive an aggregate annual management fee equal to 1.5% of our annual Adjusted EBITDA, paid quarterly in advance, and reimbursement for out-of-pocket expenses incurred by the Advisors pursuant to the agreements. For the period from December 1, 2006 to January 1, 2007, we paid an aggregate of $2 million for management services pursuant to these management agreements and on January 29, 2007 we paid an aggregate of $7 million for management services for the first quarter of 2007. The management agreements have a 10-year term, but may be terminated by us at such time as the Advisors are no longer obligated to provide services pursuant to the terms of the management agreement. If the management agreements are terminated prior to their scheduled expiration, the Advisors will receive a payment from us in an amount to be determined at such time by mutual agreement of the parties. The management agreements include customary exculpation and indemnification provisions in favor of the Advisors.

Other Arrangements

Freescale has contracted with a third party service provider to provide relocation benefits for employees, including executive officers, which may constitute related party transactions. These relocation benefits include home marketing assistance to help sell an employee’s home, a guaranteed buyout in the event the home does not sell within 90 days of marketing, home purchase assistance, reimbursement of certain out-of-pocket expenses related to relocating, cash advances on the equity of the home, shipment of household goods, temporary living and an allowance for relocation costs. These relocation benefits are available to all eligible employees, except that advances on the equity of a home may not be made to executive officers, and if an employee who has received an equity advance becomes an executive officer, the advance must be immediately repaid.

Statement of Policy Regarding Transactions with Related Persons

The Board of Directors has adopted a policy to review and approve any related party transaction in excess of $5 million.

Board Composition

The Board of Directors of Freescale Holdings G.P., Ltd., the general partner of Parent, is our primary Board of Directors and consists of nine directors: Mr. Mayer as the Chairman and two representatives of each of the four Sponsors. The Sponsors are parties to agreements by which their representatives have been elected to serve on our Board of Directors. Because of their affiliations with the Sponsors and us, none of our directors are independent.

Our Board of Directors consists of nine directors: Mr. Mayer as the Chairman and two representatives of each of the four Sponsors. Because of their affiliations with the Sponsors and us, none of our directors are independent.

ITEM 8.	LEGAL PROCEEDINGS

We are a defendant in various lawsuits, including intellectual property suits and are subject to various claims which arise in the normal course of business.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Environmental Matters

Our operations are subject to a variety of environmental laws and regulations in each of the jurisdictions in which we operate governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. As with other companies engaged in similar industries, environmental compliance obligations and liability risks are inherent in many of our manufacturing and other activities. In the United States certain environmental remediation laws, such as the federal “Superfund” law, can impose the entire cost of site clean-up, regardless of fault, upon any single potentially responsible party, including companies that owned, operated or sent wastes to a site. In some jurisdictions, environmental requirements may become more stringent in the future which could affect our ability to obtain or maintain necessary authorizations and approvals or could result in increased environmental compliance costs. We believe that our operations are in compliance in all material respects with current requirements under environmental laws.

Motorola was identified as a potentially responsible party in the past, and has been engaged in investigations, administrative proceedings, and/or cleanup processes with respect to past chemical releases into the environment. We agreed to indemnify Motorola for certain environmental liabilities related to our business, including matters described below. Potential future liability at such sites (excluding costs spent to date) may adversely affect our results of operations.

52nd Street Facility, Phoenix, AZ. In 1983, a trichloroethane leak from a solvent tank led to the discovery of chlorinated solvents in the groundwater underlying a former Motorola facility on 52nd Street in Phoenix, Arizona, which resulted in the facility and adjacent areas being placed on the federal National Priorities List of Superfund sites. The 52nd Street site was subsequently divided into three operable units by the Environmental Protection Agency (EPA), who is overseeing site investigations and cleanup actions with the Arizona Department of Environmental Quality (ADEQ). To date, two separate soil cleanup actions have been completed at the first operable unit, for which Motorola received letters stating that no further action would be required with respect to the soils. We also implemented a system to treat contaminated groundwater in Operable Unit One and prevent further migration of the groundwater from Operable Unit One. In relation to the second operable unit, EPA issued a record of decision in July 1994, and subsequently issued a consent decree, which required Motorola to design a remediation plan targeted at containing and cleaning up solvent groundwater contamination downgradient of the first operable unit. That remedy is now being implemented by Freescale and another potentially responsible party pursuant to an Administrative Order. The EPA has not announced a final remedy for either the first operable unit or the second operable unit, and it is therefore possible that costs to be incurred at these two operable units in future periods may vary from our estimates. The EPA and ADEQ are currently performing a preliminary site investigation at the third operable unit to determine the extent of groundwater contamination. A number of additional potentially responsible parties, including Motorola, have been identified in relation to the third operable unit. Because this investigation is in its early stages, we cannot predict at this time the extent to which we may be held liable for cleanup at Operable Unit Three or whether such liability would be material. Currently, we are engaged in negotiations to resolve the extent of our liability with the agencies and other responsible parties for the entire 52nd Street site.

56th Street Facility, Phoenix, AZ. In 1985, the EPA initiated an inquiry concerning the former Motorola facility located on 56th Street in Phoenix, Arizona following the discovery of organic compounds in certain local area wells. Motorola completed several remedial actions at this site including soil excavation and cleanup. We subsequently undertook voluntary negotiations with ADEQ, who assumed primary responsibility for this matter in 2004 under the state’s Water Quality Assurance Revolving Fund Program.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON HOLDINGS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established trading market for our common equity.

Holders

All of our outstanding common stock is owned by Holdings V either directly or as trustee for the voting trust created by the Voting Trust Agreement described below.

Dividends

We have not previously declared or paid cash dividends on shares of our common stock. We currently have no plans to do so in the future.

Equity Compensation Plan Information

We do not have any equity compensation plans under which our equity securities are authorized for issuance, except as described in “Item 11. Description of Registrant’s Securities to be Registered.”

The following table summarizes Freescale’s compensation plan information as of the fiscal year ended December 31, 2006.

Freescale Semiconductor, Inc.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,251,176	(1)	15.49	(2)	0
Equity compensation plans not approved by security holders(3)	381,106		7.91	(2)	0
Total	1,632,282		12.80		0

(1)

This includes options to purchase Class A common stock and restricted stock units awarded under the 2004 Plan (defined below) and the 2005 Plan (defined below). Each restricted stock unit is intended to be the economic equivalent of a share of Class A common stock. For a discussion of the equivalent in current shares, see “Item II. Description of Securities to be Registered.”

(2)	This weighted exercise price does not include outstanding restricted stock units.
(3)	Represents the Conversion Plan (defined below), which was approved by the Board on November 16, 2004.

Freescale Semiconductor Holdings I, Ltd.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders(1)	15,143,212	6.25	16,077,589
Total	15,143,212	6.25	16,077,589

(1)	This includes options to purchase common shares of Holdings I awarded under the 2006 Management Incentive Plan.

Freescale Holdings, L.P.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders(1)	344,365	0	0
Total	344,365	0	0

(1)	This includes Class B limited partnership interests in Freescale Holdings, L.P. awarded under the 2006 Profits Interest Plan.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933. Each of the transactions described below was conducted in reliance upon the available exemptions from the registration requirements of the Securities Act of 1933 under Section 3(a)(9) of the Securities Act of 1933, which relates to securities exempt from registration under the Securities Act of 1933. There were no underwriters employed in connection with any of the transactions set forth in this Item 10.

On December 1, 2006, in connection with the closing of the Transactions, we issued the restricted stock units that are being registered hereunder in exchange for restricted stock units previously granted by us pursuant to the Conversion Plan (defined below), the 2004 Plan (defined below) and the 2005 Plan (defined below). No consideration was paid to the registrant by any recipient of the foregoing restricted stock units for the exchange of the restricted stock units.

On December 1, 2006, in connection with the closing of the Transactions, we issued the stock options to purchase shares of our common stock that are being registered hereunder in exchange for stock options previously granted by us pursuant to the Conversion Plan, the 2004 Plan and the 2005 Plan. No consideration was paid to the registrant by any recipient of the foregoing stock options for the exchange of the stock options.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

This section contains a summary of stock options and restricted stock units granted pursuant to the following employee equity-based incentive plans: (a) Freescale Conversion Plan of 2004 and the corresponding Addendum - France, each adopted as of November 16, 2004 (collectively, the “Conversion Plan”); (b) the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2004 and the corresponding Addendum—France, each adopted as of June 18, 2004 (collectively, the “2004 Plan”); and (c) the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005, adopted as of March 1, 2005 and approved by the Company’s stockholders on April 29, 2005, and the corresponding Addendum—France, dated as of May 3, 2005, and Addendum for Restricted Stock Units—France, dated as of May 3, 2005 (collectively, the “2005 Plan” and, together with the Conversion Plan and the 2004 Plan, the “French Plans”). This summary is not complete and is qualified by reference to the French Plans, the Voting Trust Agreement (defined below), the Holder’s Agreement (defined below), our certificate of incorporation and our bylaws. You should read this summary together with the aforementioned documents, which are attached as exhibits to this registration statement.

Overview

Our authorized capital consists of 1,000 shares of common stock, par value $0.01, all of which are issued and outstanding. Holdings V, directly and as trustee of the Voting Trust (defined below), owns all of the issued and outstanding shares of our common stock. Additionally, as of June 15, 2007, a total of 690,511 outstanding stock options (the “French Options”) are held by 754 employees pursuant to the French Plans, and a total of 534,251 outstanding restricted stock units (the “French RSUs”) are held by 556 employees (together with employees holding the French Options, the “French Employees”) pursuant to the French Plans.

Each French Plan is administered by a committee (the “Plan Committee”) of the Company’s Board of Directors, which has the discretion to select the individuals eligible to receive grants of French Options or French RSUs under the French Plans, the number of French Shares subject to each such grant, the vesting schedule for the French Options and schedule for lapse of restrictions applicable to the French RSUs and the exercise price of the French Options. Each French Option is evidenced by an individual French Option agreement between the Company and the French Option holder, stating the terms and conditions thereof, including the number of French Options granted, the exercise price, the French Option term and the vesting provisions. Each French RSU is evidenced by an individual French RSU award agreement between Freescale and the French RSU holder, stating the terms and conditions thereof, including the number of French RSUs granted and the applicable restrictions and timing of the lapse thereof. The terms and conditions of each French Option and French RSU were subsequently amended and supplemented by agreements including the Holder’s Agreements described below, entered into with each individual holder.

Freescale has determined, pursuant to the adjustment provisions of the French Plans, that upon exercise of the French Options or lapse of restrictions applicable to the French RSUs, Freescale will deliver to the Voting Trust (defined below) approximately 0.0000024 newly issued shares of common stock (all such shares in the aggregate, the “French Shares”) per share of Class A common stock that would have been delivered if the French Option had been exercised or the restrictions applicable to the French RSU had lapsed immediately prior to the Merger. The outstanding French Options and French RSUs represent in the aggregate approximately 0.39% of our outstanding common stock on a fully diluted basis.

The Holder’s Agreements

In connection with the Merger and the exchange of the French Options and French RSUs for stock options and restricted stock units granted previously, each of the French Employees holding French Options or French RSUs entered into an agreement (each, a “Holder’s Agreement”) with Holdings V that allows the French Employee and Freescale to benefit from certain tax and social security charges treatment under French law with respect to the of French Options and French RSUs.

Pursuant to the Holder’s Agreements, each French Employee: (i) agreed to hold any French RSUs, French Options and French Shares until the expiration of a certain period of time providing beneficial tax and social security charges treatment under French law (the “French Tax Holding Period”), (ii) entered into a put/call arrangement with Holdings V under which Holdings V acquired an option to purchase (a “Call Option”), and the French Employee acquired an option to sell (a “Put Option”), the French Shares, in each case, at any time on or prior to the tenth (10th) anniversary of the Holder’s Agreement for a purchase price determined by formula and (iii) agreed to be bound by the provisions of a voting trust agreement (the “Voting Trust Agreement”) between Freescale and Holdings V which provides Holdings V, as Trustee, with ownership of all French Shares, including the exclusive right to exercise all voting rights of the French Shares which will be held by a voting trust (“Voting Trust”).

Pursuant to the Holder’s Agreements, unless the holder of a French Option and/or a French RSU has already exercised its Put Option, Holdings V has committed to exercise its Call Option as soon as reasonably practicable following the expiration of the French Tax Holding Period with respect to all French Shares.

The purchase price payable in cash to a French Employee upon exercise of a Put Option or a Call Option (the “Put/Call Price”), net of any withholding on account of taxes or social security charges other than personal income tax and related social contributions, will be: (i) the Euro equivalent of the Per Share Consideration1 multiplied by (ii) the number of shares of Class A common stock that would have been acquired upon the exercise or vesting of the French Options or French RSUs if they had become exercisable or vested immediately prior to the completion of the Merger.

Terms and Provisions of the French Options and French RSUs

The outstanding French Options and the French RSUs have substantially the same terms and provisions, which may be summarized as follows:

Participants: Participation in each of the French Plans is restricted to eligible participants, which generally consists of employees of Freescale and its subsidiaries and non-employee directors of Freescale.

Number of Shares: Each French Option represents the right to purchase the number of shares of Class A common stock at the exercise price and provided in the individual French Option agreement. Each French RSU grants the right to receive number of shares of Class A common stock provided in the individual French RSU award agreement. Under the Holder’s Agreements and the adjustment provisions in the French Plans, each French Option and French RSU represents the right to receive approximately 0.0000024 French Shares per share of Class A common stock that would have been delivered if such French Option had been exercised or the restrictions applicable to such French RSU had lapsed immediately prior to the Merger. All such French Shares delivered are subject to Holdings V’s Call Option, the holder’s Put Option and the Voting Trust Agreement.

Exercise Price: The exercise price of the French Options was established by the Plan Committee as not less than the greatest of:

(a) 80% of the average quotation price of the Class A common stock during the twenty (20) days of quotation immediately preceding the date of grant;

(b) 80% of the average purchase price paid for such shares of Class A common stock by Freescale; and

(c) 100% of the fair market value per share of the Class A common stock on the date of grant.

Method of Payment: The exercise price of the French Options is payable by (i) cash payment or its equivalent or (ii) such other methods of payment as the Plan Committee, in its discretion, deems appropriate. If, within ten business days of the exercise of a French Option, the holder exercises its Put Option or Holdings V exercises its Call Option, the holder thereof will not be required to pay the exercise price for the relevant French Option, but will receive the Put/Call Price as described above, less the Euro equivalent of the applicable exercise price.

Term: The term of each French Option granted under the Conversion Plan or the 2004 Plan is nine years and six months, and the term of each French Option granted under the 2005 Plan is six years and six months, subject, in each case, to earlier termination if certain events occur as set forth in the French Plans. The term of the French Options can be extended only in the event of the death of a participant and in no event will the term of a French Option granted under the Conversion Plan or the 2004 Plan exceed ten years or the term of a French Option granted under the 2005 Plan exceed seven years. Under each of the Holder’s Agreements, all French Option holders have agreed to exercise their French Options within ninety days after the four year anniversary of the date of grant of the French Options, at which time the underlying French Shares will become subject to the Put Option and the Call Option.

Vesting and Lapse of Restrictions: All French Options vested as a result of the completion of the Merger under the acceleration clauses in the French Plans. Accordingly, a French Option holder will retain his or her right to exercise a French Option even if the French Option holder is no longer employed by Freescale or any subsidiary at the time of exercise, but pursuant to the applicable Holder’s Agreement, the French Shares will be subject to Holdings V’s Call Option. The restrictions on French RSUs (granted in 2005 and 2006) lapse on the second anniversary of the grant of the French RSUs, consistent with the requirements of French tax and social security legislation.

[1]

“Per Share Consideration” means, upon exercise of the French Options or lapse of the restrictions applicable to French RSUs, an amount equal to $40.00 as adjusted for the percentage variation in the audited, consolidated, gross revenues of Holdings V, Holdings V’s controlling stockholder and their subsidiaries between fiscal year 2006 and the last fiscal year preceding the expiry of the holding period under the applicable Holder’s Agreement, and disregarding the effect of any investments, acquisitions, dispositions, mergers or similar transactions during such period.

Exercisability: Under to the Holder’s Agreements, the French Options will become exercisable upon expiration of the applicable French Tax Holding Period and will remain exercisable for ninety days thereafter; provided, that the French Options may become exercisable earlier in connection with the retirement, death or disability of the holder, but any French Shares issuable upon exercise will be subject in all cases to Holdings V’s Call Option and the Voting Trust Agreement. Upon the lapse of the restrictions applicable to the French RSUs, French Shares will be deposited into the Voting Trust and the French RSU holders will receive voting trust certificates.

Applicable Laws: Freescale’s obligation to issue French Shares upon the exercise of French Options or the lapse of restrictions applicable to French RSUs granted under the French Plans is subject to all applicable laws, rules and regulations and approvals from any governmental agencies as may be required.

Voting Rights: Neither the French Option holders nor the French RSU holders will have voting or other rights by holding French Options or French RSUs prior to the exercise of the French Options or the lapse of restrictions on the French RSUs. All French Shares issued upon the exercise of French Options or the lapse of restrictions on the French RSUs, will be subject to the terms of the Voting Trust Agreement pursuant to which Holdings V, as Trustee, will own the French Shares and will have the exclusive right to exercise all voting rights of French Shares. Accordingly, at no time will any French Employee own any of our common stock or be entitled to vote any shares of our common stock.

Transferability of French Options and French RSUs: Under the French Plans, French Options and French RSUs are not transferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Plan Committee may permit the transfer of French Options, on a general or specific basis, subject to any terms and conditions established by the Plan Committee.

Transferability of French Shares: Under the Holder’s Agreements, all holders of French Options and French RSUs have agreed not to directly or indirectly sell, transfer, assign, exchange, pledge, create any encumbrance or otherwise dispose of the French Shares except in accordance with the terms thereof, including the Voting Trust Agreement, Holdings V’s Call Option and the holder’s Put Option.

No Market for French Options, French RSUs or French Shares: Due to the restrictions on transferability imposed by the French Plans and the Holder’s Agreements, there is no market or method that would allow French Option holders or French RSU holders to receive any consideration or compensation for their French Options or French RSUs prior to the time of exercise of the French Options or delivery of the French Shares in satisfaction of the French RSUs. Holdings V’s Call Option allows Holdings V to prevent the development of any market or method that would allow the French Employees to receive any consideration or compensation for their French Shares other than from Holdings V.

Anti-takeover Effects of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders or holders of stock options or restricted stock units may favor.

Board of Directors

Our bylaws provide that the number of directors will be fixed from time to time by the Board. As of the date of this registration statement, the Board has nine members.

Restrictions on Special Meetings

Our bylaws provide that special meetings of the stockholders may be called only by the chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the members of the Board. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.

Business Combinations under Delaware Law

Section 203 of the Delaware General Corporation Law (“DGCL”) does not apply to our company because we do not have a class of stock that is listed on a national securities exchange, authorized for quotation on The NASDAQ Stock Market or held of record by more than 2,000 stockholders. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability for the following:

•	breach of duty of loyalty;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	liability under Section 174 of the DGCL (unlawful dividends); or

•	transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware.

Reference is made to Section 145 of the Delaware General Corporation Law (the “DGCL”) which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation, or business organization against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses that such officer or director actually and reasonably incurred.

The Restated Certificate of Incorporation of Freescale, as amended, provides that Freescale will, to the fullest extent authorized by the DGCL, indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director or officer of Freescale, or while a director or officer of Freescale is or was serving at the request of Freescale as a director, officer, employee or agent of any other enterprise.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See “Item 15. Financial Statements and Exhibits.”

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Freescale Semiconductor, Inc.:

We have audited the accompanying consolidated balance sheet of Freescale Semiconductor, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from December 2, 2006 through December 31, 2006 (the “Successor”), and the consolidated balance sheet as of December 31, 2005 and the related combined and consolidated statements of operations, business/stockholder’s equity and cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005 (the “Predecessor”). These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor as of December 31, 2006, and the results of their operations and their cash flows for the period from December 2, 2006 through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2005, and the results of their operations and their cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined and consolidated financial statements, effective December 1, 2006, Successor’s Parent acquired all of the outstanding stock of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

As discussed in Note 1 to the combined and consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.

KPMG LLP

Austin, Texas

June 19, 2007

Freescale Semiconductor, Inc.

Combined and Consolidated Statements of Operations

	Successor	Predecessor
(in millions)	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Net sales	$565	$5,794	$5,843	$5,715
Cost of sales	450	3,175	3,377	3,617

Gross margin	115	2,619	2,466	2,098
Selling, general and administrative	59	670	652	637
Research and development	99	1,105	1,178	1,090
Amortization expense for acquired intangible assets	106	11	7	9
In-process research and development	2,260	—	10	—
Reorganization of businesses and other	—	(12)	9	22
Merger and separation expenses	56	466	10	74

Operating earnings (loss)	(2,465)	379	600	266
Other income (expense):
Interest income (expense), net	(58)	38	6	(31)
Gains on sales of investments and businesses, net	—	1	26	41
Other, net	2	(6)	(19)	(13)

Total other income (expense)	(56)	33	13	(3)

Earnings (loss) before income taxes and cumulative effect of accounting change	(2,521)	412	613	263
Income tax (benefit) expense	(134)	26	50	52

Earnings (loss) before cumulative effect of accounting change	(2,387)	386	563	211
Cumulative effect of accounting change, net of income tax expense	—	7	—	—

Net earnings (loss)	$(2,387)	$393	$563	$211

See accompanying notes.

Freescale Semiconductor, Inc.

Consolidated Balance Sheets

	Successor	Predecessor
(in millions, except share and per share data)	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$177	$212
Short-term investments	533	1,209
Accounts receivable, net of allowance for doubtful accounts of $5 at December 31, 2005	635	535
Inventory	1,188	647
Other current assets	317	277

Total current assets	2,850	2,880

Property, plant and equipment, net	3,232	2,035
Investments	12	1,616
Goodwill	5,293	253
Intangible assets, net	5,654	30
Other assets, net	678	356

Total assets	$17,719	$7,170

LIABILITIES AND STOCKHOLDER’S EQUITY
Notes payable and current portion of long-term debt and capital lease obligations	$85	$7
Accounts payable	558	469
Accrued liabilities and other	716	645

Total current liabilities	1,359	1,121

Long-term debt	9,415	1,230
Deferred tax liabilities	1,858	104
Other liabilities	390	268

Total liabilities	13,022	2,723
Stockholder’s equity:
Predecessor:
Preferred stock, $.01 par value; 1,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $.01 par value; 1,500 shares authorized; 141 shares issued and outstanding at December 31, and 2005	—	1
Class B common stock, $.01 par value; 1,000 shares authorized; 270 shares issued and outstanding at December 31, 2005	—	3
Additional paid-in capital	—	3,942
Treasury stock at cost, 4 shares at December 31, 2005	—	(97)
Accumulated other comprehensive loss	—	(30)
Retained earnings	—	628
Successor:
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding at December 31, 2006	—	—
Additional paid-in capital	7,078	—
Accumulated other comprehensive earnings	6	—
Accumulated deficit	(2,387)	—

Total stockholder’s equity	4,697	4,447

Total liabilities and stockholder’s equity	$17,719	$7,170

See accompanying notes.

Freescale Semiconductor, Inc.

Combined and Consolidated Statements of Business/Stockholder’s Equity

		Predecessor				Successor
		Class A Common Stock		Class B Common Stock		Common Stock
	Owner’s Net Investment	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid in Capital	Treasury Stock	Other Comprehensive Earnings (Loss)	Retained Earnings (Accumulated Deficit)	Comprehensive Earnings (Loss)
Predecessor (amounts in millions):
Balances at December 31, 2003	$3,422	—	$—	—	$—	—	$—	$—	$—	$134	$—	$(196)

Net earnings	138	—	—	—	—	—	—	—	—	—	73	211
Net transfers to Motorola	(520)	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gains on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	104	—	104
Net foreign currency translation adjustments (net of tax effect), pre-Contribution	—	—	—	—	—	—	—	—	—	16	—	16
Contribution	(3,040)	—	—	278	3	—	—	3,291	—	(254)	—	—
Net foreign currency translation adjustments (net of tax effect), post-Contribution	—	—	—	—	—	—	—	—	—	59	—	59
Capital contribution by Motorola	—	—	—	—	—	—	—	10	—	—	—	—
IPO proceeds, net of offering costs	—	130	1	(8)	—	—	—	1,611	—	—	—	—
Distributions to Motorola	—	—	—	—	—	—	—	(1,127)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	11	—	—	—	—
Proceeds from stock option exercises	—	1	—	—	—	—	—	4	—	—	—	—

Balances at December 31, 2004	$—	131	$1	270	$3	—	$—	$3,800	$—	$59	$73	$390

Net earnings	—	—	—	—	—	—	—	—	—	—	563	563
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	(79)	—	(79)
Net unrealized losses on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	(9)	—	(9)
Minimum pension liability	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Share repurchases	—	—	—	—	—	—	—	—	(103)	—	—	—
Vesting of RSUs	—	2	—	—	—	—	—	—	(9)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	43	—	—	—	—
Employee stock purchase plan	—	2	—	—	—	—	—	27	—	—	—	—
Proceeds from stock option exercises	—	6	—	—	—	—	—	72	15	—	(8)	—

Balances at December 31, 2005	$—	141	$1	270	$3	—	$—	$3,942	$(97)	$(30)	$628	$474

Predecessor:
Net earnings	—	—	—	—	—	—	—	—	—	—	393	393
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	56	—	56
Net unrealized losses on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	10	—	10
Share repurchases	—	—	—	—	—	—	—	—	(200)	—	—	—
Vesting of RSUs	—	2	—	—	—	—	—	—	(20)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	414	—	—	—	—
Employee stock purchase plan									72	—	(2)	—
Proceeds from stock option exercises	—	—	—	—	—	—	—	—	233	—	(131)	—
Additional tax benefit	—	—	—	—	—	—	—	6	—	—	—	—
Cumulative effect of FAS 123R	—	—	—	—	—	—	—	(7)	—	—	—	—

Balances at December 1, 2006	—	143	$1	270	$3	—	$—	$4,355	$(12)	$36	$888	$459

Successor (dollars in millions):
Investment by Parent	—	—	—	—	—	1,000	—	7,075	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(2,387)	(2,387)
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	1	—	1
Net unrealized gain on derivative instruments (net of tax effect)	—	—	—	—	—	—	—	—	—	5	—	5
Amortization of deferred compensation	—	—	—	—	—	—	—	3	—	—	—	—

Balances at December 31, 2006	$—	—	$—	—	$—	1,000	$—	$7,078	$—	$6	$(2,387)	$(2,381)

See accompanying notes.

Freescale Semiconductor, Inc.

Combined and Consolidated Statements of Cash Flows

	Successor	Predecessor
(in millions)	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Cash flows from operating activities:
Net earnings (loss)	$(2,387)	$393	$563	$211
Depreciation and amortization	167	620	728	818
Net expenses paid by Motorola	—	—	—	65
Stock-based compensation	3	423	51	11
Deferred income taxes and other	(133)	28	14	21
Loss on extinguishment of debt	—	108	—	—
In-process research and development and other non-cash items	2,250	62	(6)	(45)
Excess tax benefits from equity-based compensation plans	—	(22)	—	—
Change in operating assets and liabilities, net of effects of acquisitions, dispositions:
Accounts receivable, net	(22)	(95)	(83)	(6)
Inventory	163	(148)	92	43
Other current assets	6	6	16	(170)
Accounts payable and accrued liabilities	26	(14)	(20)	359
Other operating assets and liabilities	(13)	(120)	(55)	2

Net cash provided by operating activities	60	1,241	1,300	1,309

Cash flows from investing activities:
Capital expenditures, net	(89)	(624)	(491)	(522)
Acquisition of Freescale	(17,713)	—	—	—
Acquisitions and strategic investments, net of cash acquired	—	(4)	(71)	(41)
Proceeds from sale of equity securities and strategic investments	—	2	43	100
Sales and purchases of short-term investments, net	(97)	772	783	(1,992)
Proceeds from sale of property, plant and equipment and assets held for sale	—	17	37	38
Payments for purchase licenses and other assets	(2)	(179)	(108)	(118)
Purchases of marketable securities	—	(1,508)	(3,109)	—
Sales of marketable securities	1	3,003	845	—
Maturities of marketable securities	—	122	640	—

Net cash (used for) provided by investing activities	(17,900)	1,601	(1,431)	(2,535)

Cash flows from financing activities:
Investment by Parent	7,068	—	—	—
Debt issuance proceeds, net of debt issuance costs	9,184	—	—	1,218
Retirement of long-term debt and payments for notes payable	—	(1,317)	—	(29)
Proceeds from foreign revolving loans and lines of credit	—	43	—	—
Proceeds from stock option exercises and ESPP stock purchases	—	163	106	4
Excess tax benefits from equity-based compensation plans	—	22	—	—
Purchases of treasury stock	—	(200)	(103)	—
Net transfers to Motorola	—	—	—	(170)
Distributions to Motorola	—	—	—	(1,127)
IPO proceeds, net of IPO offering costs	—	—	—	1,612
Other	(71)	62	(24)	—

Net cash provided by (used for) financing activities	16,181	(1,227)	(21)	1,508

Effect of exchange rate changes on cash and cash equivalents	—	9	(18)	13

Net (decrease) increase in cash and cash equivalents	(1,659)	1,624	(170)	295
Cash and cash equivalents, beginning of period	1,836	212	382	87

Cash and cash equivalents, end of period	$177	$1,836	$212	$382

See accompanying notes.

Freescale Semiconductor, Inc.

Notes to Combined and Consolidated Financial Statements

(Dollars in millions, except as noted)

(1) Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation and Combination: Freescale Semiconductor, Inc. (“Freescale”) was incorporated in Delaware on December 3, 2003 in preparation for the contribution and transfer by Motorola, Inc. (“Motorola”) of substantially all of its semiconductor businesses’ assets and liabilities to Freescale (the “Contribution”) and an initial public offering (“IPO”) of Freescale Class A common stock. Freescale completed the Contribution in the second quarter of 2004 and the IPO on July 21, 2004. Prior to the IPO, Freescale was a wholly owned subsidiary of Motorola. All of the Freescale Class B shares of common stock were held by Motorola until Motorola distributed its remaining ownership interest in us by means of a special dividend to its common stockholders (the “Distribution”) on December 2, 2004 (the “Distribution Date”).

Freescale and Motorola entered into various agreements detailing the provisions of the Contribution and the separation of Freescale from Motorola, and related tax, purchase and supply, transition services and employee matters. See Note 16 for additional discussion.

On December 1, 2006, Freescale was acquired by a consortium of private equity funds (“Merger”). The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were cancelled in exchange for a gross cash payment equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs. See further description of the acquisition under Note 2.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” Subsequent to the closing of the Merger, we issued approximately 1,000 shares of our common stock, par value $0.01 to Holdings V in exchange for a contribution of approximately $7.1 billion. Freescale refers to the operations of Freescale Semiconductor, Inc. and its subsidiaries for both the Predecessor and Successor Periods. Freescale (which may be referred to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor, Inc. and its subsidiaries, or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the audited combined and consolidated financial statements for 2006 are presented for two periods: January 1 through December 1, 2006 (the “Predecessor Period” or “Predecessor,” as context requires) and December 2 through December 31, 2006 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The audited consolidated financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The combined and consolidated financial statements for the years ended December 31, 2005 and 2004 are also presented as Predecessor.

In connection with the Merger, Freescale incurred significant indebtedness. (See “Liquidity and Capital Resources.”) In addition, the purchase price paid in connection with the Merger has been allocated to state the acquired assets and liabilities at fair value. The preliminary purchase accounting adjustments (i) increased the carrying value of our inventory and property, plant and equipment, (ii) established intangible assets for our tradenames, customer lists, developed technology, and in-process research and development (“IPR&D”) (which was expensed in the Successor financial statements), and (iii) revalued our long-term benefit plan obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges have significantly increased.

Upon closing an acquisition, we estimate the fair value of assets acquired and liabilities assumed and complete the valuation process as soon as practicable. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised.

Revenue Recognition: We recognize revenue from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Sales with destination point terms, which are primarily related to European customers where these terms are customary, are recognized upon delivery. Accruals are established, with the related reduction to revenue, for allowances for discounts and product returns based on actual historical exposure at the time the related revenues are recognized. Revenue for services is recognized ratably over the contract term or as services are being performed. Revenue related to licensing agreements is recognized at the time we have fulfilled our obligations and the fee received is fixed or determinable or is deferred. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. As a percentage of sales, revenue related to licensing agreements represented 4%, 4%, 3% and 2% for the Successor Period, Predecessor Period and the years ended December 31, 2005 and 2004, respectively.

Distributor Sales: Revenue from sales to distributors of our products is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. In response to competitive market conditions, we offer incentive programs common to the semiconductor industry. Accruals for the estimated distributor incentives are established at the time of the sale, along with a related reduction to revenue, based on the terms of the various incentive programs, historical experience with such programs, prevailing market conditions and current inventory levels. Distributor incentive accruals are monitored and adjustments, if any, are recognized based on actual experience under these incentive programs.

Product-Related Expenses: Shipping and handling costs associated with product sales are included in cost of sales. Expenditures for advertising are expensed as incurred, and are included in selling, general and administrative expenses. Provisions for estimated costs related to product warranties are made at the time the related sale is recorded, based on historic trends. Research and development costs are expensed as incurred.

Government Grants: Investment incentives related to government grants are recognized when a legal right to the grant exists and there is reasonable assurance that both the terms and conditions associated with the grant will be fulfilled and the grant proceeds will be received. Government grants are recorded as a reduction of the cost being reimbursed.

Stock Compensation Costs: Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). We have elected the modified prospective transition method as permitted by SFAS No. 123(R) and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). Under this transition method, compensation cost recognized for the Predecessor Period and the Successor Period includes: (i) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and (ii) compensation cost for all stock and equity-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)).

Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is included within other income (expense) in the audited Combined and Consolidated Statements of Operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when it is probable the transaction will not occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

Cash and Cash Equivalents: We consider all highly liquid investments, not considered short-term investments or marketable securities, purchased with an original maturity of three months or less to be cash equivalents.

Investments: Investments include, principally, available-for-sale debt and equity securities at fair value, as well as cost and equity method investments. For the available-for-sale debt and equity securities, any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of stockholder’s equity until realized. The fair values of the securities are determined based on prevailing market prices. We assess declines in the fair value of individual investments to determine whether such decline is other than temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company, and our intent and ability to hold the investment.

Inventory: Inventory is valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated amortization and depreciation. Depreciation is recorded using the declining-balance or the straight-line methods, based on the lesser of the estimated useful or contractual lives of the assets (for both Successor and Predecessor: buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years), and commences once the assets are ready for their intended use. The useful lives of the assets acquired by the Successor as part of the Merger were established as a result of the allocation of fair values at December 2, 2006.

Assets Held for Sale: When management determines that an asset is to be sold and that it is available for immediate sale subject only to terms that are usual and customary, the asset is no longer depreciated and reclassified to assets held for sale.

Intangible Assets: Goodwill represents the excess of the cost over the fair value of the assets of the acquired business. Goodwill is reviewed for impairment at least annually during the fourth quarter. No goodwill impairments were recorded in 2006, 2005 or 2004. Intangible assets are amortized on a straight line basis over their respective estimated useful lives ranging from 2 to 10 years for Successor and 3 to 10 years for Predecessor. The useful lives of the assets acquired by the Successor as part of the Merger were established as a result of the allocation of fair values at December 2, 2006. We have no intangible assets with indefinite useful lives.

Impairment of Long-Lived Assets: Long-lived assets held and used by us and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a future discounted cash flow analysis. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes: Our income taxes as presented herein are calculated on a separate tax return basis, although Freescale was included in the consolidated tax return of Motorola prior to the IPO. Motorola managed its tax position for the benefit of its entire portfolio of businesses, and its tax strategies were not necessarily reflective of the tax strategies that we would have followed or do follow as a stand-alone company. Freescale became responsible for filing its own tax returns in all jurisdictions beginning in 2004. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and also for net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We have reserves for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities. Although we believe that the positions taken on previously filed tax returns are fully supported, we nevertheless have established reserves recognizing that various taxing authorities may challenge certain positions, which may not be fully sustained. The tax reserves are reviewed quarterly and adjusted as events occur that affect our potential liability for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, resolution of tax audits, negotiations between tax authorities of different countries concerning our transfer prices, identification of new issues, and issuance of new regulations or new case law.

Foreign Currency Translation: Many of our non-U.S. operations use the respective local currencies as the functional currency. Those non-U.S. operations which do not use the local currency as the functional currency use the U.S. dollar. The effects of translating the financial position and results of operations of local currency functional operations into U.S. dollars are included in a separate component of business/stockholder’s equity.

Deferred Financing Costs: We capitalize direct costs incurred to obtain financings and amortize these costs over the terms of the related debt. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed.

Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period. Our financial instruments include cash and cash equivalents, short-term investments, accounts receivable, investments, accounts payable, accrued liabilities, derivative contracts and long-term debt. Except for the fair value of our investments and long-term debt, the fair values of these financial instruments were not materially different from their carrying or contract values at December 31, 2006 and 2005. See Notes 3, 4 and 5 for further details concerning the fair value of our investments, long-term debt and foreign currency derivative contracts, respectively.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain amounts reported in previous periods have been reclassified to conform to the current presentation.

Recent Accounting Pronouncements: In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires employers to (i) recognize in its statement of financial position the funded status of a benefit plan measured as the difference between the fair value of plan assets and the benefit obligation, (ii) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position and (iv) disclose additional information in the notes to the financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. For companies with publicly traded securities, the requirements of SFAS 158 are effective for fiscal years ending after December 15, 2006 and are to be applied prospectively upon adoption. For companies without publicly traded equity securities, the requirements to recognize the funded status of a defined benefit postretirement plan and provide related disclosures are effective for fiscal years ending after June 15, 2007, while the requirement to measure plan assets and benefit obligations as of the date of the employer’s statement of financial position is effective for fiscal years ending after December 15, 2008, with earlier application encouraged. We are currently in the process of assessing the impact the adoption of SFAS 158 will have on our financial position, results of operations and liquidity.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) Topic IN, “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be taken into consideration when quantifying misstatements in current-year financial statements. It requires quantification of misstatements using both the balance sheet and income statement approaches and evaluation of whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB does not change the SEC’s previous guidance on evaluating the materiality of misstatements. The adoption of SAB 108 by the Company in 2006 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) which provides for a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We adopted the provisions of FIN 48 effective January 1, 2007, resulting in an increase of $5 million in the liability for unrecognized tax benefits and goodwill.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, amendment to ARB No. 43 Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period incurred. The Company adopted SFAS No. 151 effective January 1, 2006. The adoption of SFAS No. 151 did not have a material impact on the Company’s financial position, results of operations or cash flows.

(2) Business Combination

We accounted for the Merger in accordance with the provisions of SFAS No. 141, whereby the purchase price paid to effect the Merger is allocated to state the acquired assets and liabilities at fair value. The Merger was completed on December 1, 2006 and was financed by a combination of equity invested by the Sponsors and Freescale’s management, borrowings under a senior, secured credit facility, the issuance of senior and senior subordinated notes, and our cash on hand. (See Note 4 for a discussion of our indebtedness.) These funds, net of proceeds from the exercise of outstanding stock options, were used to purchase all of Freescale’s shares of common stock that were issued and outstanding immediately prior to the completion of the Merger. The non-cash equity contribution made by Freescale’s management consisted of fully vested stock options and RSUs of the Predecessor. The shares and options were converted into fully-vested continuation options to purchase common stock in Holdings I.

Preliminary Purchase Price Allocation

The purchase price included the $17.5 billion purchase of the outstanding common stock and settlement of stock-based awards outstanding, fair value of $7 million related to the non-cash equity contribution by management, and $190 million in direct acquisition costs.

In accordance with the provisions of SFAS No. 141, the total purchase price was allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values established, in part, by an independent appraisal firm as of December 1, 2006 as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property, plant and equipment, intangible assets and deferred income taxes was based upon valuation data at the date of the Merger and the estimates and assumptions are subject to change. These initial purchase price allocations may be adjusted in the periods following the effective date of the Merger (December 1, 2006) for changes in estimates of the fair value of assets acquired and liabilities assumed based on the results of the purchase price allocation process expected to be completed during 2007.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed:

Net assets acquired	$3,437
Property, plant and equipment	3,194
Intangible assets	5,760
IPR&D	2,260
Goodwill	5,293
Other assets	288
Deferred income tax liability	(1,879)
Other liabilities	(633)

Total purchase price allocation	$17,720

We accrued approximately $36 million in severance and relocation costs in purchase accounting associated with various actions initiated in connection with the Merger. The actions included a research and development design center consolidation program, a revision in our sales and marketing strategy and personnel decisions related to the joint development agreement associated with our 300mm strategy signed in December 2006 and further discussed in Note 8. These actions will be completed by December 31, 2007 and effect approximately 400 personnel.

A summary of the preliminary allocation of purchase price to tangible and identifiable intangible assets, other than goodwill, is as follows:

Property, plant and equipment:
Land	$108
Buildings and improvements	941
Machinery and equipment	2,046
Assets not yet placed in service	99

Total	$3,194

Intangible assets:
Tradenames & trademarks	$260
Customer relationships	1,270
Developed technology	4,230

Total	$5,760

As indicated in the purchase price allocation table above, approximately $2.3 billion of the purchase price was allocated for IPR&D. This amount was expensed upon the closing of the Merger, and the charge resulted in the following amounts being incurred by our operating segments: $830 million for TSPG; $760 million for NCSG and $670 million for WMSG.

Unaudited pro forma financial information

Our unaudited pro forma results of operations, assuming that the Merger occurred as of January 1, 2006, results in revenues and net loss for 2006 of $6.3 billion and $(1.2) billion, respectively. Our pro forma revenues and net loss for 2005 are $5.8 billion and $(1.4) billion, respectively, assuming the merger occurred as of January 1, 2005. This unaudited pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Merger had actually occurred at the beginning of each period presented, or of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, merger expenses (including stock-based compensation charges due to the acceleration of stock options in connection with the Merger), interest expense and related tax effects.

Merger Costs

During 2006, we incurred costs associated with the Merger of $522 million. These costs consist of (i) $93 million related to the redemption of our 6.875% Notes and our 7.125% Notes (as defined in Note 4), pursuant to the terms of the Merger Agreement, (ii) $297 million in stock-based compensation expense related to the accelerated vesting of the Predecessor stock options, restricted stock units and stock appreciation rights awards, (iii) $106 million in accounting, investment banking, legal and other professional fees, and (iv) $26 million in employee compensation and payroll taxes.

(3) Other Financial Data

Statements of Operations Supplemental Information

Selling, General and Administrative

In 2002, as a result of our decision not to be the sole owner of a wafer fabrication facility in China, we recorded an $80 million provision associated with the potential obligation to reimburse the Chinese government for tax exemptions previously received. However, the acquirer of the wafer fabrication facility, Semiconductor Manufacturing International Corporation (SMIC), filed an application in January 2004 with the Chinese government to request that their exemption provided by the Chinese government to exclude imported raw materials, construction material and production equipment for VAT and duty be expanded to include our obligations related to these exemptions. In February 2004, the Chinese government accepted this application, and our liability to reimburse these incentives was reduced by $51 million, of which $54 million was recognized as a reduction of selling, general and administrative and $3 million has been recognized as income tax expense in the accompanying audited Combined and Consolidated Statements of Operations for year ended December 31, 2004.

Separation Expenses

Separation expenses represent incremental, non-recurring costs that were directly related to the Contribution and separation from Motorola and include transaction taxes, professional fees, information technology and other services. Motorola funded $30 million in separation expenses in 2004 after the Contribution, which was accounted for as a capital contribution. The separation expenses were offset by a $15 million net gain on curtailments, associated with the culmination of our employees’ participation in Motorola sponsored employee benefit plans. The Company incurred approximately $10 million and $74 million in separation expenses during the years ended December 31, 2005 and 2004, respectively.

Other Income (Expense)

The following table displays the amounts comprising interest income (expense), net in the accompanying audited Combined and Consolidated Statements of Operations:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Interest income (expense), net:
Interest expense	$(71)	$(93)	$(85)	$(51)
Interest income	13	131	91	20

	$(58)	$38	$6	$(31)

During the third quarter of 2006, we recorded a $15 million pre-tax loss in interest expense as a result of our early redemption of our Predecessor Floating Rate Notes, as defined in Note 4.

Prior to the Contribution, Motorola allocated interest expense to Freescale, which amounted to $20 million in 2004. Following the Contribution, the allocation of interest expense was discontinued as we secured borrowings from outside sources, as well as borrowings from Motorola, until the IPO and concurrent debt offering, and incurred interest expense on such borrowings. On July 21, 2004, we completed the sale of $1.25 billion of senior unsecured debt. See Note 4 for additional discussion.

Cash paid for interest was less than $1 million in the Successor Period, approximately $106 million in the Predecessor Period and $67 million and $5 million in 2005 and 2004, respectively.

The following table displays the amounts comprising other, net in the accompanying audited Combined and Consolidated Statements of Operations:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Investment impairments	$—	$—	$(8)	$(5)
Equity in losses(1)	—	(7)	(11)	(3)
Net foreign currency losses	1	1	—	(5)

	$1	$(6)	$(19)	$(13)

(1)— Related to non-consolidated investments

Balance Sheet Supplemental Information

Short-Term Investments

Freescale and its subsidiaries invest their excess cash in a money market fund, which is a wholly owned subsidiary. The money market fund provides Freescale and its subsidiaries a mechanism to effectively and efficiently manage its free cash flow on a global basis. The money market fund does not have investments in related parties of Freescale or its subsidiaries.

The money market fund portfolio is managed by one major outside investment management firm and includes investments in high quality (rated at least A/ A-2 by S&P or A2/ P-2 by Moody’s at purchase date) U.S. dollar-denominated debt obligations including certificates of deposit, bankers’ acceptances and fixed time deposits, government obligations, asset-backed securities and commercial paper or short-term corporate obligations. The underlying weighted average maturity of the investments was approximately 36 days and 65 days at December 31, 2006 and 2005, respectively. We value investments in the money market fund using the amortized cost method, which approximates current market value. Under this method, securities are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the security. Certain investments with maturities beyond one year have been classified as short-term based on their highly liquid nature and because these securities represent the investment of cash that is available for current operations.

Inventory

Inventory consists of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Work in process and raw materials	$800	441
Finished goods	388	206

	$1,188	$647

We recognized $141 million in cost of sales in the Successor Period related to the purchase accounting adjustment to inventory. As of December 31, 2006 $416 million of the inventory fair value adjustment established in purchase accounting remained, and it is anticipated to be recognized in the first quarter of 2007.

Other Current Assets

Other current assets consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Miscellaneous receivables	$95	$120
Prepaid expenses	52	61
Deferred taxes	107	31
Derivative contracts	9	19
Assets held for sale	21	15
Other	33	31

	$317	$277

Assets held for sale were $21 million and $15 million at December 31, 2006 and 2005, respectively. The assets held for sale at December 31, 2006 consisted primarily of an aircraft owned by the Company. The assets held for sale at December 31, 2005 consisted primarily of a facility in Austin, Texas.

Property, Plant and Equipment

Property, plant and equipment, net consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Land	$108	$48
Buildings and improvements	948	998
Machinery and equipment	2,095	1,989
Assets not yet placed in service	136	130

Total	3,287	3,165
Less accumulated depreciation and amortization	(55)	(1,130)

Property, plant and equipment,	$3,232	$2,035

Depreciation and amortization expense was $55 million for the Successor Period, $506 million for the Predecessor Period, and $617 million and $731 million for the years ended December 31, 2005 and 2004, respectively.

Included in property, plant and equipment are $51 million and $43 million of capital lease assets as of December 31, 2006 and 2005, respectively.

Investments

Investments as of December 31, 2006 consist of strategic investments. Strategic investments consist primarily of equity securities and investments in partnerships related to our strategic business initiatives. Marketable securities as of December 31, 2005 consist primarily of debt securities held in connection with the Company’s investment program. The marketable securities portfolio was liquidated in anticipation of the Merger.

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Marketable securities	$—	$1,604
Strategic Investments	12	12

	$12	$1,616

Marketable Securities

Investments in marketable securities were considered to be available-for-sale and were stated at fair value, which was based on market quotes where available or estimates by investment advisors or management, as appropriate. Adjustments to fair value of these investments were recorded as an increase or decrease in accumulated other comprehensive earnings (loss) within stockholder’s equity, except where losses were considered to be other-than-temporary, in which case the losses were recorded as a reduction to interest income. The amortized cost of debt securities in this category were adjusted for amortization of premiums and discounts to maturity computed under the effective interest method and the amortization was included in interest income. Realized gains and losses and interest and dividends on debt securities were also included in interest income. The cost of securities was based upon the specific identification method. We recorded losses of $10 million on sales of marketable securities during the Predecessor Period.

The following is a summary of our marketable securities at December 31, 2005:

	Predecessor
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agency	$389	$—	$(3)	$386
Corporate debt	801	—	(4)	797
Mortgage and asset-backed	363	—	(2)	361
Other	60	—	—	60

	$1,613	$—	$(9)	$1,604

Strategic Investments

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Available-for-sale securities:
Cost basis	$—	$1
Gross unrealized gains	—	—
Gross unrealized losses	—	—

Fair value	—	1
Other securities, cost	12	10
Equity method investments	—	1

	$12	$12

We recorded investment impairment charges of $8 million for the year ended December 31, 2005. These impairment charges represent other-than-temporary declines in the value of investments within our strategic investments portfolio and are included in the other, net caption of other income (expense) in the accompanying audited Combined and Consolidated Statements of Operations.

Gains on sales of investments and businesses consist of the following:

	Predecessor
	Period from January 1, 2006 to December 1, 2006	Year Ended December 31,
		2005	2004
Gains on sale of equity securities, net	$—	$—	$41
Gains on sale of business and equity method investments	1	26	—

	$1	$26	$41

In the third quarter of 2005, we sold the assets related to our timing solutions business resulting in a gain of $26 million for the year ended December 31, 2005. The assets sold consisted of inventory, fixed assets, rights under certain patents related to the timing solutions product line and certain other contractual rights.

In the first quarter of 2004, all of Freescale’s Series D convertible preference shares in SMIC were converted to 1.7 billion shares of common stock in connection with the IPO of SMIC. Freescale sold 297 million shares of SMIC common stock in the IPO for $100 million in net proceeds, resulting in a $41 million gain. The 1.4 billion remaining shares of SMIC common stock were subject to restrictions on transfer that were released over an eighteen-month period, ending in September 2005. Warrants held by Freescale for SMIC stock expired unexercised at the date of the SMIC IPO. Freescale’s investment in SMIC common stock was classified as available-for-sale as of April 3, 2004. The SMIC common stock and certain other investments, with aggregate carrying values of $464 million, historically part of the semiconductor operations, were not among the net assets contributed to Freescale by Motorola.

Goodwill

The following table displays a roll-forward of the carrying amount of goodwill from January 1, 2005 to December 31, 2006, by business segment:

	Predecessor					Successor
	January 1, 2005	Activity	December 31, 2005	Activity	December 1, 2006	December 31, 2006
Segment
Transportation and Standard Products	$14	$—	$14	$—	$14	$2,858
Networking and Computing Systems	182	6	188	—	188	1,482
Wireless and Mobile Solutions	2	26	28	—	28	953
Other	24	(1)	23	—	23	—

	$222	$31	$253	$—	$253	$5,293

There was no activity in the Successor Period other than the goodwill resulting from the Merger. The activity during 2005 includes additions due to acquisitions, reductions due to sales of businesses and the impact of foreign currency translation. During the year ended December 31, 2005, we acquired the majority of the assets of two businesses and the common stock of another. As a result of these acquisitions, we recorded $35 million in goodwill and $20 million in intangible assets in connection with the preliminary purchase price allocations of each acquisition. We also recorded $10 million in in-process research and development costs to the research and development expense category in our audited Combined and Consolidated Statements of Operations. All three of these acquisitions were accounted for as purchase business combinations and the results of the operations of these businesses are included in the audited Combined and Consolidated Statements of Operations from their dates of acquisition. Pro forma information has not been presented, as it would not be materially different from amounts reported.

Intangible Assets

Amortized intangible assets were composed of the following:

	Successor		Predecessor
	December 31, 2006		December 31, 2005
	Unamortized Cost	Accumulated Amortization	Unamortized Cost	Accumulated Amortization
Developed technology	$4,230	$86	$34	$8
Customer relationships	1,270	18	5	2
Trademarks & tradenames	260	2	2	1

	$5,760	$106	$41	$11

In connection with the Contribution, assets were recorded by Freescale using Motorola’s historical cost basis in those assets. With regard to intangible assets, this accounting resulted in Freescale recognizing Motorola’s net book value of such assets as Freescale’s initial book value. The calculation did not change the net book value or amortizable lives of the intangible assets and had no impact on amortization expense. Amortization expense is estimated to be $1,382 million in 2007, $1,354 million in 2008, $1,017 million in 2009, $884 million in 2010 and $1,017 million in 2011 and thereafter.

Other Assets

Other assets, net consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Deferred income taxes	$60	$55
Income tax receivable	54	37
Trade receivables	113	33
Debt issuance costs	266	35
Pension plan assets	26	17
Asia land leases	21	17
Fair value of interest rate swap	4	—
Other	137	213
Accumulated amortization	(3)	(51)

	$678	$356

Accrued Liabilities

Accrued liabilities consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Compensation	$301	$304
Taxes other than income taxes	71	62
Deferred revenue	26	59
Income tax payable	16	36
Interest payable	68	34
Environmental liability	6	5
Accrued technology cost	35	54
Stock-based compensation	46	15
Other	147	76

	$716	$645

Other Liabilities

Other liabilities consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Retiree healthcare obligation	$206	$119
Environmental liability	41	40
Pension obligations	58	41
Deferred revenue	1	13
Other	84	55

	$390	$268

Accumulated Other Comprehensive (Loss) Income

The following table provides the components of accumulated other comprehensive income (loss):

	Minimum Pension Liability	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation	Total
Predecessor:
Balance at January 1, 2005	$—	$—	$—	$59	$59
Current year net change	(1)	(11)	—	(79)	(91)
Reclassification into earnings	—	2	—	—	2

Balance at December 31, 2005	(1)	(9)	—	(20)	(30)
Current period net change	—	—	1	56	56
Reclassification into earnings	—	9	—	—	10

Balance at December 1, 2006	$(1)	$—	$1	$36	$36

Successor:
Current period net change	$—	$—	$5	$1	$6
Reclassification into earnings	—	—	—	—	—

Balance at December 31, 2006	$—	$—	$5	$1	$6

(4) Debt

Our debt at December 31, 2006 and 2005 consisted of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Term loan	$3,500	$—
Floating rate notes due 2014	500	—
9.125%/9.875% PIK-election notes due 2014	1,500	—
8.875% notes due 2014	2,350	—
Subordinated 10.125% notes due 2016	1,600	—
Floating rate notes due 2009	—	400
6.875% notes due 2011	—	342
7.125% notes due 2014	—	488

	9,450	1,230
Less: current maturities	(35)	—

Total long-term debt	$9,415	$1,230

On December 1, 2006, in connection with the Merger, we completed a private placement of $500 million aggregate principal amount of Senior Floating Rate Notes due 2014, $1,500 million aggregate principal amount of 9 1/8% / 9 7/8% Senior PIK-Election Notes due 2014, $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Notes due 2014 (collectively, the “Senior Notes”) and $1,600 million aggregate principal amount of 10 1/8 Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”). We also entered into a new senior, secured credit facility under which we borrowed $3.5 billion at closing (the “Senior Secured Credit Facilities”).

Our short-term debt primarily consists of notes payable with various banks for working capital requirements. Outstanding short-term debt (excluding current maturities of long-term debt) was $39 million and $2 million as of December 31, 2006 and 2005, respectively.

Successor

Senior Secured Credit Facilities

On December 1, 2006, we entered into new senior credit facilities (“Credit Facilities”) to fund a portion of the Merger, as well as costs associated with the Merger. The Credit Facilities include (i) a seven-year, $3.5 billion term loan, including letters of credit and swing line loan sub-facilities (“Term Loan”), and (ii) a six-year revolving credit facility with a committed capacity of $750 million (“Revolver”). The Term Loan will mature on December 1, 2013. The Revolver will be available through December 1, 2012, at which time all outstanding principal amounts under the Revolver will be due and payable. We may, subject to customary conditions, request an increase in the amount available under the Credit Facilities of up to an additional $1 billion for a total commitment of up to $5.25 billion. Borrowings under the Credit Facilities may be used for working capital purposes, capital expenditures, investments, share repurchases, acquisitions and other general corporate purposes. At December 31, 2006, $3.5 billion was outstanding under the Term Loan, and there were no borrowings outstanding under the Revolver.

The Term Loan and Revolver bear interest, at our option, at a rate equal to a margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The interest rate on our Term Loan at December 31, 2006 was 5.369%. On February 14, 2007, we entered into an amendment to our Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%. The applicable margin for borrowings under the Credit Facilities may be reduced subject to our attaining certain leverage ratios. We are also required to repay a portion of the outstanding Term Loan balance in quarterly installments in aggregate annual amounts equal to 1% of the initial outstanding balance for the first six years and nine months after the Term Loan closing date, with the remaining balance due upon maturity. We are also required to pay quarterly facility commitment fees on the unutilized capacity of the Revolver at an initial rate of 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

The obligations under the Credit Facilities are unconditionally guaranteed by each of the Parent Companies and, subject to certain exceptions, each of our material domestic wholly owned Restricted Subsidiaries, as defined in the Credit Facility agreement. As of December 31, 2006, we had no material domestic wholly owned Restricted Subsidiaries. All obligations under the Credit Facilities and the guarantees of those obligations, are secured by substantially all the following assets of Freescale and each guarantor, subject to certain exceptions: (i) a pledge of 100% of the capital stock of Holdings V, a pledge of 100% of the capital stock of Freescale, 100% of the capital stock of each guarantor and 65% of the voting stock (and 100% of the non-voting stock) of each of our material wholly-owned foreign subsidiaries, in each case that are directly owned by Freescale or one of the guarantors; and (ii) a security interest in, and mortgages on, substantially all tangible and intangible assets of Freescale and each guarantor (other than, at our election, a foreign subsidiary guarantor). In addition, in the event that we (i) transfer foreign subsidiaries to, or form new foreign subsidiaries under, Holdings III or another foreign entity (but not any entity directly or indirectly owned by a U.S. entity) or (ii) transfer assets to such foreign subsidiaries, we will be required to pledge 100% of the voting stock of those wholly owned foreign subsidiaries so transferred or formed, and such foreign subsidiaries would be required to guarantee our obligations under the senior secured credit agreement.

There are prepayment requirements under our Credit Facilities in certain circumstances and subject to certain exceptions. These potential prepayment requirements include (i) 50% of our annual excess cash flow, subject to an incremental, full step-down based on our attaining certain leverage ratios; (ii) 100% of net cash proceeds of all nonordinary course assets sales or other dispositions by Holdings III and its restricted subsidiaries if we do not reinvest those net cash proceeds in our business; and (iii) 100% of the net proceeds of any issuance or incurrence of debt by Holdings III or any of its restricted subsidiaries, other than debt permitted under our Credit Facility. The foregoing mandatory prepayments will be applied to scheduled installments of the term loan facility in direct order of maturity.

In connection with the issuance of the Term Loan, we also entered into interest rate swap contracts with various counterparties as a hedge of the variable cash flows of the Term Loan. Under the terms of the interest rate swap contracts, we have converted some of the variable interest rate debt to fixed interest rate debt. See Note 5 for additional discussion.

Senior Notes

On December 1, 2006, we issued $4.35 billion aggregate principal amount of senior unsecured debt securities (“Senior Notes”) in order to fund a portion of the Merger, as well as costs associated with the Merger. Included in the issuance were: (i) a series of floating rate notes due 2014 with an aggregate principal amount of $500 million (“Floating Rate Notes”); (ii) a series of 9.125%/9.875% PIK-election notes due 2014 with an aggregate principal amount of $1,500 million (“Toggle Notes”); and, (iii) a series of 8.875% notes due 2014 with an aggregate principal amount of $2,350 (“Fixed Rate Notes”). The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 5.37% on December 31, 2006) plus 3.875% per annum, which is payable quarterly in arrears on every March 15, June 15, September 15 and December 15 commencing March 15, 2007. The Fixed Rate Notes bear interest at 8.875% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. Interest on the Toggle Notes is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. For any interest period through December 15, 2011, we may elect to pay interest on the Toggle Notes in cash, by increasing the principal amount of the Toggle Notes or an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate equal to 9.125% per annum, and interest payable by increasing the principal amount of the Toggle Notes will accrue at the cash interest rate plus 0.75% per annum. After December 15, 2011, we must pay all interest payments on the Toggle Notes in cash, and they will be treated as having been issued with original issue discount for federal income tax purposes. The Senior Notes will mature concurrently on December 15, 2014.

Relative to our overall indebtedness, the Senior Notes, in right of payment, rank (i) equal to all senior, unsecured indebtedness (ii) senior to all subordinated indebtedness (including the senior subordinated notes referenced hereafter), and (iii) junior to all secured indebtedness (including the aforementioned Credit Facility and Term Loan), to the extent of the assets securing that indebtedness. The Senior Notes are guaranteed, joint and severally, by the Parent Companies with a guarantee that ranks equal in the right of payment to all of the senior indebtedness of each parent guarantor. In the future, each of our wholly-owned subsidiaries that guarantee indebtedness under the Credit Facility and/or the Term Loan will also guarantee the Senior Notes to the extent of the guarantee under the former.

We may redeem, in whole or in part, the Floating Rate Notes at any time prior to December 15, 2008, and the Toggle Notes and the Fixed Rate Notes at any time prior to December 15, 2010, in each case at a redemption price equal to 100% of the related notes’ principal balance, plus accrued and unpaid interest, if any, plus the Applicable Premium, as defined in the Indenture Agreement. We may also redeem, in whole or in part, the Floating Rate Notes at any time on or after December 15, 2008, and the Toggle Notes and Fixed Rate Notes at any time on or after December 15, 2010. In each case, the redemption price equals a fixed percentage of the related notes’ principal balance ranging from 100% to 104.6%, depending upon the series of notes redeemed and the redemption date, plus accrued and unpaid interest. In addition we may redeem up to 35% of the outstanding Senior Notes with the net proceeds of one or more equity offerings until December 15, 2008 for the Floating Rate Notes and until December 15, 2009 for the Toggle Notes and the Fixed Rate Notes.

Senior Subordinated Notes

On December 1, 2006, we issued a series of fixed rate notes due 2016 with an aggregate principal amount of $1.60 billion (“Senior Subordinated Notes,” and, together with the Senior Notes, the “Notes”) in order to fund a portion of the Merger. The Senior Subordinated Notes bear interest at a rate equal to 10.125% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. The Senior Subordinated Notes will mature on December 15, 2016.

The Senior Subordinated Notes rank junior in right of payment to our senior indebtedness, including indebtedness under the aforementioned Credit Facility, Term Loan and Senior Notes. The Senior Notes are guaranteed, joint and severally, by the Parent Companies with a guarantee that ranks junior in right of payment to all of the senior indebtedness of each parent guarantor. In the future, each of our wholly-owned subsidiaries that guarantee indebtedness under the Credit Facility and/or the Term Loan will also guarantee the Senior Subordinated Notes.

We may redeem, in whole or in part, the Senior Subordinated Notes at any time prior to December 15, 2011 at a redemption price equal to 100% of the notes’ principal balance, plus accrued and unpaid interest, if any, plus the Applicable Premium, as defined in the Indenture Agreement. We may also redeem, in whole or in part, the Senior Subordinated Notes at any time on or after December 15, 2011. The redemption price is at a fixed percentage of the notes’ principal balance ranging from 100% to 105.1%, depending upon the redemption date, plus accrued and unpaid interest. In addition, we may redeem up to 35% of the outstanding Senior Subordinated Notes with the net proceeds of one or more equity offerings until December 15, 2009.

In connection with the issuance of the Notes and new Credit Facilities, we incurred $266 million in debt issuance costs. These costs are recorded in other assets.

Covenant Compliance

The Credit Facilities and Notes have restrictive covenants that limit our ability to, among other things, incur or guarantee additional indebtedness or issue preferred stock; pay dividends and make other restricted payments; incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and, merge or consolidate with other companies or transfer all or substantially all of our assets. Under the Credit Facilities, we must comply with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with specified affirmative and negative covenants, including covenants relating to maintenance of specified financial ratios. The Credit Facilities and Notes also provide for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross-faults or cross-escalation provisions. We were in compliance with these covenants as of December 31, 2006.

Credit Ratings

In December 2006, in conjunction with the issuance of the Senior Notes and Senior Subordinated Notes, we received initial corporate credit ratings from Standard & Poor’s and Moody’s of BB- and Ba3, respectively.

Other Indebtedness

During the third quarter of 2006, a foreign subsidiary of ours borrowed $38 million under a revolving loan agreement to repay an intercompany loan. The term of the loan is one year and is extended by one year automatically on every anniversary of the original execution date (June 1, 2002). The interest rate on the loan is based on the one-month Tokyo Interbank Offered rate (TIBOR) plus a spread, which was 0.59% as of December 31, 2006. As of December 31, 2006, $39 million was outstanding under the loan.

At December 31, 2006 and 2005, the fair value of our long-term debt was approximately $9.4 billion and $1.31 billion, respectively, which has been determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily the amount which could be realized in a current market exchange.

We are required to make debt service payments under the terms of our debt agreements. Future obligated debt payments for each of the five years subsequent to December 31, 2006 are $74 million, $35 million, $35 million, $35 million and $35 million, respectively, and $9,275 million thereafter.

Predecessor

Revolving Credit Agreement

During the first quarter of 2006, we entered into an unsecured senior revolving credit facility with a committed capacity of $500 million (including a letter of credit and swing line loan sub-facilities) (“Predecessor Credit Agreement”). The Company cancelled the Predecessor Credit Agreement in connection with the closing of the Merger on December 1, 2006, at which time there were no outstanding borrowings. The Company incurred a non-cash charge of $1 million in Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations associated with the recognition of unamortized debt issuance costs related to the cancellation.

Senior Notes

2006 Issuances and Repayments. In connection with the Merger, we redeemed our outstanding (i) $350 million aggregate principal amount of 6.875% senior notes maturing in 2011 (“6.875% Notes”) and (ii) $500 million aggregate principal amount of 7.125% senior notes maturing in 2014 (“7.125% Notes”). The redemption occurred on December 1, 2006 at a redemption price equal to (i) 105% of the principal amount of the 6.875% Notes and (ii) 108% of the principal amount of the 7.125% Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the redeemed 6.875% Notes and the redeemed 7.125% Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. We incurred charges of $93 million to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations in connection with the redemption, including call premiums of $57 million and non-cash charges associated with the recognition of unamortized debt issue costs and unamortized interest rate swap settlement balances of $18 million and $18 million, respectively. Funds from our short-term investment portfolio were used to finance the $850 million early retirement of debt and the $57 million cost associated with the call premiums.

During the second quarter of 2006, we announced the redemption of its $400 million aggregate principal amount of floating rate notes due 2009 (“Predecessor Floating Rate Notes”). The redemption took place on July 17, 2006 at a redemption price equal to 102% of the principal amount of the Predecessor Floating Rate Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the Predecessor Floating Rate Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. We incurred a charge of $15 million to Interest expense in the third quarter of 2006 in connection with the redemption, $7 million of which is a non-cash charge associated with the recognition of unamortized debt issuance costs. Funds from the short-term investment portfolio were used to finance the $400 million early redemption and the $8 million cost associated with the call premium.

During the fourth quarter of 2005, we settled interest rate swap contracts related to the Predecessor Floating Rate Notes at a cost of $21 million. The amounts paid were reflected as additions to the respective notes’ balances and were being amortized to Interest expense over the term of the respective notes. When the notes were redeemed in December 2006, the amortization was accelerated and the remaining settled swap balances were fully expensed to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations.

(5) Risk Management

Foreign Currency Risk

In connection with the Contribution, we initiated our own cash management process to provide financing for its operations, including: (1) cash deposits; (2) cash disbursements; (3) intercompany borrowings; (4) and borrowings from Motorola and other third parties. Prior to the Distribution, all of Freescale’s hedge transactions were executed by Motorola and were subject to the transition services agreement.

As a multinational company, our transactions are denominated in a variety of currencies. We have implemented a foreign exchange management process to manage currency risks resulting from transactions in currencies other than the functional currency of its subsidiaries. We use financial instruments to hedge, thereby attempting to reduce our overall exposure to the effects of currency fluctuations on cash flows. Our policy is not to speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. We intend to use hedge instruments that are effective at reducing the risk associated with the exposure being hedged and these instruments must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

Our strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on management’s assessment of risk. Almost all of our non-functional currency receivables and payables, which are denominated in major currencies that can be traded on open markets, are hedged. We use forward contracts and options to hedge these currency exposures. In addition, we hedge some firmly committed transactions, and expect that we may hedge some forecasted transactions and investments in foreign subsidiaries in the future. A portion of our exposure is from currencies that are not traded in liquid markets, such as those in Latin America and Asia, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

At December 31, 2006 and 2005, we had net outstanding foreign exchange contracts not designated as accounting hedges with notional amounts totaling approximately $555 million and $312 million, respectively, which are accounted for at fair value. The fair value of the contracts was a net unrealized gain of $2 million and $16 million at December 31, 2006 and 2005, respectively. Management believes that these financial instruments should not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of United States dollars, the notional amounts of the most significant net foreign exchange hedge positions as of December 31, 2006 and 2005:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Euro	$101	$84
Danish Kroner	$(290)	$(77)
British Pound	$52	$(58)
Malaysian Ringgit	$20	$33
Japanese Yen	$(31)	$(17)
Israeli Shekel	$31	$14

Fair Value Hedges

At December 31, 2006, we had fair value hedges with an aggregate notional amount of $8 million and a fair value amount of less than $1 million.

Cash Flow Hedges

At December 31, 2006, we had foreign currency exchange contracts designated as cash flow hedges with an aggregate notional amount of $81 million and a fair value amount of $3 million.

Commodity Price Risk

During the second quarter of 2006, we instituted a gold hedging program which incorporates the use of financial derivative instruments to hedge our exposure to material increases in gold wire prices caused by changes in the spot price of gold bullion. At December 31, 2006, the estimated gross fair value associated with our outstanding gold wire hedge contracts was less than $1 million, and the forward contracts entered into had a notional amount of 12,000 Toz.

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. In December 2006, we entered into interest rate swap agreements with a notional amount of $800 million to hedge a portion of our $4.0 billion floating rate debt. The interest rate swap agreements expire in December 2009. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. We are required to pay the counterparty a stream of fixed interest payments at an average rate of 4.79%, and in turn, receives variable interest payments based on 3-month LIBOR (5.37% at December 31, 2006) from the counterparties. The net receipts or payments from the interest rate swap agreements are recorded in interest expense. The interest rate swap agreements are designated and qualify as a cash flow hedge under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. As such, the interest rate swap agreements are accounted for as an asset or a liability in the audited Consolidated Balance Sheet at fair value. The fair value of our interest rate swap agreements was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values. For the Successor Period we recorded an unrealized after-tax gain of $3 million in other comprehensive income (loss) related to the change in market value on the interest rate swap agreements. The market value of the interest rate swap agreements recorded in other comprehensive income (loss) may be recognized in the Combined and Consolidated Statements of Operations if certain terms of the Term Loan change, if the Term Loan is extinguished or if the interest rate swap agreements are terminated prior to maturity.

(6) Employee Benefit and Incentive Plans

Stock and Equity-based Compensation

Prior to the closing of the Merger, Freescale had several stock-based employee compensation plans. Freescale provided an employee stock purchase plan (“ESPP”) and made awards of stock options and RSUs. Prior to January 1, 2006, the Company accounted for awards granted under those plans using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Effective January 1, 2006, we adopted the fair value recognition provisions of FASB SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). We have elected the modified prospective transition method as permitted by SFAS No. 123(R) and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). Under this transition method, compensation cost recognized for the Predecessor Period and the Successor Period (as applicable) includes: (i) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and (ii) compensation cost for all stock and equity-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)).

The estimated value of our stock and equity-based awards (including non-qualified stock options and Predecessor stock options, RSUs and ESPP shares), less expected forfeitures, is amortized over the awards’ respective vesting period on a straight-line basis. As a result of adopting SFAS No. 123(R), earnings before income taxes and cumulative effect of accounting change was reduced by $135 million and $3 million, and net earnings was reduced by $123 million and $3 million, for the Predecessor Period and Successor Period, respectively. The implementation of SFAS No. 123(R) had a $22 million impact on cash flows from financing and operating activities during the Predecessor Period for excess tax benefits recognized in association with stock option exercises and RSU vesting in certain foreign locations.

Our actual and pro forma stock-based compensation expense is presented below:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Included in reported operating earnings:

Cost of sales	$—	$33	$14	$8
Selling, general and administrative	3	47	19	11
Research and development	—	46	18	6
Merger and separation expenses	—	297	—	—

Total	3	423	51	25

Incremental pro forma:

Cost of sales	—	—	20	18
Selling, general and administrative	—	—	29	22
Research and development	—	—	30	30

Total	—	—	79	70

Actual/pro forma stock-based employee compensation expense	$3	$423	$130	$95

The Predecessor pro forma amounts above include the impact of recognizing compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan.

Upon adoption of SFAS No. 123(R), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the audited Combined and Consolidated Statements of Operations in the first quarter of 2006 as a cumulative effect of accounting change, net of tax. Pursuant to APB Opinion No. 25, stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

Successor

We participate in Freescale Holdings L.P. and Holdings I stock-based compensation plans whereby our officers and key employees may be granted stock options, restricted stock units, profit interests, other stock-based awards and/or performance-related awards, including cash bonuses. Our employees make up all of the participants in the plans; thus, amounts related to Holdings I share based compensation have been included in the disclosures below. Additionally, these equity awards are settled with shares of Holdings I common stock with an appropriate allocation of expense to us attributable to our employees with an offset to additional paid-in capital as the awards vest.

Stock and Equity-based Compensation Plans

Non-qualified and Rollover Options

In connection with the Merger, Holdings I adopted a new stock-based compensation plan (“2006 Management Incentive Plan”), which authorizes stock-based awards to be granted to management and key employees for up to 31.2 million shares of Holdings I common stock. On December 1, 2006 (“Grant Date”), approximately 10.9 million non-qualified stock options (“Options”), with an exercise price of $7.00 per share, were issued to members of management. The Options vest 25 percent on each of the first, second, third and fourth anniversaries of the Grant Date. The Options are subject to the terms and conditions of the Investors Agreement dated December 1, 2006. There were no grants, exercises, forfeitures or cancellations of Options during the period of December 2, 2006 to December 31, 2006. At December 31, 2006, we had approximately $38 million in expense, net of expected forfeitures, that will be recognized over a period of four years in additional paid-in capital.

The fair value of the Options was estimated on the Grant Date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Period from December 2 through December 31, 2006
Weighted average grant date fair value per share	$4.01
Weighted average assumptions used:
Expected volatility	55.0%
Expected lives (in years)	6.25
Risk free interest rate	4.4%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of peer companies. We utilized the volatilities of peer companies due to its lack of extensive history. When establishing its expected life assumptions, we used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

Class B Interests

In connection with the Merger, Freescale Holdings L.P. adopted a new equity-based management compensation plan (“2006 Interest Plan”), which authorizes equity-based awards to be granted to our key members of management for up to 344 thousand Class B interests in Freescale Holdings L.P. (“Class B Interests”). On the Grant Date, approximately 344 thousand unvested Class B Interests were issued to 13 individuals; thereby making those individuals parties to the Amended and Restated Agreement of Limited Partnership of Freescale Holdings L.P. (“Limited Partnership Agreement”). Under the provisions of the Limited Partnership Agreement, the Class B Interests will participate in any increase in the equity of the partnership subsequent to the initial contribution. The Class B Interests awards vest 25 percent on each of the first, second, third and fourth anniversaries of the Grant Date. The Class B Interests are subject to the terms, conditions, and restrictions of the Limited Partnership Agreement and the Investors Agreement dated December 1, 2006. There was no change in the number of Class B Interests outstanding as of December 31, 2006. At December 31, 2006, we had approximately $114 million in expense related to Class B Interests, net of expected forfeitures, that will be recognized in additional paid-in capital over a period of four years.

The fair value of the Class B Interests was estimated on the Grant Date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Period from December 2 through December 31, 2006
Weighted average grant date fair value per Class B Interest	$497.00
Weighted average assumptions used:
Expected volatility	53.0%
Expected lives (in years)	5.00
Risk free interest rate	4.4%
Expected dividend yield	—

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants were based on historical volatilities and implied volatilities of peer companies. We utilized the volatilities of peer companies due to its lack of extensive history. When establishing its expected life assumptions, we used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

Other

In connection with the Merger, certain Predecessor fully-vested stock options and partially vested RSUs were exchanged for similar cash-settled liability awards. In accordance with SFAS No. 123(R), we reclassified these previously equity classified awards to accrued liabilities based on their December 1, 2006 market value. The cash-settled liability awards exchanged for Predecessor RSUs will continue to vest through the second anniversary of their original grant date. The aggregate market value of these awards was approximately $46 million as of December 31, 2006.

Predecessor

Stock-based Compensation Plans

On June 18, 2004, we adopted the 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”). The 2004 Omnibus Plan permitted stock option grants, annual management incentive awards, stock grants, restricted stock grants, RSU grants, performance stock grants, performance cash awards, SARs, and cash awards. The aggregate number of shares of the Company’s Class A common stock that could be issued under the 2004 Omnibus Plan was not to exceed 48 million.

Prior to the Distribution, compensation expense, if any, relating to Motorola options and RSUs held by our employees was allocated by Motorola to Freescale on a specific employee basis. At the Distribution, all unvested options outstanding under Motorola’s stock-based compensation plans that were held by our employees were converted to options to acquire Class A common stock of Freescale. The conversion rate was based on a formula that maintained the intrinsic value of the original unvested portion of the Motorola grant and maintained the fair value of the grant before and after the conversion. As a result, under this formula, using the average closing prices at the Distribution Date of Motorola and Freescale shares of stock, we issued a total of approximately 23 million unvested Freescale stock options at an average exercise price of $9.91 per share. These issuances maintained the original fair value calculated at their original grant date from Motorola. Any related compensation expense (or pro forma compensation expense) continued to be recognized (or disclosed) over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

All unvested Motorola restricted stock units held by our employees on the date of Distribution were cancelled and reissued as restricted stock units for Class A common stock of the Company. A total of approximately 350 thousand restricted stock units at $17.93 were issued at the Distribution Date. The compensation expense related to these reissued restricted stock units continued to be recognized (or disclosed) over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

On April 29, 2005, we adopted the Omnibus Incentive Plan of 2005 (the “2005 Omnibus Plan”). Upon adoption of the 2005 plan, we ceased making grants under the 2004 Omnibus Plan, except for awards made from expired, forfeited or cancelled shares.

The 2005 Omnibus Plan permits grants of stock options, SARs, restricted stock, RSUs, performance stock, performance RSUs, performance cash awards, annual management incentive awards and other stock or cash awards. The aggregate number of shares of Freescale Class A common stock that could be issued under the 2005 Omnibus Plan was not to exceed 30 million. The number of shares that could be issued under the 2005 Omnibus Plan for awards other than stock options or SARs was not to exceed 20 million. On December 1, 2006, the effective date of the Merger, we ceased making grants under the 2005 Omnibus Plan.

Stock Options

The exercise price of each stock option granted under our 2005 Omnibus Plan equaled 100% of the market value of the common stock on the date of grant. The majority of the options had a contractual life of seven years and vested ratably over four years from the date of grant. Stock options granted under the former 2004 Omnibus Plan had the same characteristics as the 2005 Omnibus Plan, with the exception that the shares vested ratably over a period of three as opposed to four years from the date of grant, and they had a contractual life of ten years as opposed to seven. The exercise of stock options was satisfied with shares of Treasury stock to the extent available. Any compensation expense was recognized on a straight-line basis over the employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

The fair value of each option granted prior to the closing of the Merger was estimated on the date of grant using the Black-Scholes option pricing method. The weighted average assumptions used in the model are outlined in the following table:

	Predecessor
	Period from January 1 through December 1, 2006	Year Ended December 31,
		2005	2004
Weighted average grant date fair value per share	$13.31	$10.80	$7.42
Weighted average assumptions used:
Expected volatility	44.0%	62.0%	64.0%
Expected lives (in years)	4.90	5.00	5.00
Risk free interest rate	4.9%	3.9%	3.5%
Expected dividend yield	—%	—%	—%

A summary of changes in stock options outstanding during the Predecessor Period is presented below:

	Predecessor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at January 1, 2006	31,567	$13	7	$383
Granted	1,708	$30
Terminated, cancelled or expired	(2,880)	$18
Exercised	(8,667)	$12
Paid out at Merger closing	(21,728)	$14

Balance at December 1, 2006	—	$—	—	$—

The total intrinsic value of options exercised during the Predecessor Period, 2005 and 2004 was approximately $179 million, $87 million and $5 million, respectively. The total intrinsic value of options that were paid for in conjunction with the closing of the Merger was approximately $559 million. We recorded in Merger and separation expenses a non-cash charge for stock compensation expense of approximately $81 million in the Predecessor Period as a result of the acceleration of vesting of all options in connection with the Merger. Cash received from stock option exercises was approximately $102 million during the Predecessor Period.

Restricted Stock Units

RSU grants were rights to shares of Freescale Class A common stock. The grants were restricted and therefore subject to substantial risk of forfeiture and to restrictions on sale or other transfer by the employee. RSUs were converted to shares of Class A common stock upon vesting on a one-for-one basis. The RSUs vested ratably over a four-year period and were not entitled to dividends or voting rights, if any, until they were vested. The cost of the RSU awards was determined using the fair value of Freescale Class A common stock on the date of grant, net of expected forfeitures, and compensation expense was recognized on a straight-line basis over the employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

During the second quarter of 2006, we granted performance-based RSUs to certain employees under the 2005 Omnibus Plan. The number of RSUs that could be earned pursuant to such awards ranged from none to twice the number of target RSUs established at the grant date based upon achievement of specified levels of our 2006 Net sales. The performance RSUs, to the extent earned, vested over a two-year service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized. All other terms and restrictions were generally consistent with other RSUs granted by the Company.

All unvested Motorola RSUs held by our employees on the date of Distribution were cancelled and reissued as RSUs for Class A common stock of Freescale. A total of approximately 350 thousand RSUs were issued at $17.93 per share at the Distribution Date. The compensation expense related to these RSUs continued to be recognized over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized. A summary of changes in RSUs outstanding during the Predecessor Period is presented below:

	Predecessor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Non-vested RSU balance at January 1, 2006	10,871	$17	2	$274
Granted	4,879	$31
Vested	(14,771)	$18
Terminated, cancelled or expired	(979)	$19

Non-vested RSU balance at December 1, 2006	—	$—	—	$—

The total intrinsic value of restricted stock vested during the Predecessor Period and 2005 was approximately $76 million and $39 million, respectively. No restricted stock vested during 2004. We recorded in Merger and separation expenses a non-cash charge for stock compensation expense of approximately $216 million in the Predecessor Period as a result of the acceleration of vesting of all restricted stock in connection with the Merger.

Employee Stock Purchase Plan

We initiated an Employee Stock Purchase Plan (“ESPP”) after the Distribution. Prior to the closing of the Merger, under the ESPP, eligible participants were allowed to purchase shares of the Class A common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share was 85% of the lower of the fair market value of Freescale’s Class A common stock on the close of the first trading day or last trading day of the purchase period. The ESPP had two purchase periods, the first one from February 1 through July 31 and the second one from August 1 through January 31. The issuances of Class A common stock under the ESPP were satisfied with shares of treasury stock to the extent available. The aggregate number of shares of Freescale Class A common stock that could be issued under the ESPP was not to exceed 6 million.

Compensation expense was measured as the fair value of the employees’ purchase rights during the “look-back” option period as calculated under the Black-Scholes option pricing method. The weighted average assumptions used in the model are outlined in the following table:

Predecessor
Period from January 1 through December 1, 2006
Weighted average grant date fair value per share	$2.93
Weighted average assumptions used:
Expected volatility	36.0%
Expected lives (in years)	0.50
Risk free interest rate	4.4%
Expected dividend yield	—%

We treated the ESPP as a compensatory plan and have recorded compensation expense of approximately $12 million in the Predecessor Period in accordance with SFAS No. 123(R). During the Predecessor Period, our employees purchased 2.7 million shares at a weighted-average price of $22.60 per share. Cash used to purchase these shares totaled approximately $61 million in the Predecessor Period. Pursuant to the terms of the Merger Agreement, the ESPP was terminated prior to the closing of the Merger.

Effect of Adopting SFAS No. 123(R)

The following is the effect of recognizing compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan in connection with the adoption of SFAS No. 123(R) as of January 1, 2006 (in millions):

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006
Stock-option compensation expense recognized:
Cost of sales	$—	$13
Selling, general and administrative	3	20
Research and development	—	21
Merger and separation expenses	—	81

Total reduction in operating earnings before income taxes and cumulative effect of accounting change	$3	$135
Income tax benefit	—	(5)
Cumulative effect of accounting change, net of income tax expense	—	(7)

Total decrease in net earnings	$3	$123

Prior Period Pro Forma Presentations

Under the modified prospective transition method, results for prior periods have not been restated to reflect the effects of implementing SFAS No. 123(R). The following pro forma information, as required by FASB SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” is presented for comparative purposes and illustrates the pro forma effect on Net earnings for each period presented as if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation prior to January 1, 2006:

	Predecessor
	Year Ended December 31, 2005	Year Ended December 31, 2004
Net earnings, as reported	$563	$211
Plus: stock-based employee compensation expense included in reported earnings, net of tax	46	20
Less: stock-based employee compensation expense determined under the fair-value method for all awards, net of tax
Cost of sales	(31)	(21)
Selling, general and administrative	(44)	(26)
Research and development	(44)	(29)

Net earnings, pro forma	$490	$155

Defined Contribution Plans

We have a profit sharing plan covering substantially all eligible U.S. employees (the “Plan”). The Plan provides for discretionary employer matching contributions and profit-sharing contributions. Matching contributions may be made in amounts up to a 100% match of each participant’s pre-tax contributions to the Plan not to exceed 5% of the participant’s eligible contribution. Profit sharing contributions may be made at the discretion of executive management.

Motorola and certain of its subsidiaries had profit-sharing and savings plans, principally contributory, in which all eligible employees participated prior to the Distribution, to which Motorola made matching contributions and profit-sharing contributions to these plans. Matching contributions of 3% on the first 6% of employee contributions did not depend on the Motorola’s profits. Profit-sharing contributions were generally based upon pre-tax earnings, as defined, with an adjustment for the aggregate matching contribution. In 2004, the audited Combined and Consolidated Statements of Operations include an allocation of the costs of the U.S. defined contribution plan totaling $20 million for matching contributions and $10 million for profit sharing contributions until the Distribution.

Under our defined contribution plans, matching contributions totaled $3 million in the Successor Period, $39 million in the Predecessor Period and $42 million in 2005. Profit sharing contributions totaled $2 million in 2004.

Incentive Plans

General: In conjunction with the IPO, we adopted an annual management incentive awards program under which the Company has the authority to grant management incentive awards to any of our designated executive officers or of any subsidiary. Management incentive awards will be paid out of an incentive pool equal to 5% of our consolidated Operating earnings for each calendar year. In conjunction with this awards program, Freescale established the Freescale Bonus Plan. Freescale plans to allocate an incentive pool percentage to each designated employee for each calendar year. The employee’s incentive award then will be determined by us based on the employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of us. We recognized expense of $11 million in the Successor Period, $91 million in the Predecessor Period and $152 million in 2005 related to this plan. For the year ended December 31, 2004, the Company did not recognize any expense pursuant to this plan.

The Motorola Incentive Plan (MIP) provided worldwide eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified business goals were met. All employees were eligible for the MIP. Freescale’s employees participated in this plan through 2004; however, subsequent to the Distribution, the plan payout was based only on the Freescale’s performance. We recognized expense of $165 million during 2004 related to this plan.

Executive: Subsequent to the IPO, we established additional incentive plans and entered into employment agreements with select senior leaders. These plans include the special incentive plan and the change in control severance plan. Prior to the Distribution, certain senior leaders also participated in the Motorola Mid-Range Incentive Plan. We recognized expense of $7 million related to these plans in 2004.

Pension Benefits

At the Distribution Date, the pension benefits for all active U.S. employees were frozen. Obligations related to retired and other vested participants as of the Distribution Date will remain the responsibility of Motorola. We did not adopt a new U.S. pension plan. Most of Freescale’s non-U.S. retirement benefit plans were frozen as of the Distribution, with respect to our employees, with the obligation for retirees and vested participants remaining the responsibility of Motorola, and Freescale no longer participating in the Motorola plans. As a result of this action, we realized a net $10 million curtailment gain in 2004. We continue to offer defined benefit plans to approximately 6,400 non-U.S. employees.

Net periodic benefit cost for pension plans was $10 million and $9 million in 2006 and 2005, respectively. These costs for 2004 were included as a component of allocated expenses from Motorola, and the audited Combined and Consolidated Statements of Operations include an allocation of the costs of the employee benefit plans through the Distribution Date. These costs were allocated to us based on the proportionate share of eligible compensation of the participants. Our contributions to these plans aggregated $5 million, $7 million and $5 million in the Predecessor Period, 2005 and 2004, respectively.

The weighted average assumptions for these benefit plans as of December 31, 2006 and 2005 were as follows:

	December 31,
	2006	2005
Discount rates	3.7%	3.1%
Expected return on plan assets	5.7%	4.9%
Rate of compensation increase	2.8%	2.7%

The accumulated benefit obligation for all defined benefit plans was $86 million and $83 million at December 31, 2006 and 2005, respectively. Our obligations and assets for the pension plans were previously valued three months before the year-end. Due to the necessity of obtaining the valuation of the benefit plans as a result of purchase accounting in connection with the Merger, the measurement date for the current year is as of December 1, 2006, the effective date of the Merger. The net projected benefit obligation of these plans was $106 million at December 31, 2006 and 2005. At December 31, 2006 and 2005, plan assets of approximately $76 million and $63 million, respectively, were principally invested in equity, debt and guaranteed investment securities. The fair value of plan assets was compared to the projected benefit obligation (“PBO”) at the effective date of the Merger. The excess PBO over the fair value of plan assets was used as the basis of the purchase accounting adjustment. The balance of the benefit obligations at the effective date of the Merger was adjusted to reflect the excess PBO. The total purchase price adjustment to the pension plan liabilities was $7 million. In addition, we have a pension plan obligation whereby the plan assets exceed the benefit obligation. The asset balance increased $8 million in purchase accounting to reflect the increase in the fair value of plan assets in excess of the PBO.

Post-retirement Health Care Benefits

Certain retiree benefits are available to eligible United States employees meeting certain age and service requirements upon termination of employment through the Motorola Post-retirement Healthcare Plan. At the date of the Distribution, Freescale assumed responsibility for the retiree medical benefit obligation for all eligible retired participants, active vested participants, and active participants who vest within the three year period following the Distribution. The amount of the retiree medical benefit obligation assumed by Freescale was $118 million. At the Distribution, these benefits were frozen, resulting in the recognition of a $5 million curtailment gain in 2004.

The components of the expense we incurred under the Post-retirement Healthcare Plan was as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31, 2005
Service cost	$—	$1	$1
Interest cost	1	13	13
Net amortization of losses	—	6	8

Post-retirement expense	$1	$20	$22

Our obligation for the Post-retirement Healthcare Plan was previously valued three months before the year-end. Due to the necessity of obtaining the valuation of the plan as a result of purchase accounting in connection with the Merger, the measurement date for the current year is as of December 1, 2006. Our obligation consists of an accumulated benefit obligation (“ABO”) and represents the actuarial present value of benefits payable to plan participants for services rendered at the valuation date. Our obligation to the Post-retirement Healthcare Plan is as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31, 2005
Benefit obligation:
Beginning of year	$206	$268	$227
Service cost	—	1	1
Interest cost	1	13	13
Actuarial loss (gain)	(4)	(43)	42
Plan amendments	—	(15)	—
Benefits paid, net	(2)	(18)	(15)

End of year	$201	$206	$268

Benefit payments, which reflect expected future service, are estimated to be $16 million in 2007, $16 million in 2008, $17 million in 2009, $18 million in 2010, $18 million in 2011, and $87 million thereafter.

Our obligation and assets related to the Post-retirement Plan were valued at fair value as of the effective date of the Merger. The purchase accounting adjustment is calculated as follows:

Benefit obligation at fair value (5.50%)	$206
Assets held by plan, at fair value	—

Excess of benefit obligations over assets	206
Less: previously recorded plan obligation by Predecessor	(125)

Adjustment to increase plan obligation	$81

The weighted average assumptions for these retiree medical benefits as of December 31, 2006 and 2005 were as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Discount rate	5.75%	5.50%
Assumed health care trend rate for next year	10.76%	10.20%
Assumed ultimate health care trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2013

The assumed discount rate is based on market rates as of the measurement date and is utilized in calculating the actuarial present value of our obligation, periodic expense and health care cost trend rate for the Post-retirement Plan. At December 31, 2006, the discount rate was 5.75%. As a result of the increase in the discount rate from 5.50% at the effective date of the Merger to 5.75% at December 31, 2006, the accrued benefit obligation decreased $5 million.

The assumed health care cost trend rate represents our estimate of the annual rates of change in the costs of the health care benefits currently provided by the Post-retirement Plan. The estimated effect of a 1% increase in assumed health care cost trends would increase 2006 costs by $1 million and increase the benefit obligation at December 31, 2006 by $9 million. The estimated effect of a 1% decrease in assumed health care cost trends would decrease 2006 costs by $1 million and decrease the benefit obligation at December 31, 2006 by $8 million.

The reconciliation of the funded status of the Post-retirement Plan is as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Benefit obligation	$(201)	$(268)
Fair value of plan assets	—	—

Funded status	(201)	(268)
Fourth quarter contributions	—	5
Unrecognized prior service	—	(6)
Unrecognized net loss	(5)	149

(Accrued) benefit cost	$(206)	$(120)

Motorola managed its post-retirement health care benefit plan on a consolidated basis and separate company information was not available for 2004. The audited Combined and Consolidated Statements of Operations includes an allocation of the costs of the post-retirement health care plan for 2004. These costs were allocated to the Company based on headcount.

(7) Income Taxes

Components of earnings (loss) before income taxes are as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
United States	$(2,574)	$124	$341	$(68)
Foreign	53	288	272	331

	$(2,521)	$412	$613	$263

Components of income tax expense (benefit) are as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005		2004
Current:
United States	$—	$—	$—		$—
Foreign	(1)	11	21		31
Tax repatriation charge	—	—	15	(1)	—

Total current	(1)	11	36		31
Deferred:
United States	$(139)	$(4)	$—		$—
Foreign	6	19	14		21

Total deferred	(133)	15	14		21

Total provision for income taxes	$(134)	$26	$50		$52

(1)

In the calendar year 2005, the Company recorded $15 million of taxes associated with the repatriation of $354 million in foreign earnings from foreign subsidiaries under the American Jobs Creation Act of 2004, thereby increasing our effective tax rate in 2005 by 2 percent.

Cash paid for taxes, net of cash received for tax refunds, was less than $1 million in the Successor Period, approximately $45 million in the Predecessor Period, $21 million in 2005 and $5 million in 2004.

In the Predecessor’s financial statements, our operating results have been previously included in Motorola’s consolidated U.S. federal and state income tax returns, as well as in certain foreign jurisdictions for certain periods prior to the 2004 IPO. The provision for income taxes in these financial statements prior to the Contribution has been determined on a separate return basis. We were required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment the utilization of all or a portion of those losses by Motorola under the separate return method. To the extent that Motorola has utilized a portion of our operating losses in their consolidated returns, we have been reimbursed for the utilization of those losses prior to the Contribution. Motorola’s reimbursement is reflected in business/stockholder’s equity prior to the Contribution. After the Contribution and until the IPO, pursuant to the tax sharing agreement, to the extent that Motorola utilized a portion of our losses, we have not recorded any reimbursement for the utilization of these losses in the provision.

During the Predecessor Period, we did not recognize tax benefits for deferred tax assets in the United States and certain foreign jurisdictions because we determined that it was more likely than not that these deferred tax assets would not be realized based on consideration of all available evidence. This assessment required considerable judgment on the part of management with respect to benefits that could be realized from future income, as well as other positive and negative factors.

Pursuant to the provisions of the tax sharing agreement as contemplated for periods prior to the 2004 IPO, Motorola assumed U.S. federal income tax liabilities and Motorola assumed state and foreign income tax liabilities associated with returns that include only Motorola and its subsidiaries. We remain responsible for any U.S. federal, state and foreign income tax liabilities for returns filed that include only Freescale and its subsidiaries. We do not anticipate any material adverse effect for any audit for which Motorola is responsible.

Differences between the income tax provision computed at the U.S. federal statutory tax rate of 35% and the actual income tax provision are noted below:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
U.S. statutory rate	35%	35%	35%	35%
Foreign rate differential	—	(11)	(7)	(22)
Unrepatriated foreign earnings	—	18	24	59
Export trade benefit	—	(3)	(9)	—
Valuation allowance on deferred taxes	—	(10)	(28)	(67)
Research credits	2	(22)	(10)	(11)
Motorola utilization of tax positions	—	—	(4)	35
In-process research and development	(32)	—	—	—
Other	—	(1)	7	(9)

	5%	6%	8%	20%

We recorded a benefit in the Successor Period related to the extension of the research and development tax credit in the U.S. through December 31, 2007; this extension was related to legislation enacted in December 2006.

A portion our operations are eligible for a reduced tax rate or are free of tax under various tax holidays, which expire in whole or in part during 2008 through 2013. These tax holidays may be extended when certain conditions are met. The income tax benefits attributable to the tax status of the subsidiaries with tax holidays are estimated to be approximately $55 million, $24 million and $19 million for 2006, 2005 and 2004, respectively.

Significant components of deferred tax assets (liabilities) are as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Inventory	$(3)	$54
Employee benefits	63	51
Sales, bad debt and warranty reserves	35	46
Deferred revenue	8	19
Environmental reserves	17	16
Investments	15	20
Depreciation	(126)	158
Capitalized research and development	235	286
Other capitalized items	(1,918)	53
Tax carryforwards	507	214
Other, net	47	30
Undistributed foreign earnings	(487)	(384)
Valuation allowance	(112)	(582)

Net deferred tax assets (liabilities)	$(1,719)	$(19)

Prior to the Merger, except for certain earnings that we reinvested indefinitely, provisions were made for the taxes attributable to the remittance of undistributed earnings of foreign subsidiaries. At December 31, 2005 and 2004, undistributed earnings intended to be reinvested indefinitely and for which no taxes were provided totaled $556 million and $738 million, respectively. The portion of earnings not reinvested indefinitely may be distributed substantially free of additional taxes given the tax provisions accrued on undistributed earnings. Subsequent to the Merger, we intend to repatriate all foreign subsidiary earnings and no longer designate undistributed earnings of foreign subsidiaries for permanent reinvestment.

Gross deferred tax assets were $1.1 billion and $1.0 billion at December 31, 2006 and 2005, respectively. Gross deferred tax liabilities were $2.7 billion and $437 million at December 31, 2006 and 2005, respectively. Our deferred tax positions are reflected in the following captions on the accompanying Consolidated Balance Sheets:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Other current assets	$107	$31
Other assets	60	55
Accrued liabilities	(28)	(1)
Deferred tax liabilities	(1,858)	(104)

Net deferred tax liabilities	$(1,719)	$(19)

In the Predecessor Period, we reduced our valuation allowance associated with the deferred tax assets of certain foreign subsidiaries, resulting in a non-cash income tax benefit of $28 million. One subsidiary emerged from a three-year cumulative loss position resulting in a reduced valuation allowance because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of this subsidiary based on estimates of future taxable income and the evaluation of other evidence pertaining to realization. We reduced the valuation allowance of another subsidiary because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of the foreign subsidiary. This change is primarily due to a revision in the financing of the foreign subsidiary, resulting in increased estimates of the foreign entity’s future taxable income.

At December 31, 2006 and 2005, we had valuation allowances of $61 million and $508 million against certain of our deferred tax assets in the U.S., and valuation allowances of $51 million and $74 million against net deferred tax assets of certain foreign subsidiaries, respectively, to reflect the deferred tax asset at the net amount that is more likely than not to be realized. As a result of the Merger, we recorded significant acquired intangibles for which no tax basis exists and, as such, a significant deferred tax liability was recorded under purchase accounting. Since these taxable temporary differences will reverse within the carryforward period for the existing deferred tax assets, we reduced our valuation allowance accordingly in conjunction with purchase accounting. The valuation allowance against deferred tax assets of $112 million at December 31, 2006 will reduce goodwill if tax benefits are subsequently recognized. Freescale also recorded additional contingency reserves in purchase accounting of $82 million to adjust its contingency reserve for taxes to reflect management’s best estimate of the ultimate outcome of such contingencies. The purchase accounting for the tax treatment of certain transaction costs has not yet been reflected in the deferred taxes pending the completion of further analysis of those costs.

At December 31, 2006, we had U.S. federal net operating losses of $901 million, which expire during the years 2009 through 2026; state net operating losses of $183 million, which expire in the years 2007 through 2024; and foreign net operating losses of $260 million, which expire starting in 2010. We had U.S. federal research credits of $114 million, which expire in the years 2007 through 2026; state research credits of $63 million, which expire in the years 2009 through 2025; and foreign research credits of $1 million, which expire in the years 2015 through 2016. We also had foreign tax credits of $56 million, which expire in the years 2012 through 2016.

As a result of the Merger, the utilization of U.S. federal tax attributes may be limited due to the change in ownership as defined by the Internal Revenue Code Section 382.

(8) Commitments and Contingencies

Commitments

Leases

We own most of our major facilities, but do lease certain office, factory and warehouse space, land, and information technology and other equipment under principally noncancellable operating leases expiring through 2025. Rental expense, net of sublease income, for the years ended December 31, 2006, 2005 and 2004 was $45 million, $58 million and $61 million, respectively. Future minimum lease payments, net of minimum sublease rentals, of such operating leases for each of the five years subsequent to December 31, 2006 are $45 million, $33 million, $26 million, $23 million and $18 million, respectively, and $66 million thereafter. Minimum sublease income on operating leases is approximately $5 million in 2007, $6 million in 2008, $5 million in 2009, $3 million in 2010, $3 million in 2011 and $1 million thereafter.

As of December 31, 2006, we had $37 million in capital lease obligations. Future minimum lease payments under capital leases for each of the five years subsequent to December 31, 2006 are $13 million, $12 million, $8 million, $6 million and $2 million, respectively, and $1 million thereafter.

Other Commitments

In June 2002, we entered into an arrangement with two other semiconductor manufacturers to jointly develop 300 millimeter technology and share other common operating expenses of a fabrication facility located in Crolles, France. Under the arrangement, which is currently contractually set to expire in December 2007, each party is responsible for funding specific allocations of operations, research and development expenses, as well as related capital expenditures and output from the facility. Additionally, in January 2005, the arrangement was expanded to include similar cost sharing provisions to include packaging and test technologies. These costs are not fixed and determinable at December 31, 2006.

In December 2006, we entered into a joint technology development agreement relating to the development of complimentary metal oxide semiconductor (CMOS) and silicon-on-insulator (SOI) technologies, as well as advanced semiconductor research and development enablement transitions to the 45 nanometer generation. The agreement obligates us to the next year’s worth of payments on a rolling basis, which totals $39 million as of December 31, 2006. Pursuant to our continued participation, there is a potential for aggregate payments of approximately $217 million through the expiration date of December 2010.

Product purchase commitments associated with our strategic manufacturing relationships include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. At December 31, 2006, our commitment is $143 million through April 2007.

We have multi-year commitments under various software, service and supply contracts requiring payments for each of the five years subsequent to December 31, 2006 of $195 million, $81 million, $56 million, $51 million and $25 million, respectively, and $3 million thereafter.

Contingencies

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a Potentially Responsible Party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company’s operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement, Freescale has indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against Freescale. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable by recording the future estimated cash flows associated with such costs on a discounted basis. Due to the uncertain nature, the actual costs that will be incurred could differ from the amounts accrued. Accruals at December 31, 2006 and 2005 were $47 million and $45 million, respectively, the majority of which are included in other long-term liabilities on the balance sheet, with related charges / (reversals) to Predecessor operating earnings of $3 million during 2006, $(4) million during 2005 and $4 million during 2004. These amounts represent only our estimated share of costs incurred in environmental cleanup sites without considering recovery of costs from any other party or insurer, since in most cases Potentially Responsible Parties other than us may exist and be held responsible.

Litigation

We are a defendant in various lawsuits, including intellectual property suits and are subject to various claims which arise in the normal course of business.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain indemnifications as it is customary business practice for most business arrangements that are reduced to a contract to contain some level of indemnity between parties. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnifications. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, any payment is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, the Company’s obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances, we may have recourse against third parties for certain payments made by us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At December 31, 2006, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million under the terms of these indemnification provisions. At December 31, 2006, we have accrued $4 million, to cover known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at December 31, 2006, such losses would not have a material adverse effect on our financial position, results of operations or cash flows.

(9) Asset Impairment Charges

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate the recoverability of long-lived assets to be held and used by comparing the carrying value of the assets to the estimated future net undiscounted cash flows expected to be generated by the assets. An asset is considered impaired if the carrying value of the asset is greater than its estimated future net undiscounted cash flows.

We measure the impairment to be recognized from assets to be held and used as the amount by which the carrying value of the assets exceeds the fair value of the assets. The fair value of the assets is the quoted market price, if available, or the value of the assets calculated using valuation techniques that we believe are most appropriate under the circumstances, including discounted cash flow analysis. To compute the estimated expected future cash flows on a discounted and undiscounted basis, we group assets at the lowest level for which there are identifiable cash flows. We base our estimates of future cash flows on historical and current financial results and management’s best estimates of future operating trends. The cash flows are discounted using a rate determined by management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities. We project cash inflows and outflows until the operations will cease or significant capital re-investment would be required to continue operations, whichever is shorter. In evaluating assets held for use for impairment, we also consider whether the events that triggered the impairment analysis give rise to a change in the estimated useful lives of the associated assets. Asset useful lives are adjusted when appropriate.

As a result of the downturn of the semiconductor market that began in late 2000, management adjusted its strategy, making decisions regarding the sizing of the manufacturing facilities and assessing the impact of technological change. In this regard, in 2000, management began implementing a strategy aimed at achieving improvements in future profitability and cash flow performance by (1) improving manufacturing and operational efficiencies, (2) maximizing the return on research and development, and (3) reducing our historical ratio of capital expenditures to sales. Under this strategy, we are focusing our internal manufacturing capacity on leading-edge and specialty technologies, while replacing internal manufacturing capacity by outsourcing an increasing percentage of production to foundries and assembly and test providers. This asset-light strategy has required consolidation and exiting of certain manufacturing and technology operations. These reorganization activities resulted in the reduction of our total manufacturing facilities to nine at December 31, 2006, as compared to 22 manufacturing facilities at January 1, 2001. Of the nine manufacturing facilities at the end of 2006, seven were wafer fabrication facilities, as compared to 16 wafer fabrication facilities at January 1, 2001.

As a result, asset impairment charges (reversals) of $8 million, $1 million and $(7) million have been included in Predecessor cost of sales and reorganization of businesses and other in 2006, 2005 and 2004, respectively, in the accompanying audited Combined and Consolidated Statements of Operations. The 2006 charges primarily relate to adjusting the value of property held by a foreign subsidiary to fair value. The 2005 charges primarily relate to a customer decision to discontinue utilizing certain products we provide. The 2004 reversals relate to $7 million of reserves to cover decommissioning costs which were no longer needed.

(10) Reorganization of Businesses and Other

Beginning in 2000 and continuing through 2005, we implemented a series of plans to reduce our workforce, discontinue product lines, exit businesses and consolidate manufacturing and administrative operations in an effort to reduce costs and simplify our product portfolio. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of ongoing termination benefits, principally severance payments. At each reporting date, we evaluate our accruals for exit costs and employee separation costs to ensure that the accruals remain appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004. During the fourth quarter of 2004, we announced further plans to streamline our operations and reduce selling, general and administrative expenses. In addition, during the third quarter of 2005 we initiated actions to reorganize certain operations as a result of a customer decision to discontinue utilizing certain products provided by us.

We recorded provisions for employee separation costs and exit costs based on estimates prepared each time we prepared a restructuring plan and obtained appropriate approval. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance. At each reporting date, we evaluate our accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

The total Predecessor net gains from the disposal of assets held for sale were $7 million, $1 million and $14 million for the years ended December 31, 2006, 2005 and 2004, respectively. During 2006, we sold a building located in Austin, Texas, and during 2005, we sold all of our property located in West Creek, Virginia. During 2004, we sold a building, machinery and equipment related to a wafer fabrication facility in Tianjin, China to SMIC. In conjunction with the asset sale, we transferred assets, entered into a cross-patent license agreement and paid $30 million in cash in exchange for Series D convertible preference shares in SMIC and warrants then valued at $321 million, resulting in a gain of $6 million. Also sold during 2004 were a facility in South Queensferry, Scotland, a facility in Sendai, Japan, a building in Austin, Texas, a building and property in Mesa, Arizona, and excess manufacturing equipment.

We entered into an agreement in 2005 with a customer to settle all potential claims by us related to the customer’s decision to discontinue utilizing certain products we provided. We have no continuing obligations under the agreement. We were paid $17 million, which was recorded during 2005 under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

Year Ended December 31, 2006

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment.

The following table displays a roll-forward from January 1, 2006 to December 1, 2006 of the accruals established related to the 2005 employee separation program discussed above.

	Accruals at January 1, 2006	Additional Charges		Adjustments		2006 Amounts Used	Accruals at December 1, 2006
Employee Separation Costs (In millions, except headcount)		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$14	$—	$—	$—	$(5)	$(9)	$—

Related headcount	270	—	—	—	(80)	(190)	—

As of the end of the third quarter of 2006, we paid $9 million in employee separation costs. The remaining $5 million accrual was reversed due to approximately 80 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to reduce costs through an employee separation program. The remaining accrual of $1 million at December 31, 2005 related to this program was paid in the first quarter of 2006.

Year Ended December 31, 2005

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment. As a result, we recorded employee separation costs of $16 million and asset impairment and other charges of $1 million under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2005 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$—	$—	$16	$—	$—	$(2)	$14

Related headcount	—	—	350	—	—	(80)	270

During 2005, 80 non-manufacturing employees were separated from us. We paid $2 million of separation costs in the fourth quarter of 2005. The remaining payments under this program were concluded during the first nine months of 2006, with any unused amounts recorded as a reduction to reorganization of businesses and other.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to further reduce costs through an employee separation program. As a result, during 2005, we recorded net charges of $7 million; of which net reversals of $(3) million was included in cost of sales and $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2004 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$17	$1	$—	$(6)	$—	$(12)	$—
Asia manufacturing	2	1	—	—	—	(3)	—
Europe manufacturing	9	1	—	—	—	(10)	—
General and administrative, Research and development	42	—	11	—	(1)	(51)	1

Total	$70	$3	$11	$(6)	$(1)	$(76)	$1

Related headcount	460	170	60	—	—	(690)	—

At January 1, 2005, we had an accrual of $70 million for employee separation costs, representing the severance costs for approximately 460 employees, 260 of which were manufacturing employees and 200 were non-manufacturing employees.

During 2005, 690 employees were separated from us resulting in $76 million in initial cash payments made to these separated employees. For these separated employees, of which 430 were manufacturing employees and 260 were non-manufacturing employees, an additional $1 million was paid in the first quarter of 2006 for healthcare costs and severance payments. The remaining accrual balance was reversed to cost of sales in the fourth quarter of 2005.

Year Ended December 31, 2004

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced our plans to further reduce our costs through an employee separation program. As a result, we recorded net charges of $79 million, of which $33 million was included in cost of sales and $46 million was recorded under reorganization of businesses in the accompanying audited Combined and Consolidated Statements of Operations. The following table displays a roll-forward of the accruals established for these employee separation costs from January 1, 2004 to December 31, 2004.

Employee Separation Costs	Accruals at January 1, 2004	Additional Charges		Adjustments		2004 Amounts Used	Accruals at December 31, 2004
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$—	$20	$—	$—	$—	$(3)	$17
Asia manufacturing	—	4	—	—	—	(2)	2
Europe manufacturing	—	9	—	—	—	—	9
General and administrative, Research and development	—	—	46	—	—	(4)	42

Total	$—	$33	$46	$—	$—	$(9)	$70

Related headcount	—	560	560	—	—	(660)	460

As a part of the employee separation plan, 660 employees were separated from us during the fourth quarter of 2004 resulting in $9 million in initial cash payments made to these separated employees.

We expected annualized savings of approximately $63 million from these actions, $28 million in cost of sales, $18 million in selling, general and administrative and $17 million in research and development.

Pre-2004 Initiated Reorganization of Business Programs

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004 as further described below.

During 2004, we recorded net reversals of $11 million, of which $1 million was included in cost of sales and $10 million was recorded under reorganization of businesses in the accompanying Consolidated and Combined Statements of Operations. The aggregate $11 million net reversal is comprised of the following:

	Exit Costs (Reversals)	Employee Separations	Asset Writedowns (Decommissioning reversals)	Total
Manufacturing and administrative consolidations	$—	$(4)	$(7)	$(11)

Manufacturing and Administrative Consolidations

There were no additional charges during 2004. Accruals of $11 million established prior to 2004 for reserves to cover decommissioning costs were reversed as the accruals were no longer needed due primarily to the sale of the related facility and employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. The following table displays a roll-forward of the accruals established for employee separation costs from January 1, 2004 to December 31, 2004.

Employee Separation Costs	Accruals at January 1, 2004	2004 Additional Charges		2004 Adjustments		2004 Amounts Used	Accruals at December 31, 2004
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$4	$—	$—	$—	$—	$(4)	$—
Asia manufacturing	2	—	—	—	—	(2)	—
Europe manufacturing	4	—	—	—	—	(4)	—
General and administrative, Research and development	22	—	—	—	(4)	(18)	—

Total	$32	$—	$—	$—	$(4)	$(28)	$—

Related headcount	200	—	—	—	(60)	(140)	—

At January 1, 2004, we had an accrual of $32 million for employee separation costs, representing the severance costs for approximately 200 employees, of which, 90 were manufacturing employees and 110 were non-manufacturing employees.

During 2004, 140 employees were separated from the Company resulting in $28 million in cash payments to these separated employees. The 2004 adjustments of $4 million represent employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

(11) Certain Relationships and Related Party Transactions

Arrangements with our Investors

In connection with the Merger, we paid affiliates of the Sponsors $185 million in fees and expenses for financial and structural advice and analysis as well as assistance with due diligence investigations and debt financing negotiations. This amount has been allocated as debt issuance costs or included in the overall purchase price of the Merger.

We also have management agreements with affiliates or advisors of the Sponsors and other investors in the Parent pursuant to which the Sponsors and other investors in the Parent or their affiliates, officers, employees and/or representatives and/or co-investors (the “Advisors”) will provide management and advisory services to us until the tenth anniversary of the consummation of the Merger. Pursuant to the agreements, the Advisors receive an aggregate annual management fee equal to 1.5% of our annual Adjusted EBITDA, and reimbursement for out-of-pocket expenses incurred by the Advisors pursuant to the agreements. Also, the Advisors may receive additional compensation for investment banking or other advisory services provided to the Company by the Advisors or any of their affiliates in connection with a specific acquisition, divestiture, refinancing, recapitalization or similar transaction The management agreements include customary exculpation and indemnification provisions in the favor of the Advisors. The management agreements may be terminated by us at such time as the Advisors are no longer obligated to provide services pursuant to the terms of the management agreement. If the management agreements are terminated prior to their scheduled expiration, the agreement provides that the Advisors would receive a payment from us in an amount to be determined at such time by mutual agreement of the parties. We recorded management fees of $2 million in selling, general and administrative expense in the Successor Period.

(12) Information by Segment and Geographic Region

The Chief Operating Decision Maker (CODM), as defined by SFAS No. 131, is Freescale’s Chief Executive Officer. Each of the operating segments has a general manager reporting directly to the CODM. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenue and EBITDA. Our reporting segments reflect the nature of the products offered to customers and the markets served and are comprised of the following:

The Transportation and Standard Products Group (“TSPG”) designs, produces and sells embedded processors, microcontrollers, analog, mixed signal and sensor products to customers in multiple markets. Its largest market is the automobile electronics market, which includes body, safety, engine management, entertainment and driver information systems components within automobiles.

The Networking and Computing Systems Group (“NCSG”) designs, produces and sells embedded processors to customers in the networking market, which includes wireline communications, network transmission and access, enterprise networking systems, wireless infrastructure and embedded computing.

The Wireless and Mobile Solutions Group (“WMSG”) designs, produces and sells embedded processors to customers in the wireless systems solutions and broadband markets, including cellular, cordless and messaging components within wireless communication products and games, toys and entertainment products within customer electronics products.

Other includes sales to other semiconductor companies, other miscellaneous businesses and any factories in production start-up. Other also includes any business reorganization charges and miscellaneous income or expense not identified to any of our business segments.

Segment net sales are determined based upon the respective products sold. Segment net sales related to licensing agreements are determined using an attributed basis for each segment.

We define EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. Our management uses EBITDA, among other measures, to establish budgets and operational goals, to manage our business and to evaluate our performance. We report EBITDA information because we believe that it provides investors with meaningful information about our operating performance and especially about the performance of our separate operating segments.

EBITDA is computed using a mix of direct ownership of certain costs and allocations of centralized functions. The segments incur manufacturing costs based on production volumes. We allocate the underutilized costs of most manufacturing facilities on an actual cost basis. Selling, general and administrative expenses and research and development expenditures are charged to the segments based upon the specific activities being performed for each segment, where possible. Remaining costs are charged to segments on a specifically identifiable basis or other reasonable method of allocation. We consider these allocations to be a reasonable reflection of the utilization of costs incurred. We do not allocate specific assets to the operating segments other than inventory. There are no inter-segment revenue transactions and, therefore, net sales are only to external customers.

For the Successor Period, Predecessor Period, 2005 and 2004, no single customer or group under common control represented 10% or more of our combined net sales, other than sales to Motorola which were $189 million, $1.5 billion, $1.6 billion and $1.3 billion, respectively.

Segment Information

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
Net Sales			2005	2004
Transportation and Standard Products	$212	$2,497	$2,566	$2,508
Networking and Computing Systems	127	1,305	1,434	1,462
Wireless and Mobile Solutions	222	1,914	1,775	1,680
Other	4	78	68	65

Segment Totals	$565	$5,794	$5,843	$5,715

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
EBITDA			2005	2004
Transportation and Standard Products	$(844)	$727	$641	$588
Networking and Computing Systems	(777)	442	444	475
Wireless and Mobile Solutions	(627)	310	320	158
Other	(51)	(491)	(74)	(111)

Segment totals	(2,299)	988	1,331	1,110
Depreciation and amortization	(164)	(614)	(724)	(816)
Interest income (expense), net	(58)	38	6	(31)

Earnings (loss) before income taxes	$(2,521)	$412	$613	$263

Certain items are included in the Other segment category, which are not allocated to the three operating segments. These include (i) merger and separation expenses of $522 million in 2006 ($466 million in the Predecessor Period, $56 million in the Successor Period); (ii) reorganization of business and other (credits) charges of $(12) million, $9 million and $22 million in 2006 (in the Predecessor Period only), 2005 and 2004, respectively; and (iii) other income (expense) of $(4) million, $7 million and $28 million in 2006 ($(6) million in the Predecessor Period, $2 million in the Successor Period), 2005 and 2004, respectively. In addition, in 2005 and 2004, we have included $10 million and $74 million, respectively, of separation expenses within the Other segment.

Geographic Area Information

	Net Sales*				Assets		Property Plant & Equipment
	Successor	Predecessor			Successor	Predecessor	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
(Dollars in millions)			2005	2004	2006	2005	2006	2005
United States	$139	$1,626	$1,673	$1,625	$14,754	$4,874	$1,714	$1,087
Singapore	222	1,870	1,523	1,124	325	280	—	—
Hong Kong	62	667	1,005	1,052	176	233	20	19
Germany	51	620	653	693	152	147	39	21
Japan	34	335	288	284	283	247	152	121
France	11	189	212	241	652	514	470	317
United Kingdom	11	149	112	123	145	36	150	129
Sweden	6	70	73	104	14	8	—	—
Taiwan	5	65	63	140	9	15	—	—
China	3	16	21	104	484	357	331	194
Malaysia	—	—	—	—	489	294	293	124
Other nations	21	187	220	225	256	165	63	23

	$565	$5,794	$5,843	$5,715	$17,739	$7,170	$3,232	$2,035

*	As measured by the location of the revenue-producing operations

(13) Valuation and Qualifying Accounts

The following table presents the valuation and qualifying account activity for the years ended December 31, 2006, 2005 and 2004:

		Additions
	Balance at beginning of period	Charged to costs & expenses	Deductions (1)	Balance at end of period
Successor:
December 31, 2006
Allowance for doubtful accounts	$—	$—	$—	$—
Product and service warranties	$10	$—	$—	$10

Predecessor:
December 1, 2006
Allowance for doubtful accounts	$5	$5	$(5)	$5
Product and service warranties	$7	$5	$(2)	$10
2005
Allowance for doubtful accounts	$4	$1	$—	$5
Product and service warranties	$6	$6	$(5)	$7
2004
Allowance for doubtful accounts	$4	$—	$—	$4
Product and service warranties	$8	$8	$(10)	$6

(1)	Accrual usage

(14) Quarterly and Other Financial Data (unaudited)

	Successor		Predecessor
2006 Operating Results	4th	Period from December 2 through December 31, 2006	Period from September 30 through December 1, 2006	3rd	2nd	1st
Net sales	$1,615	$565	$1,050	$1,619	$1,599	$1,526
Gross margin	$562	$115	$447	$746	$735	$691
Operating (loss) earnings	$(2,809)	$(2,465)	$(344)	$265	$251	$207
Net (loss) earnings	$(2,723)	$(2,387)	$(336)	$257	$260	$212

			Predecessor
2005 Operating Results			4th	3rd	2nd	1st
Net sales			$1,479	$1,450	$1,472	$1,442
Gross margin			$665	$622	$604	$575
Operating earnings			$202	$152	$137	$109
Net earnings			$192	$164	$122	$85

(15) Relationship with Motorola

We design, produce and sell semiconductors to Motorola. Transactions between Motorola and us have been identified in the financial statements as transactions between related parties through the expiration of substantially all of the services provided under the transition services agreement, which occurred during the third quarter of 2005.

During the second quarter of 2004, Freescale completed the Contribution and recognized the par value and additional paid-in-capital for the issuance of approximately 278 million shares of Class B common stock exchanged for the net assets contributed. Freescale and Motorola entered into various agreements detailing the provisions of the Contribution and the separation of Freescale from Motorola, and related income tax, purchase and supply, transition services, and employee matters.

After the completion of the Contribution in the second quarter of 2004, the expense allocation for certain corporate services ceased, and we began purchasing such services from Motorola under the terms of the transition services agreement. Under the terms of that transition services agreement, we also received compensation for services provided to Motorola in certain locations. We recorded $8 million in expenses under the transition services agreement during the year ended December 31, 2005. The amounts charged to Motorola totaled $18 million for the year ended December 31, 2005 and were reported as a reduction to the cost classification to which such expenses were recognized, primarily research and development.

The following table presents the expense allocations reflected in the accompanying audited Combined and Consolidated Statements of Operations and expenses incurred under the transition services agreement:

	Year Ended December 31,
	2005	2004
Expense allocations:
General corporate expenses	$—	$36
Basic research	—	10
Employee benefits and incentives	—	63
Interest expense	—	20
Expenses under the transition services agreement:
General corporate expenses	8	130
Employee benefits and incentives	—	132

	$8	$391

We considered these general corporate expenses, basic research and employee benefits and incentives allocations to be a reasonable reflection of the utilization of services provided.

Certain retiree benefits were available to eligible United States employees meeting certain age and service requirements upon termination of employment through the Motorola Post-retirement Healthcare Plan. At the date of the Distribution, Freescale assumed responsibility for the retiree medical benefit obligation for all eligible retired participants, active vested participants, and active participants who vest within the three year period following the Distribution. Motorola also apportioned $68 million in plan assets from their benefit trusts related to this obligation. The allocated plan assets plus the related returns of $17 million as of December 31, 2006 are reflected as a miscellaneous receivable in other assets. The receivable will be settled by Motorola with assets acceptable to us and Motorola without adverse tax consequences as permitted by law.

At the Distribution Date, certain benefits, including U.S. pension and post-retirement medical benefits, were frozen, and Freescale’s participation in the Motorola benefit plans ceased. As a result, a net $15 million curtailment gain was recognized in 2004.

We have a tax sharing agreement requiring us to indemnify Motorola against all tax related liabilities incurred by Motorola relating to the Contribution or the Distribution to the extent caused by an acquisition of our assets or stock (other than pursuant to the Contribution), or other actions by us. These liabilities include the substantial tax-related liability (calculated without regard to any net operating loss or other tax attribute of Motorola) that would result if the Contribution or the Distribution of the common stock of Freescale held by Motorola to the Motorola shareholders failed to qualify as a tax-free transaction. This indemnification does not have a specified term and our liability under this indemnification could be material in the event the Contribution and Distribution failed to qualify as a tax-free transaction. We do not believe the Merger results in a taxable event covered by this indemnification.

The following table reflects a summary of significant transactions during the year ended December 31, 2004 with Motorola subsequent to the Contribution and their related impact our financial position and results of operations:

	Statements of Operations		Balance Sheet
	Separation Expenses	Selling, General & Administrative	Assets	Liabilities	Additional Paid-In-Capital
Net expenses paid by Motorola for Freescale’s benefit	$30	$35	$4	$—	$(69)
Assumption of retiree medical benefit obligation	—	—	68	(118)	50
Assumption of long-term Disability liability	—	—	—	(9)	9
Net curtailment gains	(15)	—	17	(2)	—

	$15	$35	$89	$(129)	$(10)

Freescale Semiconductor, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor
(in millions)	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Net sales	$1,361	$1,526
Cost of sales	1,217	835

Gross margin	144	691
Selling, general and administrative	160	187
Research and development	290	294
Amortization expense for acquired intangible assets	345	3
Merger expenses	3	—

Operating (loss) earnings	(654)	207
Other (expense) income, net	(198)	11

(Loss) earnings before income taxes and cumulative effect of accounting change	(852)	218
Income tax (benefit) expense	(313)	13

(Loss) earnings before cumulative effect of accounting change	(539)	205
Cumulative effect of accounting change, net of income tax expense	—	7

Net (loss) earnings	$(539)	$212

See accompanying notes.

Freescale Semiconductor, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except share and per share data)	March 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$181	$177
Short-term investments	456	533
Accounts receivable	543	635
Inventory	875	1,188
Other current assets	314	317

Total current assets	2,369	2,850

Property, plant and equipment, net	3,132	3,232
Goodwill	5,295	5,293
Intangible assets	5,312	5,654
Other assets, net	676	690

Total assets	$16,784	$17,719

LIABILITIES AND STOCKHOLDER’S EQUITY
Notes payable and current portion of long-term debt and capital lease obligations	$88	$85
Accounts payable	508	558
Accrued liabilities and other	694	716

Total current liabilities	1,290	1,359
Long-term debt	9,406	9,415
Deferred tax liabilities	1,517	1,858
Other liabilities	402	390

Total liabilities	12,615	13,022

Stockholder’s equity:
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding at March 30, 2007 and December 31, 2006	—	—
Additional paid-in capital	7,087	7,078
Accumulated other comprehensive earnings	8	6
Accumulated deficit	(2,926)	(2,387)

Total stockholder’s equity	4,169	4,697

Total liabilities and stockholder’s equity	$16,784	$17,719

See accompanying notes.

Freescale Semiconductor, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
(in millions)	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Cash flows from operating activities:	$41	$300

Cash flows from investing activities:
Capital expenditures, net	(92)	(145)
Sales and purchases of short-term investments, net	77	57
Payments for purchase licenses and other assets	(11)	(11)
Purchases of marketable securities	—	(370)
Sales of marketable securities	—	194
Maturities of marketable securities	—	58
Other	—	(3)

Net cash used for investing activities	(26)	(220)

Cash flows from financing activities:
Payments for long-term debt and capital lease obligations	(10)	—
Purchases of treasury stock	—	(100)
Proceeds from stock option exercises and ESPP stock purchases	—	36
Other	(2)	(3)

Net cash used for financing activities	(12)	(67)

Effect of exchange rate changes on cash and cash equivalents	1	2

Net increase in cash and cash equivalents	4	15
Cash and cash equivalents, beginning of period	177	212

Cash and cash equivalents, end of period	$181	$227

See accompanying notes.

Freescale Semiconductor, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in millions, except as noted)

(1) Basis of Presentation

On December 1, 2006, Freescale Semiconductor, Inc. (“Freescale”) was acquired by a consortium of private equity funds. The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC, TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were converted into the right to receive merger consideration equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V, Inc. (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Semiconductor Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” Subsequent to the closing of the Merger, we issued approximately 1,000 shares of our common stock, par value $0.01 to our Parent in exchange for a contribution of approximately $7.1 billion. Freescale refers to the operations of Freescale Semiconductor, Inc. and its subsidiaries for both the Predecessor and Successor Periods. Freescale (which may be referred to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor, Inc. and its subsidiaries, or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the accompanying unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 30, 2007 and March 31, 2006 are presented as the “Successor Period” or “Successor” and the “Predecessor Period” or “Predecessor,” respectively, as context requires, and relate to the period preceding the Merger and the period succeeding the Merger, respectively. The condensed consolidated unaudited financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of amounts subsequent to the application of purchase accounting as compared to historical cost.

The accompanying condensed consolidated financial statements as of March 30, 2007 and for the three month periods ended March 30, 2007 and March 31, 2006 are unaudited, with the December 31, 2006 amounts included herein derived from the audited consolidated financial statements. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the financial position, results of operations and cash flows as of March 30, 2007 and for all periods presented. Certain amounts reported in previous periods have been reclassified to conform to the current period presentation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Registration Statement No. 333-141128 on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on March 8, 2007. The results of operations for the three months ended March 30, 2007 are not necessarily indicative of the operating results to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Business Combination

As discussed in Note 1, the Merger was completed on December 1, 2006 and was financed by a combination of equity invested by the Sponsors and Freescale’s management, borrowings under a senior secured credit facility, the issuance of senior and senior subordinated notes, and cash on hand.

The purchase price included the $17.5 billion purchase of the outstanding common stock and settlement of stock-based awards outstanding, fair value of the $27 million related to the non-cash equity contribution by Freescale’s management and $190 million in direct acquisition costs. Under the provisions of SFAS No. 141, the total purchase price was allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values as of December 1, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill.

The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon preliminary valuation data and our estimates and assumptions are subject to change as additional valuation information is obtained and evaluated. The purchase price allocation is expected to be finalized during 2007. During the first quarter of 2007, the property, plant and equipment fair value adjustment established in purchase accounting was reduced by $25 million with a corresponding increase to goodwill. The impact reduced our non-current deferred income tax liabilities and decreased goodwill by $10 million.

In addition, pursuant to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) effective January 1, 2007, we increased our recorded reserves for tax contingencies by $5 million and decreased our deferred tax liability on foreign earnings through a purchase price adjustment of $10 million, resulting in a net $5 million reduction to goodwill. A change in our deferred tax liability on foreign earnings calculation also resulted in a purchase price adjustment, further reducing goodwill by $8 million.

Collectively, the purchase accounting adjustments in the three months ended March 30, 2007 resulted in an approximate $2 million increase to goodwill.

We accrued approximately $36 million in severance, relocation and exit costs in purchase accounting associated with various actions initiated in connection with the Merger. The actions included a research and development design center consolidation program, a revision in our sales and marketing strategy and personnel decisions related to the joint development agreement associated with our 300mm strategy signed in December 2006. The following table displays a roll-forward of the accruals established for these actions from January 1, 2007 to March 30, 2007:

	Accruals at January 1, 2007	Adjustments	2007 Amounts Used	Accruals at March 30, 2007
Employee Separation Costs
Selling, general and administrative	$7	$—	$2	$5
Research and development	18	—	1	17

Total	$25	$—	$3	$22

Related headcount	280	—	90	190

Relocation and Exit Costs	$11	$—	$—	$11

We anticipate paying the remaining costs associated with these programs by December 31, 2007.

Unaudited Pro Forma Financial Information

Our unaudited pro forma results of operations, assuming the Merger occurred as of January 1, 2006, results in revenues and net loss for the first three months of 2006 of $1.5 billion and $(499) million, respectively. This unaudited pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Merger had actually occurred as of January 1, 2006, or of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, interest expense and related tax effects.

Merger Costs

During the first three months of 2007, we incurred accounting, legal and other professional fee costs associated with the Merger of $3 million.

(3) Other Financial Data

Statements of Operations Supplemental Information

Other (expense) income, net

The following table displays the amounts comprising other (expense) income, net in the accompanying unaudited Condensed Consolidated Statements of Operations:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Interest expense	$(210)	$(24)
Interest income	12	36

Interest (expense) income, net	$(198)	$12
Other, net	—	(1)

Other (expense) income, net	$(198)	$11

We paid $79 million and $37 million in interest expense for the three months ended March 30, 2007 and March 31, 2006, respectively.

Comprehensive (Loss) Earnings

The components of total comprehensive (loss) earnings, net of tax, were as follows:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Net (loss) earnings	$(539)	$212
Net change in fair value on available-for-sale investments	—	(9)
Net change in fair value on derivative contracts	(1)	—
Net change in cumulative translation adjustments	3	9

Total comprehensive (loss) earnings	$(537)	$212

Balance Sheet and Other Supplemental Information

Inventory

Inventory consisted of the following:

	Successor
	March 30, 2007	December 31, 2006
Work in process and raw materials	$606	$800
Finished goods	269	388

	$875	$1,188

Cost of sales included $416 million in the three months ended March 30, 2007 related to the recognition of the remaining amount of the purchase accounting adjustment to step-up inventory to fair value as of December 1, 2006.

Property, Plant and Equipment, Net

Depreciation expense was approximately $181 million and $138 million for the three months ended March 30, 2007 and March 31, 2006, respectively. Accumulated depreciation was approximately $236 million and $55 million at March 30, 2007 and December 31, 2006, respectively.

(4) Risk Management

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. In December 2006, we entered into interest rate swap agreements with a notional amount of $800 million to hedge a portion of our $4.0 billion floating rate debt. The interest rate swap agreements expire in December 2009. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. We are required to pay the counterparty a stream of fixed interest payments at an average rate of 4.79%, and in turn, receive variable interest payments based on 3-month LIBOR (5.36% at March 30, 2007) from the counterparties. The net receipts or payments from the interest rate swap agreements are recorded in interest expense. The interest rate swap agreements are designated and qualify as a cash flow hedge under FASB SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As such, the interest rate swap agreements are accounted for as an asset or a liability in the unaudited Condensed Consolidated Balance Sheet at fair value. The fair value of our interest rate swap agreements was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values. At March 30, 2007, we had an unrealized after-tax gain of $1 million in accumulated other comprehensive earnings related to the fair market value of our interest rate swap agreements. The market value of the interest rate swap agreements recorded in accumulated other comprehensive earnings may be recognized in the Consolidated Statements of Operations if certain terms of our floating rate debt change, if the floating rate debt is extinguished or if the interest rate swap agreements are terminated prior to maturity.

On February 14, 2007, we entered into an amendment to our $3.5 billion Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%.

(5) Stock and Equity-based Compensation

We participate in Freescale Holdings L.P. and Holdings I stock-based compensation plans whereby our officers and key employees may be granted stock options, restricted stock units, profit interests, other stock-based awards and/or performance-related awards, including cash bonuses. Our employees make up all of the participants in the plans; thus, amounts related to Holdings I share based compensation have been included in the disclosures below. Additionally, these equity awards are settled with shares of Holdings I common stock with an appropriate allocation of expense to us attributable to our employees with an offset to additional paid-in capital as the awards vest.

In connection with the Merger, Freescale Holdings L.P. adopted a new equity-based management compensation plan (“2006 Interest Plan”), under which 344 thousand unvested Class B interests in Freescale Holdings L.P. were issued to 13 individuals. There was no change in the number of Class B Interests outstanding as of March 30, 2007. At March 30, 2007, we had approximately $107 million in expense related to Class B Interests, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital. Holdings I also adopted a stock-based compensation plan (“2006 Management Incentive Plan”) in connection with the Merger, via which approximately

10.9 million non-qualified stock options in Holdings I, with an exercise price of $7.00 per share, were issued to members of management. As of March 30, 2007, we had approximately $35 million in expense, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital.

In March 2007, Holdings I adopted the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (“2007 Non-Executive Incentive Plan”), which authorizes stock-based awards to be granted to key employees for up to 4.9 million shares of Holdings I common stock. On March 9, 2007 (“Options Grant Date”), approximately 3.9 million non-qualified stock options (“2007 Options”), with an exercise price of $7.00 per share, were issued to key employees. The 2007 Options vest 25 percent on each of the first, second, third and fourth anniversaries of the Options Grant Date. As of March 30, 2007, we had approximately $11 million in expense, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital.

The fair value of the option granted in the three months ended March 30, 2007 was estimated on the options grant date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Three Months Ended March 30, 2007
Weighted average grant date fair value per share	$3.60
Weighted average assumptions used:
Expected volatility	57.5%
Expected lives (in years)	6.06
Risk free interest rate	4.6%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of peer companies. We utilized the volatilities of peer companies due to its lack of extensive historical data. When establishing its expected life assumptions, we used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

A summary of changes in all stock options outstanding during the Successor Period is presented below:

	Successor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at January 1, 2007	15,143	$6.25	9	$11
Granted	3,874	$7.00
Terminated, cancelled or expired	(415)	$7.00
Exercised	—

Balance at March 30, 2007	18,602	$6.39	9	$9

Under the terms of the 2006 Management Incentive Plan, approximately 1.3 million RSUs were granted to management and key employees on March 9, 2007 (“RSU Grant Date”). The grants are rights to receive shares of Holdings I common stock on a one-for-one basis after a four-year vesting period. The RSUs vest 25 percent on each of the first, second, third and fourth anniversaries of the RSU Grant Date and are not entitled to dividends or voting rights, if any, until they are vested. The fair value of the RSU awards is being recognized on a straight-line basis over the employee service period. As of March 30, 2007, we had approximately $7 million in expense, net of expected forfeitures, being recognized over a period of four years in additional paid-in capital.

Our total stock-based compensation expense is presented below:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Cost of sales	$1	$7
Selling, general and administrative	10	12
Research and development	1	11

Total	$12	$30

Prior to the closing of the Merger, Freescale had several stock-based employee compensation plans. Freescale provided an employee stock purchase plan (“ESPP”) and made awards of stock options and RSUs. Prior to January 1, 2006, the Company accounted for awards granted under those plans using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Upon adoption of FASB SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the accompanying unaudited Condensed Consolidated Statements of Operations in the first quarter of 2006 as a cumulative effect of accounting change, net of income tax expense. Pursuant to APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

(6) Income Taxes

Income taxes for the interim periods presented have been included in the accompanying unaudited condensed consolidated financial statements on the basis of an estimated annual effective tax rate. As of the end of the first quarter of 2007, the estimated annual effective tax rate for 2007 was a benefit of 37%. The increase in our effective tax rate subsequent to the closing of the Merger from an expense of 6% in the first quarter of 2006 was due primarily to the income tax benefit being recorded related to our domestic losses. We incurred domestic losses during the Successor Period due to (i) the significant increase in amortization expense associated with intangible assets established in purchase accounting and (ii) the increase in interest expense associated with the debt incurred in connection with the Merger. Previously we recorded income tax expense associated with our domestic profits against a deferred tax valuation allowance. In connection with establishing our deferred taxes in purchase accounting, we no longer are in a net deferred tax asset position domestically. This resulted in no valuation allowance being required, other than for specific identified domestic tax attributes and certain foreign entities with net deferred tax assets.

We adopted the provisions of FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in tax positions. The interpretation prescribes a recognition threshold and measurement criteria for financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 requires us to recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition.

As a result of the implementation of FIN 48, we recognized an increase of $5 million in the liability for unrecognized tax benefits. The increase in the liability resulted in a $5 million increase in goodwill. As of January 1, 2007, after the implementation of FIN 48, unrecognized tax benefits were $155 million. The amount, if recognized, that would be reflected as an adjustment to income tax (benefit) expense is approximately $20 million. It is expected that the amount of unrecognized tax benefits will change in the next 12 months, however we do not expect the change to have a significant impact on our results of operations or financial position.

We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of January 1, 2007 and March 30, 2007, we had $7 million of accrued interest and penalties.

With few exceptions, we are not subject to U.S. Federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004.

(7) Commitments and Contingencies

Commitments

We have product purchase commitments associated with strategic manufacturing relationships that include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. The commitment under these relationships is $101 million as of March 30, 2007, compared to $143 million as of December 31, 2006.

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a Potentially Responsible Party by the United States Environmental Protection Agency with respect to certain waste sites with which our operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement, we have indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against us. We accrue costs associated with environmental matters when they become probable and reasonably estimable. Due to the uncertain nature of these matters, the actual costs that will be incurred will differ from the amounts accrued, perhaps significantly.

Litigation

We are a defendant in various lawsuits, including intellectual property suits, and is subject to various claims which arise in the normal course of business.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain customary indemnification provisions. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnification provisions. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, payment by us is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, our obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances we may have recourse against third parties for certain payments made us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At March 30, 2007, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million. At March 30, 2007 we have accrued $4 million to cover known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at March 30, 2007, such losses would not have a material adverse effect on our financial position, results of operations or cash flows.

(8) Information by Segment

Summarized below are our segment net sales and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended March 30, 2007 and March 31, 2006:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Net Sales
Transportation and Standard Products	$665	$653
Networking and Computing Systems	320	351
Wireless and Mobile Solutions	364	506
Other	12	16

Segment Totals	$1,361	$1,526

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
EBITDA
Transportation and Standard Products	$(8)	$189
Networking and Computing Systems	(88)	115
Wireless and Mobile Solutions	(24)	97
Other	1	(30)

Segment totals	(119)	371
Depreciation and amortization expense	(535)	(164)
Other (expense) income, net	(198)	11

(Loss) earnings before income taxes and cumulative effect of accounting change	$(852)	$218

Certain items are included in the Other segment category, which are not allocated to the three operating segments. For the three months ended March 30, 2007, Merger expenses of $3 million are included in the Other segment.

(b) Exhibits

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated September 15, 2006, by and among Freescale Semiconductor, Inc., Firestone Holdings LLC and Firestone Acquisition Corporation, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

3.1	Certificate of Merger by and between Freescale Acquisition Corporation and Freescale Semiconductor, Inc., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

3.2	Amended and Restated Certificate of Incorporation of Freescale Semiconductor, Inc., filed with the Delaware Secretary of State on December 1, 2006, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

3.3	Amended and Restated By-Laws of Freescale Semiconductor, Inc., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Amendment No. 1, Registration No. 333-141128, filed June 22, 2007.

4.1	Senior Notes Indenture, dated as of December 1, 2006, among Freescale Acquisition Corporation, the Guarantors listed therein and The Bank Of New York as Trustee, for $500,000,000 Senior Floating Rate Notes Due 2014, $1,500,000,000 9 1/8% / 9 7/8% Senior PIK-Election Notes Due 2014, and $2,350,000,000 8 7/8% Senior Fixed Rate Notes Due 2014, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.2	Senior Subordinated Notes Indenture, dated as of December 1, 2006, among Freescale Acquisition Corporation, the Guarantors listed therein and The Bank Of New York, as Trustee for $1,600,000,000 10 1/8% Senior Subordinated Notes Due 2016, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.3	Registration Rights Agreement, dated December 1, 2006, between Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Freescale Acquisition Corporation, Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., and Freescale Holdings (Bermuda) IV, Ltd., for $5,950,000,000 notes of Freescale Acquisition Corporation, consisting of $500,000,000 Senior Floating Rate Notes Due 2014, $1,500,000,000 9 1/8%/9 7/8% Senior PIK-Election Notes Due 2014, $2,350,000,000 8 7/8% Senior Fixed Rate Notes Due 2014, and $1,600,000,000 10 1/8% Senior Subordinated Notes Due 2016, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.4	Joinder and Assumption Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the Purchasers named therein, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.5	First Supplemental Indenture, dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York, as Trustee, to the Senior Subordinated Notes Indenture, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.6	First Supplemental Indenture, dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York, as Trustee, to the Senior Notes Indenture, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.7	Form of Senior Fixed Rate Note (included as Exhibit A-1 to Exhibit 4.1).

4.8	Form of Senior Floating Rate Note (included as Exhibit A-1 to Exhibit 4.1).

4.9	Form of Senior Toggle Note (included as Exhibit A-2 to Exhibit 4.1).

Exhibit Number	Exhibit Title
4.10	Form of Senior Subordinated Note (included as Exhibit A to Exhibit 4.2).

4.11	Registration Rights Agreement, dated December 1, 2006, by and among Freescale Holdings L.P. and certain Freescale Holdings L.P. investors, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.12	Warrant Agreement, dated December 1, 2006, between Freescale Holdings (Bermuda) I, Ltd. and Freescale Holdings L.P., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

9.1	Voting Trust Agreement, dated December 1, 2006, by and among Freescale Semiconductor, Inc., Firestone Acquisition Holdings Corp. and the Stockholders listed therein, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.1	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and Blackstone Management Partners V L.L.C., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.2	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and TC Group IV, L.L.C., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.3	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and Permira Advisors (London) Limited, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.4	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and Permira Advisers LLC, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.5	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and TPG GenPar IV—AIV, L.P., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.6	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and TPG GenPar V—AIV, L.P., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.7+	Freescale Holdings 2006 Management Incentive Plan, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.8+	Form of Freescale Holdings I Nonqualified Stock Option Agreement, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.9+	Form of Freescale Holdings I Nonqualified Stock Option Agreement (Rollover Option) , incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.10+	Form of Freescale Holdings I Restricted Stock Unit Award Agreement, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.11+	Freescale Holdings Dividend Rights Plan, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.12+	Form of Freescale Holdings L.P. Award Agreement, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.13+	Freescale Holdings L.P. 2006 Interest Plan, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.14+	Employment Agreement, dated December 1, 2006, between Freescale Semiconductor, Inc. and Michel Mayer, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.15+	Employment Agreement, dated December 1, 2006, between Freescale Semiconductor, Inc. and Sandeep Chennakeshu, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

Exhibit Number	Exhibit Title
10.16	$4,250,000,000 Credit Agreement, dated as of December 1, 2006, among Freescale Semiconductor, Inc., as Borrower, Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) IV, Ltd., As Foreign Holdings, Freescale Holdings (Bermuda) III, Ltd., as Parent, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party hereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, JPMorgan Chase Bank, N.A., as Documentation Agent, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC, as Joint Bookrunners, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.17	Security Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation as Borrower (prior to the Merger), Freescale Semiconductor, Inc., as Borrower (after the Merger), Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) IV, Ltd., as Foreign Holdings, certain subsidiaries of Parent identified therein, and Citibank, N.A., as Collateral Agent, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.18	Guaranty, dated as of December 1, 2006, among Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd, as Parent, Freescale Holdings (Bermuda) IV, Ltd., as Foreign Holdings, certain subsidiaries of Parent identified therein, and Citibank, N.A., as Administrative Agent, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.19	Intellectual Property Security Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation, as Borrower (before the Merger), Freescale Semiconductor, Inc., as Borrower (after the Merger), Freescale Holdings Acquisition Corp., as Holdings, certain subsidiaries of Freescale Holdings (Bermuda) III, Ltd. identified therein, and Citibank, N.A., as Collateral Agent, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.20	Amendment No. 1, dated February 14, 2007, to the Credit Agreement dated as of December 1, 2006, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.21+	Freescale Conversion Plan of 2004, incorporated by reference to the Company’s Registration Statement on Form S-8, Registration No. 333-120978, filed with the SEC on December 3, 2004.

10.22+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2004, incorporated by reference to the Company’s Registration Statement on Form S-1, Registration No. 333-111250, filed with the SEC on December 17, 2003, as amended.

10.23+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005, incorporated by reference to the Company’s Registration Statement on Form S-8, Registration No. 333-124570, filed with the SEC on May 3, 2005.

10.24+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005 form of Restricted Stock Unit Award Agreement, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2005.

10.25+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005 form of Nonqualified Stock Option Agreement, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2005.

10.26+	Freescale Semiconductor, Inc. Officer Change in Control Severance Plan, incorporated by reference herein to the Company’s Registration Statement on Form S-4, Amendment No. 1, Registration No. 333-141128, filed June , 2007.

10.27+	Form of Holder’s Agreement, incorporated by reference herein to the Company’s Registration Statement on Form S-4, Amendment No. 1, Registration No. 333-141128, filed June , 2007.

21.1	Subsidiaries of Freescale Semiconductor, Inc, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

+	=	indicates a management contract or compensatory plan arrangement

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Alan Campbell
Name:	Alan Campbell
Title:	Senior Vice President and Chief Financial Officer

Dated: June 22, 2007

Exhibits Index

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated September 15, 2006, by and among Freescale Semiconductor, Inc., Firestone Holdings LLC and Firestone Acquisition Corporation, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

3.1	Certificate of Merger by and between Freescale Acquisition Corporation and Freescale Semiconductor, Inc., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

3.2	Amended and Restated Certificate of Incorporation of Freescale Semiconductor, Inc., filed with the Delaware Secretary of State on December 1, 2006, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

3.3	Amended and Restated By-Laws of Freescale Semiconductor, Inc., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Amendment No. 1, Registration No. 333-141128, filed June 22, 2007.

4.1	Senior Notes Indenture, dated as of December 1, 2006, among Freescale Acquisition Corporation, the Guarantors listed therein and The Bank Of New York as Trustee, for $500,000,000 Senior Floating Rate Notes Due 2014, $1,500,000,000 9 1/8% / 9 7/8% Senior PIK-Election Notes Due 2014, and $2,350,000,000 8 7/8% Senior Fixed Rate Notes Due 2014, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.2	Senior Subordinated Notes Indenture, dated as of December 1, 2006, among Freescale Acquisition Corporation, the Guarantors listed therein and The Bank Of New York, as Trustee for $1,600,000,000 10 1/8% Senior Subordinated Notes Due 2016, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.3	Registration Rights Agreement, dated December 1, 2006, between Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Freescale Acquisition Corporation, Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., and Freescale Holdings (Bermuda) IV, Ltd., for $5,950,000,000 notes of Freescale Acquisition Corporation, consisting of $500,000,000 Senior Floating Rate Notes Due 2014, $1,500,000,000 9 1/8%/9 7/8% Senior PIK-Election Notes Due 2014, $2,350,000,000 8 7/8% Senior Fixed Rate Notes Due 2014, and $1,600,000,000 10 1/8% Senior Subordinated Notes Due 2016, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.4	Joinder and Assumption Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the Purchasers named therein, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.5	First Supplemental Indenture, dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York, as Trustee, to the Senior Subordinated Notes Indenture, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.6	First Supplemental Indenture, dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York, as Trustee, to the Senior Notes Indenture, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.7	Form of Senior Fixed Rate Note (included as Exhibit A-1 to Exhibit 4.1).

4.8	Form of Senior Floating Rate Note (included as Exhibit A-1 to Exhibit 4.1).

4.9	Form of Senior Toggle Note (included as Exhibit A-2 to Exhibit 4.1).

Exhibit Number	Exhibit Title
4.10	Form of Senior Subordinated Note (included as Exhibit A to Exhibit 4.2).

4.11	Registration Rights Agreement, dated December 1, 2006, by and among Freescale Holdings L.P. and certain Freescale Holdings L.P. investors, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

4.12	Warrant Agreement, dated December 1, 2006, between Freescale Holdings (Bermuda) I, Ltd. and Freescale Holdings L.P., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

9.1	Voting Trust Agreement, dated December 1, 2006, by and among Freescale Semiconductor, Inc., Firestone Acquisition Holdings Corp. and the Stockholders listed therein, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.1	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and Blackstone Management Partners V L.L.C., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.2	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and TC Group IV, L.L.C., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.3	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and Permira Advisors (London) Limited, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.4	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and Permira Advisers LLC, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.5	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and TPG GenPar IV—AIV, L.P., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.6	Management Fee Agreement, dated December 2, 2006, between Freescale Semiconductor, Inc. and TPG GenPar V—AIV, L.P., incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.7+	Freescale Holdings 2006 Management Incentive Plan, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.8+	Form of Freescale Holdings I Nonqualified Stock Option Agreement, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.9+	Form of Freescale Holdings I Nonqualified Stock Option Agreement (Rollover Option) , incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.10+	Form of Freescale Holdings I Restricted Stock Unit Award Agreement, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.11+	Freescale Holdings Dividend Rights Plan, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.12+	Form of Freescale Holdings L.P. Award Agreement, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.13+	Freescale Holdings L.P. 2006 Interest Plan, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.14+	Employment Agreement, dated December 1, 2006, between Freescale Semiconductor, Inc. and Michel Mayer, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.15+	Employment Agreement, dated December 1, 2006, between Freescale Semiconductor, Inc. and Sandeep Chennakeshu, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

Exhibit Number	Exhibit Title
10.16	$4,250,000,000 Credit Agreement, dated as of December 1, 2006, among Freescale Semiconductor, Inc., as Borrower, Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) IV, Ltd., As Foreign Holdings, Freescale Holdings (Bermuda) III, Ltd., as Parent, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party hereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, JPMorgan Chase Bank, N.A., as Documentation Agent, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC, as Joint Bookrunners, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.17	Security Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation as Borrower (prior to the Merger), Freescale Semiconductor, Inc., as Borrower (after the Merger), Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) IV, Ltd., as Foreign Holdings, certain subsidiaries of Parent identified therein, and Citibank, N.A., as Collateral Agent, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.18	Guaranty, dated as of December 1, 2006, among Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd, as Parent, Freescale Holdings (Bermuda) IV, Ltd., as Foreign Holdings, certain subsidiaries of Parent identified therein, and Citibank, N.A., as Administrative Agent, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.19	Intellectual Property Security Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation, as Borrower (before the Merger), Freescale Semiconductor, Inc., as Borrower (after the Merger), Freescale Holdings Acquisition Corp., as Holdings, certain subsidiaries of Freescale Holdings (Bermuda) III, Ltd. identified therein, and Citibank, N.A., as Collateral Agent, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.20	Amendment No. 1, dated February 14, 2007, to the Credit Agreement dated as of December 1, 2006, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

10.21+	Freescale Conversion Plan of 2004, incorporated by reference to the Company’s Registration Statement on Form S-8, Registration No. 333-120978, filed with the SEC on December 3, 2004.

10.22+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2004, incorporated by reference to the Company’s Registration Statement on Form S-1, Registration No. 333-111250, filed with the SEC on December 17, 2003, as amended.

10.23+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005, incorporated by reference to the Company’s Registration Statement on Form S-8, Registration No. 333-124570, filed with the SEC on May 3, 2005.

10.24+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005 form of Restricted Stock Unit Award Agreement, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2005.

10.25+	Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005 form of Nonqualified Stock Option Agreement, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2005.

10.26+	Freescale Semiconductor, Inc. Officer Change in Control Severance Plan, incorporated by reference herein to the Company’s Registration Statement on Form S-4, Amendment No. 1, Registration No. 333-141128, filed June , 2007.

10.27+	Form of Holder’s Agreement, incorporated by reference herein to the Company’s Registration Statement on Form S-4, Amendment No. 1, Registration No. 333-141128, filed June , 2007.

21.1	Subsidiaries of Freescale Semiconductor, Inc, incorporated herein by reference to the Company’s Registration Statement on Form S-4, Registration No. 333-141128, filed March 8, 2007, as amended.

+	=	indicates a management contract or compensatory plan arrangement